                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                          Safeskin Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [X]  Fee paid previously with preliminary materials.


   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 SAFESKIN LOGO


                                                                 January 6, 2000


Dear Fellow Shareholder:

     On November 17, 1999, the board of directors of Safeskin unanimously adopted a merger agreement with Kimberly-Clark Corporation. For many months, we have been considering various strategic alternatives to help Safeskin continue to grow and remain competitive. Kimberly-Clark, through its Professional Health Care Sector, is a well recognized and growing producer of premium disposable medical products, primarily for use in operating rooms. After the merger, Safeskin will become part of the Professional Health Care Sector of Kimberly-Clark and the combined companies will be in a stronger position to manufacture and distribute high-quality, disposable gloves for the healthcare, high technology and scientific industries in both domestic and foreign healthcare markets. Our management believes the merger will enhance Safeskin's ability to compete in the marketplace and will enable Safeskin's shareholders to participate in the improved prospects of a larger and more diversified company.

     Subject to the terms and conditions of the Agreement and Plan of Merger dated as of November 17, 1999 among Kimberly-Clark Corporation, Brooks Acquisition Corp., a wholly-owned subsidiary of Kimberly-Clark, and Safeskin, each share of common stock, $.01 par value, of Safeskin outstanding immediately prior to the effective time of the merger (other than shares owned directly or indirectly by Kimberly-Clark or Safeskin, which will be canceled) will be converted into 0.1956 of a share of common stock, $1.25 par value, of Kimberly-Clark. Cash will be paid in lieu of fractional shares.

     Your board of directors has determined that the terms of the merger agreement are fair to, and are in the best interests of, the shareholders of Safeskin. The board of directors of Safeskin recommends that you vote "FOR" approval of the merger agreement.

     Kimberly-Clark's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol "KMB." Safeskin's common stock is listed on the Nasdaq Stock Market's National Market under the symbol "SFSK."

                                            Sincerely,

                                            /s/ RICHARD JAFFE

                                            Richard Jaffe
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THIS PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 6, 2000, AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT JANUARY 7, 2000.

Safeskin Corporation

12671 High Bluff Drive
San Diego, California 92130
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 8, 2000

                             ---------------------

To the Shareholders of Safeskin Corporation:


     YOU ARE HEREBY GIVEN NOTICE that a special meeting of shareholders of Safeskin Corporation, a Florida corporation, will be held at Safeskin's principal executive office located at 12671 High Bluff Drive, San Diego, California 92130 on February 8, 2000 at 8:00 a.m., local time, for the following purposes:


     - To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of November 17, 1999, pursuant to which (1) Safeskin will become a wholly-owned subsidiary of Kimberly-Clark Corporation, and (2) each share of Safeskin common stock will be converted into 0.1956 of a share of Kimberly-Clark common stock.

     - To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.


     Your board of directors has fixed the close of business on January 4, 2000 as the record date for the determination of Safeskin shareholders entitled to notice of, and to vote at, the special meeting and any adjournments of the special meeting. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Safeskin common stock outstanding on the record date.


     Under Florida law, Safeskin shareholders will not be entitled to dissenters' rights in connection with the merger.

     FOR A DESCRIPTION OF CERTAIN FACTORS THAT COULD AFFECT THE PERFORMANCE OF KIMBERLY-CLARK OR SAFESKIN OR THE COMBINED ENTITY AFTER THE MERGER OR WHICH COULD CAUSE THEIR FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY OF THE FORWARD-LOOKING STATEMENTS IN THE PROXY STATEMENT/PROSPECTUS, SEE THE SECTION OF PART I, ITEM 1 OF KIMBERLY-CLARK'S ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 1998 ENTITLED "FACTORS THAT MAY AFFECT FUTURE RESULTS" AND SAFESKIN'S MOST RECENT ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS AMENDED BY SAFESKIN'S ANNUAL REPORT ON FORM 10-K/A, AND SAFESKIN'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1999. TO OBTAIN COPIES OF THESE REPORTS, PLEASE SEE THE DIRECTIONS SET FORTH UNDER "WHERE YOU CAN FIND MORE INFORMATION."

     REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR GRANT YOUR PROXY BY TELEPHONE OR THE INTERNET. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY:

     - DELIVERING TO THE SECRETARY OF SAFESKIN, BEFORE THE POLLS CLOSE AT THE SPECIAL MEETING, A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE DATE OF THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES; OR

     - ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ SETH S. GOLDMAN

                                        Seth S. Goldman, Secretary

San Diego, California

January 6, 2000

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, including information incorporated by reference into this document, contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition, results of operations, dividends, plans, objectives, prospects, growth opportunities and future performance of each of Kimberly-Clark and Safeskin or of the combined entity after the merger. The forward-looking statements are sometimes preceded by, followed by or include the words "plans," "believes," "intends," "expects," "anticipates," "estimates" or similar words or expressions.

     These forward-looking statements involve both known and unknown risks and uncertainties and are based upon the expectations and beliefs of the managements of Kimberly-Clark and Safeskin concerning future events impacting Kimberly-Clark or Safeskin, as applicable. Actual results or performance may differ materially from those expressed or implied by these forward-looking statements.

     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference in this document, the date of these documents. Additional information regarding these risks is contained in Kimberly-Clark and Safeskin filings with the SEC and the exhibits to these filings.

     All subsequent written and oral forward-looking statements attributable to Kimberly-Clark, Safeskin or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Kimberly-Clark nor Safeskin undertakes any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                       (i)

                               TABLE OF CONTENTS


                                                              PAGE NO.
                                                              --------
FORWARD-LOOKING STATEMENTS..................................      (i)
QUESTIONS AND ANSWERS ABOUT THE MERGER......................        1
SUMMARY.....................................................        3
  The Companies.............................................        3
  The Merger................................................        3
  Safeskin Special Meeting..................................        4
  Record Date; Voting Power.................................        4
  Shareholder Vote Required to Approve the Merger...........        4
  Interests of Officers and Directors in the Merger.........        4
  Share Ownership of Management and the Board of
     Directors..............................................        4
  Recommendation of the Safeskin Board to You...............        4
  Safeskin's Reasons For the Merger.........................        5
  Fairness Opinion of Financial Advisor.....................        5
  Conditions to the Merger..................................        5
  Termination of the Merger Agreement.......................        5
  Termination Fee and Expenses..............................        6
  Kimberly-Clark Has the Option to Acquire 14.0% of Safeskin
     Common Stock...........................................        7
  Material Federal Income Tax Consequences..................        7
  Accounting Treatment......................................        7
  Listing of Kimberly-Clark Common Stock....................        7
  Comparative Per Share Market Price Information............        8
  Management and Operations After the Merger................        8
  Certain Differences in the Rights of Shareholders.........        8
  Kimberly-Clark Corporation Selected Consolidated Financial
     Data...................................................        9
  Notes to Selected Consolidated Financial Data.............        9
  Safeskin Corporation Selected Consolidated Financial
     Data...................................................       13
  Comparative Per Share Data of Kimberly-Clark and
     Safeskin...............................................       14
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................       15
THE SPECIAL MEETING.........................................       16
  Time and Place............................................       16
  Purpose...................................................       16
  Record Date; Voting Rights................................       16
  Quorum....................................................       16
  Proxies...................................................       16
  Solicitation of Proxies...................................       17
  Required Vote.............................................       17
  Share Ownership of Management.............................       18
THE MERGER..................................................       19
  General...................................................       19
  Effective Time............................................       19
  Background of the Merger..................................       19
  Kimberly-Clark's Reasons for the Merger...................       22
  Safeskin's Reasons for the Merger; Recommendation of its
     Board of Directors.....................................       22
  Opinion of Safeskin's Financial Advisor...................       23
  Certain Litigation........................................       28
  Material Federal Income Tax Consequences..................       29
  Accounting Treatment......................................       30
  Governmental and Regulatory Approvals.....................       30


                                      (ii)

                                                              PAGE NO.
                                                              --------
Percentage Ownership Interest of Safeskin Shareholders After
the Merger..................................................       31
  Dissenters' Rights........................................       31
  Resales of Kimberly-Clark Common Stock....................       31
TERMS OF THE MERGER AGREEMENT...............................       32
  Conversion Number.........................................       32
  No Fractional Shares......................................       32
  Conversion of Brooks Common Stock.........................       32
  Exchange Agent; Procedures for Exchange of Certificates...       32
  Representations and Warranties............................       33
  Conduct of Business Pending the Merger....................       33
  No Solicitation by Safeskin...............................       35
  Conditions Precedent to the Merger........................       36
  Indemnification; Directors' and Officers' Insurance.......       37
  Termination...............................................       38
  Termination Fee and Expenses..............................       39
  Amendment.................................................       40
  Waiver....................................................       40
  Safeskin Stock Options....................................       40
  Employee Benefits.........................................       41
COMPANY OPTION AGREEMENT....................................       41
STOCKHOLDER AGREEMENT.......................................       43
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................       45
  Severance and Consulting Agreement with Richard Jaffe.....       45
  Consulting Agreement with Neil Braverman..................       45
  Retention Agreements for Certain Executives...............       46
  Severance Benefits for Other Executives...................       47
  Stock Options.............................................       47
  Indemnification...........................................       50
COMPARISON OF SHAREHOLDER RIGHTS............................       50
  Authorized Capital........................................       50
  Board of Directors........................................       51
  Voting Rights.............................................       51
  Removal of Directors......................................       51
  Vacancies on the Board of Directors.......................       52
  Action by Written Consent.................................       52
  Amendments to Charter.....................................       52
  Amendments to Bylaws......................................       53
  Special Meetings of Shareholders..........................       53
  Inspection of Documents...................................       54
  Dividends.................................................       54
  Indemnification of Directors and Officers.................       54
  Limitation of Liability...................................       55
  Stockholders Rights Plan..................................       56
  Approval of Mergers and Asset Sales.......................       57
  Business Combination Restrictions.........................       58
  Shareholder Proposals.....................................       59
  Fiduciary Duties of Directors.............................       60
  Liquidation...............................................       60

                                      (iii)

                                                              PAGE NO.
                                                              --------
DESCRIPTION OF KIMBERLY-CLARK CAPITAL STOCK.................       61
  Authorized Capital Stock..................................       61
  Kimberly-Clark Common Stock...............................       61
  Kimberly-Clark Preferred Stock............................       61
  Transfer Agent and Registrar..............................       61
  Stock Exchange Listing; Delisting and Deregistration of
     Safeskin Common Stock..................................       62
  Stockholders Rights Plan..................................       62
  Business Combinations With Interested Stockholders........       63
BUSINESS OF KIMBERLY-CLARK..................................       63
BUSINESS OF SAFESKIN........................................       64
EXPERTS.....................................................       64
LEGAL OPINIONS..............................................       65
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS..................       65
WHERE YOU CAN FIND MORE INFORMATION.........................       66
AGREEMENT AND PLAN OF MERGER................................  Annex A
COMPANY OPTION AGREEMENT....................................  Annex B
STOCKHOLDER AGREEMENT.......................................  Annex C
OPINION OF MORGAN STANLEY & CO. INCORPORATED................  Annex D

                                      (iv)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     THE FOLLOWING QUESTIONS AND ANSWERS ARE INTENDED TO PROVIDE BRIEF ANSWERS TO FREQUENTLY ASKED QUESTIONS CONCERNING THE PROPOSED MERGER. THESE QUESTIONS AND ANSWERS DO NOT, AND ARE NOT INTENDED TO, ADDRESS ALL THE QUESTIONS THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE "SUMMARY" SECTION AND THE REMAINDER OF THIS DOCUMENT AS WELL AS THE ANNEXES AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT.

Q.   What will I receive for my Safeskin common stock?

A. You will receive 0.1956 of a share of Kimberly-Clark common stock for each share of Safeskin common stock that you own.

Q.   Will the value of the merger consideration change?

A. Yes. If the price of the Kimberly-Clark common stock decreases, then the value of the Kimberly-Clark common stock that the Safeskin shareholders will receive in the merger will decrease. If the price of Kimberly-Clark common stock increases, then the value of Kimberly-Clark common stock that the Safeskin shareholders will receive in the merger will increase.

Q. How can I determine the number of shares of Kimberly-Clark common stock I am to receive?

A. Multiply the number of Safeskin shares you currently own by 0.1956. Please note that cash will be paid in lieu of fractional shares.

Q.   When is the special meeting?


A.   The special meeting will be held on February 8, 2000.


Q.   What will I vote on at the special meeting?

A. At the special meeting, you will be asked to vote to approve the merger agreement.

Q. Am I entitled to exercise any dissenters' rights in connection with the merger?

A. No. Under Florida law, Safeskin shareholders will not be entitled to dissenters' rights in connection with the merger.

Q.   Will Kimberly-Clark stockholders vote on the merger agreement?

A.   No.

Q.   What do I need to do now?


A. Please complete and mail the proxy card to Safeskin as soon as possible. You may also vote your shares in person by attending the special meeting. Please note, however, that if your shares are held in "street name" and you wish to vote at the meeting, you will need to obtain a proxy issued in your name from your broker, bank or other holder of record.



Q. What happens if I do not return my proxy card and do not vote at the meeting?


A.   The effect will be a vote against the merger agreement.

Q.   Can I change my vote after I've sent in my proxy card?

A.   Yes.

Q.   How do I change my vote?

A. You may change your vote by delivering to the Secretary of Safeskin before the polls close at the special meeting either a written notice of revocation bearing a later date than the proxy or another proxy bearing a later date than the proxy relating to the same shares or by attending the special meeting and voting in person.

Q.   How do I vote shares that I own that are held in "street name"?

A. You can only vote the shares that you own that are held in "street name" by providing your broker, bank or other holder of record with instructions on how to vote your shares. Your broker, bank or other holder of record will forward to you information regarding the manner in which you can instruct them how to vote your shares. If you do not provide your broker, bank or other holder of record with appropriate instructions on how to vote your shares, your shares cannot be voted, and the effect will be a vote against the merger agreement.

Q.   Should I send in my stock certificates now?

A. No. If the merger is completed, Kimberly-Clark will send you written instructions for exchanging your stock certificates.

Q.   What is meant by "cash in lieu of fractional shares"?

A. If the merger is completed, you will receive whole shares of Kimberly-Clark common stock. If the number of shares of Safeskin common stock you have remaining would not otherwise entitle you to receive an additional whole share of Kimberly-Clark common stock, you will receive cash for those Safeskin shares in an amount equal to the closing price on the New York Stock Exchange of Kimberly-Clark common stock on the date of the merger, multiplied by the fractional share of Kimberly-Clark common stock you would otherwise be entitled to receive.

Q.   When do you expect the merger to be completed?


A. We expect to complete the merger immediately after the special meeting on February 8, 2000.


Q.   Whom should I call with questions?

A. If you have any questions about the merger, please call David L. Morash, Chief Financial Officer of Safeskin, at (800) 462-9993.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "WHERE YOU CAN FIND MORE INFORMATION" on page 66.

THE COMPANIES

Kimberly-Clark Corporation
351 Phelps Drive
Irving, Texas 75038
Tel: (972) 281-1200
Fax: (972) 281-1519
Web site: www.kimberly-clark.com

     Kimberly-Clark manufactures and markets throughout the world a wide range of products for personal, business and industrial uses. Most of these products are made from natural and synthetic fibers using advanced technologies in fibers, nonwovens and absorbency. Kimberly-Clark's businesses are separated into three segments: tissue, personal care, and health care and other. Kimberly-Clark's products are sold under a variety of well-known brand names, including Kleenex, Scott, Kimberly-Clark, Kimwipes, Wypall, Huggies, Pull-Ups, Kotex, Depend and Tecnol. Consolidated net sales of its products and services totaled approximately $12.3 billion in 1998 and $9.6 billion for the nine months ended September 30, 1999.

     For further information concerning Kimberly-Clark, see "-- Kimberly-Clark Corporation Selected Consolidated Financial Data," "BUSINESS OF KIMBERLY-CLARK," and "WHERE YOU CAN FIND MORE INFORMATION."

Safeskin Corporation
12671 High Bluff Drive
San Diego, California 92130
Tel: (800) 462-9993
Fax: (858) 350-2378
Web site: www.safeskin.com

     Safeskin develops, manufactures and markets high-quality disposable gloves. Safeskin sells its latex and synthetic gloves to the acute care, alternate site, dental, high technology, scientific and consumer markets. Safeskin's gloves are used to prevent the transmission of infectious diseases and to reduce contamination in cleanroom environments. In addition, Safeskin's gloves are designed to maximize tactile sensitivity and comfort. The majority of Safeskin's gloves are marketed under the "Safeskin" trade name, but Safeskin also manufactures a small percentage of its gloves under private labels. Safeskin's gloves are manufactured in various sizes and in ambidextrous or hand specific designs. Consolidated net sales of Safeskin's products totaled approximately $231.8 million in 1998 and $161.8 million for the nine months ended September 30, 1999.

     For further information concerning Safeskin, see "-- Safeskin Corporation Selected Consolidated Financial Data," "BUSINESS OF SAFESKIN" and "WHERE YOU CAN FIND MORE INFORMATION."

THE MERGER

     Pursuant to the merger agreement, Safeskin will become a wholly-owned subsidiary of Kimberly-Clark, and your Safeskin common stock will be converted into Kimberly-Clark common stock.

     The merger agreement is attached to the back of this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement in its entirety as it is the legal document that governs the merger.

SAFESKIN SPECIAL MEETING


     The Safeskin special meeting of shareholders will be held at Safeskin's principal executive office located at 12671 High Bluff Drive, San Diego, California 92130, on Tuesday, February 8, 2000, at 8:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement pursuant to which Safeskin would become a wholly-owned subsidiary of Kimberly-Clark.


RECORD DATE; VOTING POWER


     You are entitled to vote at the special meeting if you owned shares of Safeskin common stock as of the close of business on the record date of January 4, 2000.



     There were 53,874,287 shares of Safeskin common stock outstanding on the record date. You will have one vote at the special meeting for each share of Safeskin common stock you owned on the record date.


SHAREHOLDER VOTE REQUIRED TO APPROVE THE MERGER

     The affirmative vote of the holders of a majority of the outstanding shares of Safeskin common stock on the record date is required to approve the merger agreement. Your failure to vote or to instruct your broker, bank or other record holder on how to vote (if your shares are held in street name) will have the effect of a vote against the merger agreement.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 45)

     A number of Safeskin directors, executive officers and key employees have entered into agreements with Safeskin, or with Safeskin and Kimberly-Clark, that may provide them with interests in the merger that are different from, or in addition to, yours. The board of directors of Safeskin was aware of these interests at the time it adopted the merger agreement.

SHARE OWNERSHIP OF MANAGEMENT AND THE BOARD OF DIRECTORS


     On the record date, Safeskin directors and executive officers and their affiliates owned and had the right to vote or beneficially owned and had the ability to cause to be voted 14,604,060 shares of Safeskin common stock, or approximately 24.87% of the shares of Safeskin common stock outstanding on the record date.



     Richard Jaffe, Neil Braverman and Irving Jaffe, who on the record date owned and had the right to vote or beneficially owned and had the ability to cause to be voted in the aggregate approximately 23.33% of the shares of Safeskin common stock then outstanding, have each entered into an agreement with Kimberly-Clark pursuant to which they have agreed to vote their Safeskin common stock "FOR" the approval of the merger agreement. See Annex C for a copy of the form of the stockholder agreements.


RECOMMENDATION OF THE SAFESKIN BOARD TO YOU

     The Safeskin board of directors believes that the merger agreement is fair to, and in the best interests of, the shareholders of Safeskin. The Safeskin board unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

SAFESKIN'S REASONS FOR THE MERGER (SEE PAGE 22)

     The Safeskin board of directors has recommended the merger for the following reasons, among others:

     - the merger allows Safeskin to compete in a field in which significant consolidations have taken place, and are taking place, among Safeskin's distributors, customers, group purchasing organizations and other purchasing alliance customers, and manufacturers of competing and other medical products;

     - the merger provides Safeskin with an opportunity to overcome the limitation inherent in manufacturing a single product line;

     - the attractiveness of the purchase price offered by Kimberly-Clark;

     - the fact that, upon the closing of the merger, Safeskin shareholders would have an ongoing interest in a much larger and more diversified company with prospects for long-term growth and increased investment value; and

     - the Kimberly-Clark common stock to be received in the merger by Safeskin shareholders is more liquid than Safeskin's common stock.

FAIRNESS OPINION OF FINANCIAL ADVISOR (SEE PAGE 23 AND ANNEX D)

     In deciding to adopt the merger agreement, Safeskin's board of directors considered an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, which stated that, subject to the conditions set forth in the opinion, the conversion number pursuant to the merger agreement is fair from a financial point of view to holders of shares of Safeskin common stock. This opinion is attached as Annex D to this proxy statement/prospectus. You are encouraged to read this opinion.

CONDITIONS TO THE MERGER (SEE PAGE 36)

     The merger will be completed if the following conditions, among others, are met:

     - the approval of the merger agreement by the Safeskin shareholders;

     - the receipt by each of Safeskin and Kimberly-Clark of an opinion from its legal counsel that the merger will qualify as a tax-free reorganization; and

     - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The second condition to the merger listed above may be waived by Safeskin or Kimberly-Clark, as applicable. If a material condition is waived, you will be notified of the waiver and Safeskin will resolicit your vote.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 38)

     Safeskin and Kimberly-Clark may agree to terminate the merger agreement without completing the merger.

     Either company may terminate the merger agreement if, among other things:

     - the merger is not completed on or before May 31, 2000; however, a breaching party may not terminate the merger agreement if its breach of the merger agreement is the reason the merger has not been completed;

     - the shareholders of Safeskin do not approve the merger;

     - there is a material breach of any representation, warranty, covenant or agreement by the other party, which breach has not been cured; or

     - the closing date has not occurred within 10 business days after all conditions precedent to the merger have been satisfied or waived.

     Safeskin may terminate the merger agreement if the Safeskin board of directors determines in good faith that a third party takeover proposal is a superior proposal to the transaction contemplated with Kimberly-Clark. Prior to any such termination, Safeskin must provide Kimberly-Clark with the opportunity to propose a change to the merger agreement so that the Safeskin board no longer believes the takeover proposal is a superior proposal.

     Kimberly-Clark may terminate the merger agreement if:

     - the Safeskin board of directors does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its approval of the merger agreement;

     - the Safeskin board recommends to you any other takeover proposal;

     - any person acquires beneficial ownership of 15% or more of Safeskin's capital stock;

     - a third party commences a tender or exchange offer for 15% or more of Safeskin's capital stock and the Safeskin board does not timely recommend against the offer; or

     - Safeskin takes specified actions with a third party to:

        1. effect a merger, consolidation or similar transaction involving Safeskin or any of its significant subsidiaries;

        2. sell, lease or otherwise dispose of all or a substantial portion of the assets of Safeskin or any of its subsidiaries comprising 15% or more of the assets of Safeskin and its subsidiaries taken as a whole; or

        3. sell or otherwise dispose of securities representing 15% or more of the voting power of Safeskin.

TERMINATION FEE AND EXPENSES (SEE PAGE 39)

     Safeskin must pay Kimberly-Clark a termination fee of $15 million in cash if the merger agreement is terminated based upon:

     - the occurrence of a purchase event (defined on page 41);

     - Safeskin shareholders not approving the merger at the special meeting and

        1. immediately prior to the vote, there exists a third party transaction (defined on page 39); and

        2. the third party transaction is consummated by Safeskin or a Safeskin affiliate within one year of the date of the special meeting; or

     - the failure of Safeskin to comply in any material respect with any of its covenants or agreements required to be complied with prior to the date of termination and

        1. immediately prior to the termination of the merger agreement, there exists a third party transaction; and

        2. the third party transaction is consummated within one year of the date of the termination.

     Safeskin will also be required under circumstances specified in the merger agreement to reimburse the expenses of Kimberly-Clark related to the proposed merger up to $1 million. The amount of expenses reimbursed will be deducted from the termination fee if it is paid to Kimberly-Clark because of the second and third bullet points above.

KIMBERLY-CLARK HAS THE OPTION TO ACQUIRE 14.0% OF SAFESKIN COMMON STOCK (SEE PAGE 41 AND ANNEX B)

     As an inducement for Kimberly-Clark to enter into the merger agreement, Safeskin has granted to Kimberly-Clark an option to purchase 14.0% of Safeskin's outstanding common stock at a price of $12.00 per share in cash. The option is exercisable for 90 days following:

     - termination of the merger agreement by Safeskin in the event of a superior takeover proposal;

     - the date of the special meeting if the Safeskin shareholders fail to approve the merger agreement at the special meeting; or

     - termination of the merger agreement by Kimberly-Clark or Kimberly-Clark having the right to terminate the merger agreement because:

      1. the Safeskin board of directors does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its approval of the merger agreement;

      2. the Safeskin board recommends to you any other takeover proposal;

      3. any person acquires beneficial ownership of 15% or more of Safeskin's capital stock;

      4. a third party commences a tender or exchange offer for 15% or more of Safeskin's capital stock and the Safeskin board does not timely recommend against the offer; or

      5. Safeskin takes specified actions with a third party to:

        -- effect a merger, consolidation or similar transaction involving
           Safeskin or any of its significant subsidiaries;

        -- sell, lease or otherwise dispose of all or a substantial portion of the assets of Safeskin or any of its subsidiaries comprising 15% or more of the assets of Safeskin and its subsidiaries taken as a whole; or

        -- sell or otherwise dispose of securities representing 15% or more of the voting power of Safeskin.

     Safeskin and Kimberly-Clark have agreed to limit the total proceeds that Kimberly-Clark may receive from the termination fee and the option agreement to $25 million.

     The grant of the option to Kimberly-Clark, together with the termination fee and Safeskin's expense reimbursement obligation, may have the effect of discouraging entities other than Kimberly-Clark from merging with or acquiring Safeskin. In addition, the grant of the option and any exercise of the option by Kimberly-Clark may make it impossible for any potential acquiror to close a transaction with Safeskin on a pooling of interests accounting basis.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 29)

     Safeskin and Kimberly-Clark intend the merger to be tax-free to you, except to the extent you receive cash for the value of fractional shares.

ACCOUNTING TREATMENT (SEE PAGE 30)

     The merger will be accounted for by Kimberly-Clark as a purchase of a business.

LISTING OF KIMBERLY-CLARK COMMON STOCK

     Kimberly-Clark has listed the shares of its common stock to be delivered in the merger on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 15)

     Set forth below is information on the closing prices of Kimberly-Clark common stock and Safeskin common stock on the New York Stock Exchange and Nasdaq, respectively, as of the date preceding the public announcement of the merger and as of a recent date:


                                                              KIMBERLY-CLARK   SAFESKIN
                                                              --------------   --------
November 16, 1999...........................................     $67.0625       $10.25
January 4, 2000.............................................     $ 63.375       $11.75


MANAGEMENT AND OPERATIONS AFTER THE MERGER

     After the merger, the Kimberly-Clark board of directors will continue to manage the business of Kimberly-Clark, which will then include the business of Safeskin as a wholly-owned subsidiary. David Murray, the President of Kimberly-Clark's Professional Health Care Sector, will become the President of Safeskin.

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (SEE PAGE 50)

     Your rights as Safeskin shareholders are currently governed by Florida law, the Safeskin charter and the Safeskin bylaws. If the merger is approved, your rights will be governed by Delaware law, the Kimberly-Clark charter and the Kimberly-Clark bylaws. In some cases, your rights will be different after the merger. For a discussion of the differences, see "COMPARISON OF SHAREHOLDER RIGHTS."

                           KIMBERLY-CLARK CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Kimberly-Clark is providing the following information to aid you in your analysis of the merger. This information was derived from the unaudited financial statements of Kimberly-Clark for its nine months ended September 30, 1998 and 1999 and the audited financial statements for its fiscal years 1994 through 1998.

     The information is only a summary and you should read it together with the historical financial statements and related notes contained in annual reports and other information that Kimberly-Clark has filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION."

                                                    (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                   ---------------------------------------------------------------------------------
                                                                                                    (UNAUDITED)
                                                                                                 NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                   ---------------------------------------------------------   ---------------------
                                     1994        1995        1996        1997        1998        1998        1999
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                              (AS RESTATED -- SEE NOTE 1)
                                               ---------------------------------------------------------
INCOME STATEMENT DATA:
Net Sales........................  $11,627.9   $13,373.0   $13,149.1   $12,546.6   $12,297.8   $ 9,189.6   $ 9,581.3
Charges for Business Improvement
  and Other Programs:
  Restructuring and Other Unusual
    Charges......................         --       814.3       275.7       349.5       111.8        31.1       (16.9)
  Accelerated Depreciation.......         --          --       143.1        37.6        85.3        72.5        37.0
  Other Charges..................         --          --        11.1        91.2       180.7       122.3        41.3
Mobile Pulp Mill Fees and
  Severances.....................         --          --          --          --        42.3        42.3         9.0
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                          --       814.3       429.9       478.3       420.1       268.2        70.4
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating Profit.................    1,277.1       838.7     1,558.8     1,468.4     1,573.3     1,171.6     1,649.8
Share of Net Income of Equity
  Companies......................      110.5       113.3       152.4       157.3       137.1        92.1       133.3
Income from Continuing Operations
  Before Extraordinary Items and
  Cumulative Effect of Accounting
  Change.........................      766.5       507.2     1,035.4       985.4     1,114.3       847.6     1,244.1
  Per Share Basis:
    Basic........................       1.38         .91        1.84        1.77        2.02        1.53        2.33
    Diluted......................       1.37         .90        1.83        1.76        2.01        1.52        2.31
Net Income.......................      753.8       507.2     1,035.4     1,002.9     1,103.1       836.4     1,244.1
  Per Share Basis:
    Basic........................       1.35         .91        1.84        1.80        2.00        1.51        2.33
    Diluted......................       1.34         .90        1.83        1.79        1.99        1.50        2.31
BALANCE SHEET DATA:
Total Assets.....................  $12,555.7   $11,561.0   $11,820.4   $11,417.1   $11,687.8   $11,550.4   $13,005.3
Long-Term Debt...................    2,085.4     1,984.7     1,738.6     1,803.9     2,068.2     2,086.5     1,995.8
Stockholders' Equity.............    4,145.9     4,141.3     4,595.0     4,340.3     4,031.5     4,088.3     5,130.2

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

     (1) The financial data as of and for the years ended December 31, 1995, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 has been restated as described in Notes 1, 14 and 17 to the Consolidated Financial Statements.

     (2) In 1994, share of net income of equity companies and net income include a charge of $39.2 million, or $.07 per share, for foreign currency losses incurred by Kimberly-Clark de Mexico,

S.A. de C.V. ("KCM") on the translation of the net exposure of U.S. dollar-denominated liabilities into pesos.

     (3) Results for 1994 include income of a discontinued operation, net of taxes, of $48.4 million, or $.08 per share, related to S.D. Warren Company, a former printing and publishing papers subsidiary, which was sold in December 1994.

     (4) Results for 1994 include an extraordinary loss related to the early extinguishment of debt of $61.1 million, or $.11 per share.

     (5) In the fourth quarter of 1995, in connection with the Scott Paper Company ("Scott") merger, Kimberly-Clark announced a plan to restructure the combined operations and to accomplish other business improvement objectives (the "1995 Plan"). The original estimated pretax cost of the 1995 Plan was $1,440.0 million. The plan was ultimately accomplished at a pretax cost of $1,305.0 million, which was charged to earnings as follows: $814.3 million in 1995, $429.9 million in 1996 and $64.1 million in 1997. A credit of $3.3 million was recorded in 1998. Charges and the credit under the 1995 Plan were reported in the following income statement categories for the periods indicated.

                                                     (MILLIONS OF DOLLARS)
                                      ---------------------------------------------------
                                          YEAR ENDED DECEMBER 31,       NINE MONTHS ENDED
                                      -------------------------------     SEPTEMBER 30,
                                       1995     1996    1997    1998          1998
                                      ------   ------   -----   -----   -----------------
Cost of Products Sold...............  $   --   $154.2   $15.1   $ 1.7         $1.7
Restructuring and Other Unusual
  Charges...........................   814.3    275.7    49.0    (5.0)         (.8)
                                      ------   ------   -----   -----         ----
          Total charges (credits)...  $814.3   $429.9   $64.1   $(3.3)        $ .9
                                      ======   ======   =====   =====         ====

The effects of the 1995 Plan decreased (increased) operating profit, net income and net income per share as follows:

                                        (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                      ---------------------------------------------------
                                          YEAR ENDED DECEMBER 31,       NINE MONTHS ENDED
                                      -------------------------------     SEPTEMBER 30,
                                       1995     1996    1997    1998          1998
                                      ------   ------   -----   -----   -----------------
Operating Profit....................  $814.3   $429.9   $64.1   $(3.3)        $ .9
Net Income..........................   596.9    328.6    51.3     (.9)         1.6
Basic Net Income Per Share..........    1.07      .58     .09      --           --

     (6) In 1995, share of net income of equity companies and net income include a charge of $38.5 million, or $.07 per share, for foreign currency losses incurred by KCM on the translation of the net exposure of U.S.
dollar-denominated liabilities into pesos.

     (7) Share of net income of equity companies and net income for 1996 include a charge recorded by KCM for restructuring costs related to its merger with Scott's former Mexican affiliate. Kimberly-Clark's share of the after-tax charge was $5.5 million, or $.01 per share.

     (8) On November 21, 1997, Kimberly-Clark announced a restructuring plan (the "1997 Plan"). The 1997 Plan includes the sale, closure or downsizing of 17 manufacturing facilities worldwide and a workforce reduction of approximately 4,800 employees. The estimated total pretax cost of the 1997 Plan is $679.5 million. Kimberly-Clark recorded $414.2 million of such total cost in 1997. In 1998, Kimberly-Clark recorded $250.8 million of such total cost at the time costs became accruable under appropriate accounting principles, including accelerated depreciation expense on assets that were to be disposed of but which remained or will remain in use until disposed of in 1999 and 2000. The remaining cost of the 1997 Plan primarily comprised of employee severance payments and accelerated depreciation will be recorded in 1999 and 2000.

     Charges under the 1997 Plan were reported in the following income statement categories for the periods indicated:

                                                           (MILLIONS OF DOLLARS)
                                                     ---------------------------------
                                                                         NINE MONTHS
                                                       YEAR ENDED           ENDED
                                                      DECEMBER 31,      SEPTEMBER 30,
                                                     ---------------   ---------------
                                                      1997     1998     1998     1999
                                                     ------   ------   ------   ------
Cost of Products Sold..............................  $113.7   $134.0   $114.1   $ 10.8
Restructuring and Other Unusual Charges............   300.5    116.8     31.9    (16.9)
                                                     ------   ------   ------   ------
          Total charges (credits)..................  $414.2   $250.8   $146.0   $ (6.1)
                                                     ======   ======   ======   ======

     Charges under the 1997 Plan decreased (increased) operating profit, net income and net income per share as follows:

                                                           (MILLIONS OF DOLLARS,
                                                         EXCEPT PER SHARE AMOUNTS)
                                                      --------------------------------
                                                                         NINE MONTHS
                                                        YEAR ENDED          ENDED
                                                       DECEMBER 31,     SEPTEMBER 30,
                                                      ---------------   --------------
                                                       1997     1998     1998    1999
                                                      ------   ------   ------   -----
Operating profit....................................  $414.2   $250.8   $146.0   $(6.1)
Net Income..........................................   315.0    178.9    105.0    (4.5)
Basic Net Income Per Share..........................     .57      .33      .19    (.01)

     (9) In 1997, Kimberly-Clark sold its equity interest in Scott Paper Limited and its Coosa Pines, Alabama pulp and newsprint operations, and related woodlands. Also, Kimberly-Clark recorded impairment losses on certain tissue and pulp manufacturing facilities. These transactions were aggregated and reported as extraordinary gains totaling $17.5 million, or $.03 per share.

     (10) Share of net income of equity companies and net income for 1997 include a net gain of $16.3 million, or $.03 per share, primarily related to the sale of a portion of the tissue business of KCM. The sale was required by the Mexican regulatory authorities following the merger of KCM and Scott's former Mexican affiliate.

     (11) In connection with the pulp mill closure at the Mobile, Alabama pulp operation, and as permitted by the terms of the governing contract, on May 5, 1998, Kimberly-Clark gave notice to Mobile Energy Services Company, L.L.C. ("MESC") of Kimberly-Clark's intent to terminate MESC's long-term contract for power, steam and liquor processing services with respect to the Mobile pulp mill. The resulting termination penalty of $24.3 million which is specified in the contract and employee severance costs of $18.0 million were charged to cost of products sold in the second and third quarters of 1998, respectively. On January 14, 1999, MESC and Mobile Energy Services Holdings, Inc. filed an action against Kimberly-Clark claiming unspecified damages in connection with the cancellation of the contract. This action is not expected to have a material adverse effect on Kimberly-Clark's business or results of operations. In the second quarter of 1999, Kimberly-Clark recorded employee severance costs of $9.0 million for employee terminations related to the associated woodlands operations when such employee severances and benefits were appropriately communicated. In the third quarter of 1999, Kimberly-Clark recorded a net pretax gain of $153.3 million resulting from the sale of the timberlands associated with the Mobile pulp mill and the write-off of the pulp mill assets. This transaction resulted in an after-tax gain of $95.7 million or $.18 per share.

     (12) In the fourth quarter of 1998, Kimberly-Clark announced a facilities consolidation plan to, among other things, further align tissue manufacturing capacity with demand in Europe, close a diaper manufacturing facility in Canada, shut down and dispose of a tissue machine in Thailand and write down certain excess feminine care production equipment in North America. The aggregate cost of this plan is $124.0 million (the "1998 Facilities Charge"). Of the 1998 Facilities Charge, $49.1 million was recorded in 1998. The remaining $74.9 million of total costs of the plan, primarily related to a tissue manufacturing facility in the United Kingdom, which will remain in use until its expected shutdown in October 2000, will be recorded as accelerated depreciation expense and employee severance costs in 1999 and 2000. The 1998 Facilities Charge, which was charged to cost of products sold, reduced 1998 operating profit $49.1 million, and net income $34.1 million, or $.06 per share. For the first nine months of 1999, $37.5 million was recorded as a charge to cost of products sold, which reduced net income $27.0 million, or $.05 per share.

     (13) In 1998, the carrying amounts of trademarks and unamortized goodwill of certain European businesses were determined to be impaired and were written down. In addition, Kimberly-Clark began depreciating the cost of all newly acquired personal computers over two years. In recognition of the change in estimated useful lives, personal computer assets with a remaining net book value of $16.6 million became subject to accelerated depreciation charges. These charges, along with $8.8 million of charges for write-downs of other assets and a loss on a pulp contract, reduced 1998 operating profit $81.2 million and net income $64.7 million, or $.12 per share. Of the $81.2 million, $6.8 million was charged to cost of products sold and $74.4 million was charged to general expense.

     (14) Net income and net income per share for 1998 include a gain on the sale of K-C Aviation Inc. of $78.3 million and $.14, respectively.

     (15) In 1998, Kimberly-Clark changed its method of accounting for the costs of start-up activities effective January 1, 1998, as required by Statement of Position 98-5, Reporting on the Costs of Start-up Activities. Kimberly-Clark recorded a net after income tax charge of $11.2 million, or $.02 per share, as the cumulative effect of this accounting change.

                              SAFESKIN CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Safeskin is providing the following information to aid you in your analysis of the financial aspects of the merger. This information was derived from the audited and unaudited financial statements of Safeskin for its nine months ended September 30, 1998 and September 30, 1999 and for its fiscal years 1994 through 1998, except per share information which has been restated to give effect to the 100% stock dividends on Safeskin common stock distributed on April 1, 1998 and January 2, 1997.

     The information is only a summary, and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that Safeskin has filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION."

                                              (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  -------------------------------------------------------------------------
                                                                                            (UNAUDITED)
                                                                                         NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                  ---------------------------------------------------   -------------------
                                   1994       1995       1996       1997       1998       1998       1999
                                  -------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net Sales.......................  $84,142   $117,014   $146,089   $182,998   $231,784   $171,906   $161,757
Costs of Goods Sold.............   52,079     78,256     87,004    102,229    110,746     82,405     87,189
                                  -------   --------   --------   --------   --------   --------   --------
Gross Profit....................   32,063     38,758     59,085     80,769    121,038     89,501     74,568
Selling Expenses................    9,982     13,620     15,014     18,615     24,834     18,509     22,639
Research and Development........      977      1,493      2,209      3,504      6,347      4,886      4,977
General and Administrative
  Expenses......................    3,625      6,397     12,287     15,923     30,243     20,825     22,141
Restructuring and Other Unusual
  Charges.......................       --         --      2,979         --     14,331         --         --
                                  -------   --------   --------   --------   --------   --------   --------
Income from Operations..........   17,479     17,248     26,596     42,727     45,283     45,281     24,811
Interest Expense (Income),
  Net...........................       17        194        (58)      (823)     3,026        599      5,839
Other Expense (Income), Net.....     (825)      (163)       133     (2,699)    (3,085)    (1,616)       474
                                  -------   --------   --------   --------   --------   --------   --------
Income Before Income Tax........   18,287     17,217     26,521     46,249     45,342     46,298     18,498
Income Tax Provision............    3,920      2,326      2,939      4,999      3,473      3,475      1,033
                                  -------   --------   --------   --------   --------   --------   --------
Net Income......................  $14,367   $ 14,891   $ 23,582   $ 41,250   $ 41,869   $ 42,823   $ 17,465
                                  =======   ========   ========   ========   ========   ========   ========
Net Income Per Share --
  Basic(1)(2)...................  $   .29   $    .30   $    .46   $    .79   $    .78   $    .82   $    .33
Net Income Per Share --
  Diluted(1)(2).................  $   .28   $    .29   $    .42   $    .70   $    .70   $    .71   $    .31
Weighted Average Common Shares
  Outstanding -- Basic(1).......   49,013     49,500     50,944     52,261     53,344     52,089     53,134
Weighted Average Common Shares
  Outstanding -- Diluted(1).....   50,783     51,210     55,551     58,538     60,120     60,452     56,594
BALANCE SHEET DATA:
Working Capital.................  $22,987   $ 28,055   $ 48,310   $ 43,201   $ 51,137   $ 96,809   $ 57,319
Total Assets....................   61,230     84,675    116,749    138,520    248,961    258,893    272,152
Long-term Debt..................       --      2,750         --         --     87,731    122,351    107,214
Shareholders' Equity............   54,260     69,861    103,015    106,578    121,412    102,734    125,174

---------------

(1) The number of shares outstanding has been adjusted to reflect the 100% stock dividends on Safeskin common stock distributed on April 1, 1998 and January 2, 1997.

(2) Net income per share -- diluted is computed by dividing net income by the weighted average of common shares outstanding and dilutive common stock equivalents. Common stock options are common stock equivalents and are included in the weighted average of common shares outstanding using the treasury stock method.

           COMPARATIVE PER SHARE DATA OF KIMBERLY-CLARK AND SAFESKIN

     The following table sets forth selected per share data for Kimberly-Clark and Safeskin on an historical and unaudited pro forma combined basis. The unaudited pro forma financial data assume that the merger was consummated at the beginning of the earliest period presented and give effect to the merger as a "purchase" under generally accepted accounting principles. Book value data for all pro forma presentations are based upon the number of outstanding shares of Kimberly-Clark common stock, as adjusted to include the maximum number of shares of Kimberly-Clark common stock that could be delivered in the merger. The information set forth below should be read together with the historical Selected Consolidated Financial Data of Kimberly-Clark and the Selected Consolidated Financial Data of Safeskin, including the notes thereto, incorporated by reference into this proxy statement/prospectus. See "-- Kimberly-Clark Corporation Selected Consolidated Financial Data" and "-- Safeskin Corporation Selected Consolidated Financial Data."

     The Kimberly-Clark unaudited pro forma income from continuing operations before cumulative effect of accounting change per share data for the year ended December 31, 1998 and for the nine-month period ended September 30, 1999 and the book value at December 31, 1998 and September 30, 1999 illustrate results as if the transaction had occurred on January 1, 1998. The pro forma per share data do not purport to represent what Kimberly-Clark's results of operations or its financial position would have actually been as of or on such dates or to project Kimberly-Clark's results of operations for any future period or its financial position for any future date.

     Pursuant to the merger agreement, upon effectiveness of the merger each share of Safeskin common stock will be converted into 0.1956 of a share of Kimberly-Clark common stock.


                                                                  KIMBERLY-CLARK      EQUIVALENT OF ONE
                                    KIMBERLY-CLARK    SAFESKIN    UNAUDITED PRO     SAFESKIN SHARE BASED
                                      HISTORICAL     HISTORICAL   FORMA COMBINED    ON CONVERSION NUMBER
                                    --------------   ----------   --------------   -----------------------
Year ended December 31, 1998:
  Income from Continuing
     Operations Before Cumulative
     Effect of Accounting Change
     Per Share....................      $2.02          $ .78          $ 2.02                $ .40
  Cash Dividends Declared Per
     Share........................       1.00             --            1.00                  .20
  Book Value Per Share............       7.49           2.31            8.75                 1.71
Nine Months ended September 30,
  1999:
  Income from Continuing
     Operations Per Share.........      $2.33            .33          $ 2.28                $ .45
  Cash Dividends Declared Per
     Share........................        .78             --             .78                  .15
  Book Value Per Share............       9.41           2.34           10.60                 2.07

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     The following table sets forth for the calendar periods indicated the range of the high and low sales prices of Kimberly-Clark common stock and Safeskin common stock as reported on the New York Stock Exchange and Nasdaq, respectively, and the dividends paid per share of Kimberly-Clark common stock and Safeskin common stock. Kimberly-Clark's stock prices have been adjusted to reflect the two-for-one common stock split effective April 2, 1997. Safeskin's stock prices have been adjusted to reflect the 100% stock dividends on the common stock distributed on April 1, 1998 and January 2, 1997.


                                                                 KIMBERLY-CLARK
                                                                  COMMON STOCK                      SAFESKIN COMMON STOCK
                                                       ----------------------------------     ----------------------------------
                                                         HIGH         LOW        DIVIDEND       HIGH         LOW        DIVIDEND
                                                         ----         ---        --------       ----         ---        --------
1997
  First Quarter...................................        55 3/8       46 11/16    .23           13 5/8        8 13/16     --
  Second Quarter..................................        56 7/8       46 1/8      .24           14 3/4        8 13/16     --
  Third Quarter...................................        55           43 1/4      .24           23 13/16     14           --
  Fourth Quarter..................................        53 15/16     47 5/16     .24           29           20           --
1998
  First Quarter...................................        59 7/16      46 3/4      .24           37 3/16      25 3/4       --
  Second Quarter..................................        52 7/16      44 7/16     .25           45           31 3/4       --
  Third Quarter...................................        49 7/16      35 7/8      .25           47 1/8       29 7/8       --
  Fourth Quarter..................................        54 15/16     39 7/16     .25           35 1/4       17 3/8       --
1999
  First Quarter...................................        54 7/8       44 13/16    .25           26 1/4        7 1/4       --
  Second Quarter..................................        64 1/16      48          .26           13 1/2        7 1/8       --
  Third Quarter...................................        62 3/16      52 1/8      .26           12            7 9/32      --
  Fourth Quarter..................................        69 9/16      50 13/16    .26           12 15/16      7 9/16      --


     Set forth below is information on the closing price of Kimberly-Clark common stock and Safeskin common stock on the New York Stock Exchange and Nasdaq, respectively, as of the date preceding the public announcement of the merger and as of a recent date:


                                                              KIMBERLY-CLARK   SAFESKIN
                                                              --------------   --------
November 16, 1999...........................................     $67.0625       $10.25
January 4, 2000.............................................     $ 63.375       $11.75


     You are urged to obtain current market quotations for the Kimberly-Clark common stock and the Safeskin common stock prior to making any decision with respect to the merger.

     The Kimberly-Clark board of directors has declared a dividend on Kimberly-Clark common stock of $0.26 per share, payable on January 4, 2000 to holders of record on December 10, 1999. Whether Kimberly-Clark will pay dividends in future periods and, if so, how much the dividends will be, will depend on Kimberly-Clark's future earnings, financial condition, capital requirements and other factors.

     Safeskin has agreed pursuant to the merger agreement that, until the merger is completed or the merger agreement is otherwise terminated, Safeskin will not make, declare or pay any dividend or distribution on Safeskin common stock.

                              THE SPECIAL MEETING


     This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of Safeskin common stock by the Safeskin board of directors for use at the special meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to the shareholders of Safeskin on or about January 7, 2000.


TIME AND PLACE


     The Safeskin special meeting will be held at Safeskin's principal executive office located at 12671 High Bluff Drive, San Diego, California 92130 on Tuesday, February 8, 2000, at 8:00 a.m., local time.


PURPOSE

     At the special meeting and any adjournments of the special meeting, you will be asked to consider and vote upon the approval of the merger agreement. You will also be asked to consider and take action upon any other business which may properly be brought before the special meeting.

     The Safeskin board of directors has determined that the terms of the merger agreement are fair to, and in the best interests of, Safeskin's shareholders, and has unanimously approved and adopted the merger agreement. The Safeskin board recommends that holders of Safeskin common stock vote "FOR" approval of the merger agreement.

RECORD DATE; VOTING RIGHTS


     Only holders of record of Safeskin common stock at the close of business on the record date, January 4, 2000, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, there were 53,874,287 shares of Safeskin common stock outstanding, held by approximately 761 record holders. Each share of Safeskin common stock entitles the record holder of the share to one vote.


QUORUM

     To constitute a quorum for the meeting, shareholders entitled to cast at least a majority of the votes that all shareholders of Safeskin are entitled to cast on the merger agreement must be present in person or by properly executed proxy. Safeskin common stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) of the shares regardless of whether authority to vote is withheld from the broker, fiduciary or nominee on one or more matters. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

PROXIES

     The Safeskin board is soliciting proxies from Safeskin shareholders. This will give you the opportunity to vote at the Safeskin special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the Safeskin special meeting and vote in person, it will have the same effect as voting against the merger proposal.


     You may grant a proxy by signing and mailing back your proxy card. You may also cast your vote in person at the meeting. Please note, however, that if your shares are held in "street name" and you wish to vote at the meeting, you will need to obtain a proxy issued in your name from your broker, bank or other holder of record.


     Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

     In Person. If you attend the Safeskin special meeting in person, you may vote your shares by completing a ballot at the meeting.



     All shares of Safeskin common stock represented by properly executed proxies in the enclosed form which are received in time for the special meeting and have not been revoked will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares covered by the proxy will be voted "FOR" the approval of the merger agreement, except for broker non-votes. For a discussion of broker non-votes, see "-- Required Vote" on page 18. Safeskin does not know of any matter not described in the Notice of Special Meeting that is expected to come before the special meeting. If, however, any matters are properly presented for action at the special meeting, proxies will be voted on the matters in the discretion of the proxyholders.


     You may revoke your proxy at any time before polls close at the Safeskin special meeting. You may revoke your proxy by delivering notice in writing to the Secretary of Safeskin, granting a later-dated proxy or appearing in person and voting at the Safeskin special meeting. You will not revoke your proxy by simply attending the Safeskin special meeting; you must complete a ballot. Notice may be delivered to the Secretary of Safeskin at:

Safeskin Corporation
12671 High Bluff Drive
San Diego, California 92130
Attention: Seth S. Goldman, Secretary
Fax No.: (858) 350-2378

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Safeskin board of directors. Pursuant to the merger agreement, the entire cost of proxy solicitation for the special meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Safeskin, except that Kimberly-Clark and Safeskin will share equally all printing and mailing expenses and filing fees. In addition to the use of the mail, solicitations may be made by telephone or otherwise by officers and regular employees of Safeskin. The officers and regular employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with making the solicitations. If solicitation is undertaken by officers and regular employees, then their out-of-pocket expenses would be nominal. Safeskin has engaged MacKenzie Partners, Inc. to aid in the solicitation of proxies from its shareholders. MacKenzie's fees will be $9,000, plus reimbursement of out-of-pocket expenses.

     YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SAFESKIN COMMON STOCK WITH YOUR PROXY CARD. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, SHAREHOLDERS OF SAFESKIN IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR STOCK CERTIFICATES.

REQUIRED VOTE


     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Safeskin common stock that were outstanding on the record date. 53,874,287 shares were outstanding on the record date and, thus, the affirmative vote of 26,937,144 shares is required for approval. Brokers who hold Safeskin common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners of the Safeskin shares. Broker non-votes and abstentions will have the effect of votes against the merger agreement. A "broker non-vote" refers to the shares of common stock represented at the meeting in person or by proxy by a broker or nominee where the broker or nominee has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on the matter presented at the meeting.

SHARE OWNERSHIP OF MANAGEMENT


     On the record date, directors and executive officers of Safeskin and their affiliates owned and had the right to vote or beneficially owned and had the ability to cause to be voted an aggregate of 14,604,060 shares of the outstanding shares of Safeskin common stock, representing approximately 24.87% of the shares of Safeskin common stock then outstanding.


     On the record date:


     - Richard Jaffe owned and had the right to vote or to cause to be voted an aggregate of 5,463,600 shares of Safeskin common stock, representing approximately 9.64% of the shares of Safeskin common stock then outstanding;



     - Neil Braverman owned and had the right to vote or to cause to be voted an aggregate of 5,257,958 shares of Safeskin common stock, representing approximately 9.58% of the shares of Safeskin common stock then outstanding; and



     - Irving Jaffe owned and had the right to vote or to cause to be voted an aggregate of 2,747,428 shares of Safeskin common stock, representing approximately 5.09% of the shares of Safeskin common stock then outstanding.


     Each of Messrs. R. Jaffe, Braverman and I. Jaffe has agreed pursuant to a stockholder agreement to vote or cause to be voted all of the shares of Safeskin common stock that he owns or beneficially owns in favor of the approval of the merger agreement.

                                   THE MERGER

     The discussion in this proxy statement/prospectus of the merger and the material terms of the merger agreement, the related option agreement and the related stockholder agreements is not complete. For more detailed information, you should review the merger agreement, the option agreement and the form of stockholder agreement, copies of which are attached to this proxy statement/prospectus as Annex A, Annex B and Annex C, respectively, and which are incorporated herein by reference.

GENERAL

     At the effective time of the merger, Brooks Acquisition Corp., a wholly-owned subsidiary of Kimberly-Clark, will be merged with and into Safeskin, with Safeskin continuing as the surviving corporation and as a wholly-owned subsidiary of Kimberly-Clark. The separate corporate existence of Brooks will cease at that time. Subject to the terms and conditions of the merger agreement, each share of Safeskin common stock outstanding immediately prior to the effective time will be converted into 0.1956 of a share of Kimberly-Clark common stock and the Kimberly-Clark rights corresponding to the shares of Kimberly-Clark common stock. For a discussion of the Kimberly-Clark rights, see "DESCRIPTION OF KIMBERLY-CLARK CAPITAL STOCK -- Stockholders Rights Plan" on page 62. Cash will be paid in lieu of any fractional share of Kimberly-Clark common stock. See "TERMS OF THE MERGER AGREEMENT -- Conversion Number" and "-- No Fractional Shares."

EFFECTIVE TIME

     The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Florida, unless the articles of merger provide for a later date of effectiveness. The filing of the articles of merger will occur as soon as possible following the approval of the merger agreement and the satisfaction or waiver of the other conditions set forth in the merger agreement. See "TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

BACKGROUND OF THE MERGER

     In mid-1999, Safeskin began to explore various strategic alternatives in light of current and anticipated future market conditions and management's desire to preserve the competitive strength of Safeskin amid the consolidation which was continuing to occur within the healthcare industry. Among the possibilities explored were a possible business combination with a strategic acquisition partner and the potential acquisition by Safeskin of other glove manufacturers, manufacturers of related medical products or manufacturers of both gloves and related medical products.

     On June 3, 1999, Richard Jaffe, Chairman of the Board, President and Chief Executive Officer of Safeskin, met with David Murray, President-Professional Health Care Sector of Kimberly-Clark, and John Metz, Professional Health Care Strategic Acquisitions of Kimberly-Clark, and generally discussed healthcare industry trends and issues. No meaningful discussions occurred at this meeting regarding a possible business combination.

     On June 21, 1999, Mr. Jaffe and Mr. Metz met again and discussed Kimberly-Clark's possible interest in pursuing a strategic alliance or other business combination involving Safeskin. At the meeting, it was agreed to hold preliminary discussions between the parties.

     On June 22, 1999, representatives of Morgan Stanley met with Safeskin directors Howard Shecter and Jeffrey Stiefler to discuss the healthcare merger and acquisition environment, the strategic alternatives available to Safeskin and Safeskin's preparedness to consider and respond to an unsolicited third-party offer that might be made to acquire Safeskin. On June 29, 1999, representatives of Morgan Stanley met with the entire board of directors of Safeskin in San Diego to discuss Safeskin's preparedness and the strategic alternatives available to Safeskin.

     On July 6, 1999, Safeskin retained Morgan Stanley as Safeskin's exclusive financial advisor in connection with a possible business combination.

     On July 12, 1999, Mr. Jaffe and Mr. Metz held preliminary telephonic discussions with respect to a potential combination and the manner in which such a potential transaction might be structured, but no specific terms were agreed upon by them.

     On July 16, 1999 and October 12, 1999, Kimberly-Clark and Safeskin entered into confidentiality agreements.

     On August 2, 1999, representatives of Safeskin, Morgan Stanley and Kimberly-Clark met for a corporate overview presentation. The parties exchanged publicly available information regarding their respective businesses and operations and held general discussions about the companies, their products and the nature of their businesses.

     As part of Safeskin's exploration of strategic alternatives, representatives of Morgan Stanley, on behalf of Safeskin, contacted several other potential acquisition partners during the period from June 1999 to September 1999 seeking to elicit their potential interest in a business combination with Safeskin. These contacts did not result in any subsequent substantive discussions with such parties with respect to a business combination.

     On August 20, 1999, Kimberly-Clark submitted to Safeskin a preliminary indication of interest with respect to the acquisition of Safeskin with an indicated value, subject to due diligence, of up to approximately $14.00 per share of Safeskin common stock.

     On August 23, 1999, the board of directors of Safeskin had a special telephonic meeting to discuss the status of the preliminary discussions with Kimberly-Clark and authorized management to continue such discussions.

     On August 30, 1999, representatives of Safeskin, Morgan Stanley and Kimberly-Clark met to discuss due diligence issues.

     On September 7, 1999, representatives of Morgan Stanley met with the board of directors of Safeskin to discuss the status of Safeskin's discussions with Kimberly-Clark, the merger and acquisition environment and related issues.

     On September 23, 1999, Mr. Metz and Michael Stohr, Director-Professional Health Care Strategic Analysis of Kimberly-Clark, met with Mr. Jaffe and David Morash, Chief Financial Officer of Safeskin, to discuss Safeskin's business and financial affairs in further detail.

     On September 28, 1999, representatives of Morgan Stanley and Messrs. Jaffe and Morash met with Mr. Metz to discuss due diligence and valuation issues, including the information Kimberly-Clark would need to conduct due diligence for purposes of determining and quantifying its interest in a possible business combination with Safeskin. During this meeting, there also was a discussion concerning possible transaction structures, forms of consideration and exchange ratios for a potential combination.

     On September 30, 1999, following further due diligence, Kimberly-Clark submitted to Safeskin a revised proposal with an indicated value of $12.00 per share of Safeskin common stock. On October 1, 1999, the board of directors of Safeskin held a special telephonic meeting to review the proposal with representatives of Morgan Stanley.

     During September and October of 1999, representatives of Kimberly-Clark continued their due diligence investigation of Safeskin's business and operations, including numerous meetings, both in person and by telephone, with Safeskin management and outside advisors, and on-site tours of Safeskin's facilities. During this time there were further discussions and negotiations among representatives of Kimberly-Clark, Safeskin, Morgan Stanley, Morgan, Lewis & Bockius LLP and Sidley & Austin.

     On October 14, 1999, representatives of Morgan Stanley and Mr. Jaffe met with John Donehower, Senior Vice President and Chief Financial Officer of Kimberly-Clark, regarding Safeskin's due diligence regarding Kimberly-Clark.

     In early November of 1999, Safeskin received an unsolicited inquiry from a third party regarding a possible business combination with Safeskin, but no proposal was made by the third party, and no further discussions ensued.

     On November 1, 2 and 3, 1999, representatives of Safeskin, Morgan Stanley and Kimberly-Clark met to discuss transaction structure.

     On November 4, 1999, counsel for Kimberly-Clark submitted initial drafts of the merger agreement, the company option agreement and the stockholder agreements, proposing, among other things, a termination fee payable by Safeskin of $25 million and a company option agreement providing for a grant of an option to Kimberly-Clark to purchase 19.9% of Safeskin's outstanding shares of common stock. During October and early November, the parties negotiated the terms of the transaction documents and finalized due diligence.

     On November 5, 1999, Mr. Jaffe met with Robert Abernathy, Group President-Global Health Care/ Nonwovens of Kimberly-Clark, to discuss the terms of a potential transaction. In a subsequent discussion that day between Mr. Jaffe and Mr. Metz, Kimberly-Clark proposed a 0.1956 conversion number and agreed in principle, subject to approval of the respective boards of directors, on other important transaction terms, including a reduction in the size of the company option from 19.9% to 14%, the reduction of the termination fee from $25 million to $15 million and a limit of $25 million on the aggregate value that Kimberly-Clark could realize upon payment of the termination fee and the exercise of the company option.

     During the week of November 7, 1999, the parties continued to negotiate the remaining open transaction terms.

     On November 17, 1999, the Safeskin board of directors met to consider the potential transaction. Representatives of Morgan Stanley reviewed its financial analyses with respect to the proposed transaction. Howard Shecter, a director of Safeskin and a partner at Morgan, Lewis & Bockius LLP, counsel for Safeskin, made a detailed presentation of the material provisions of the merger agreement, the company option agreement, the stockholder agreements and various severance, retention and consulting arrangements proposed by Kimberly-Clark. Mr. Shecter also described to the board the legal duties and considerations relevant to the board in making a decision regarding the transaction. The board then reviewed the principal business reasons for the transaction. Representatives of Morgan Stanley then presented its opinion to the board that, subject to the conditions set forth in the opinion, the proposed conversion number pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Safeskin common stock. Following full discussion, the board unanimously approved and adopted the merger agreement, the company option agreement and other ancillary agreements, determining that the terms of the merger agreement, the company option agreement and the ancillary agreements were fair to, and in the best interests of, the shareholders of Safeskin, and directed that the merger agreement be submitted to the shareholders of Safeskin for their approval.

     On November 17, 1999, the Kimberly-Clark board of directors also considered the proposed transaction with Safeskin. Senior management of Kimberly-Clark made detailed presentations to the Kimberly-Clark board concerning the proposed merger, including the material terms and conditions of the merger agreement, the company option agreement and the other ancillary agreements to be entered into in connection with the merger. After full consideration, the Kimberly-Clark board voted unanimously to enter into the merger agreement, the option agreement, the ancillary agreements and the transactions contemplated thereby.

     Immediately following receipt of approval by the respective boards of directors of Safeskin and Kimberly-Clark, the merger agreement, the company option agreement, the stockholder agreements and the other ancillary agreements were executed and delivered by the appropriate parties, and the terms of the transaction were announced by a joint press release of Kimberly-Clark and Safeskin.

KIMBERLY-CLARK'S REASONS FOR THE MERGER

     The Kimberly-Clark board of directors believes that the merger will be a significant step toward achieving Kimberly-Clark's objective of expanding its presence in the professional health care business. The merger will broaden Kimberly-Clark's product offerings, adding high-quality, disposable gloves for the health care, high-technology and scientific industries. This merger follows Kimberly-Clark's recent acquisitions in its professional health care business of Tecnol Medical Products, Inc. and Ballard Medical Products.

     Moreover, the merger is consistent with Kimberly-Clark's strategy of building on well-known trademarks and strong product franchises. For the past three years, Safeskin has been the market share leader, in both sales dollars and units, of medical examination gloves to acute care facilities (i.e., hospitals) in the United States. The international professional health care businesses of the combined entity will significantly expand the existing presence of each company and provide economy-of-scale benefits. Synergies are expected to be realized through technology transfers, a strengthened sales and marketing presence and the elimination of redundancies.

SAFESKIN'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

     In reaching its decision to adopt the merger agreement, the Safeskin board of directors considered a number of factors, including the following:

     - the competitive effects of the significant consolidations that have taken place, and that are taking place, among Safeskin's distributors, customers, group purchasing organizations and other purchasing alliance customers, and manufacturers of competing and other medical products;

     - the limitations inherent in manufacturing a single product line;

     - the importance of pursuing a business combination at this time in order to preserve the competitive strength of Safeskin and, by extension, the market value of Safeskin's outstanding shares;

     - the alternative courses of action available to Safeskin, given the limited possibilities for Safeskin to expand rapidly through acquisitions;

     - the attractiveness of the purchase price offered by Kimberly-Clark;

     - the fact that, upon the closing of the merger, Safeskin shareholders would have an ongoing interest in a much larger and more diversified company with prospects for long-term growth and increased investment value;

     - the Kimberly-Clark common stock to be received in the merger by Safeskin shareholders is more liquid than Safeskin's common stock;

     - the merger agreement had terms favorable to Safeskin and its shareholders, including a provision that gave Safeskin the right to terminate the merger agreement if the Safeskin board determines in good faith, after receiving advice of its counsel, that a takeover proposal constitutes a superior proposal, and that such termination is in the best interests of Safeskin and its shareholders;

     - the presentation of Morgan Stanley, Safeskin's financial advisor, and the written opinion of Morgan Stanley that, as of November 17, 1999, subject to the conditions set forth in the opinion, the conversion number pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Safeskin common stock;

     - the fact that the merger was expected to be tax-free to Safeskin's shareholders for federal income tax purposes; and

     - the fact that the merger presented the opportunity for the two companies to realize certain efficiencies, cost savings and other synergies.

     In its consideration of the above factors, the Safeskin board considered the terms and conditions of the merger agreement, the option agreement and the other ancillary agreements to be entered into in connection with the merger in light of the foregoing factors and concluded that such agreements, as negotiated, should be entered into by Safeskin.

     The foregoing discussion of the factors considered by the Safeskin board is not intended to be exhaustive but it is believed to include all material factors considered by the Safeskin board in approving the merger. In view of the wide variety of factors considered, the Safeskin board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors. Individual directors may have given different weights to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE SAFESKIN BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, SAFESKIN SHAREHOLDERS. ACCORDINGLY, THE SAFESKIN BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

OPINION OF SAFESKIN'S FINANCIAL ADVISOR

     Under an engagement letter dated July 6, 1999, Safeskin retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. The Safeskin board of directors selected Morgan Stanley to act as Safeskin's financial advisor based on Morgan Stanley's qualifications, expertise and reputation. At the meeting of the Safeskin board of directors on November 17, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of November 17, 1999, based upon and subject to the various considerations set forth in its opinion, the conversion number pursuant to the merger agreement was fair from a financial point of view to holders of shares of Safeskin common stock.


     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED NOVEMBER 17, 1999 IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS AND SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. SAFESKIN SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE SAFESKIN BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE CONVERSION NUMBER PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW AS TO HOLDERS OF SHARES OF SAFESKIN COMMON STOCK AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SAFESKIN COMMON STOCK AS TO HOW TO VOTE AT THE SAFESKIN SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.


     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Safeskin and Kimberly-Clark;

     - reviewed certain internal financial statements and other financial and operating data concerning Safeskin prepared by the management of Safeskin;

     - reviewed certain financial projections prepared by the management of Safeskin;

     - discussed the past and current operations and financial condition and the prospects of Safeskin, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Safeskin;

     - discussed the past and current operations and financial condition and the prospects of Kimberly-Clark, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Kimberly-Clark;

     - reviewed the reported prices and trading activity for the Safeskin common stock and the Kimberly-Clark common stock;

     - compared the financial performance of Safeskin and the prices and trading activity of the Safeskin common stock with that of certain other comparable publicly traded companies and their securities;

     - compared the financial performance of Kimberly-Clark and the prices and trading activity of the common stock with that of certain other comparable publicly traded companies and their securities;

     - reviewed the pro forma impact of the merger on Kimberly-Clark's earnings per share;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of Safeskin and Kimberly-Clark and certain other parties and their legal advisors;

     - reviewed the draft merger agreement and certain related agreements, including the draft company option agreement and draft stockholder agreements; and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits from the merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Safeskin and Kimberly-Clark. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Safeskin and Kimberly-Clark, nor has Morgan Stanley been furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     The following is a brief summary of certain of the analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated November 17, 1999. Certain of these summaries of financial analyses include information presented in tabular format. To understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Comparative Stock Price Performance. Morgan Stanley reviewed the recent stock price performance of Safeskin and compared its performance with that of two groups of companies. The first group (collectively, the "Hospital Supply Small Capitalization Index") included:

         Arrow International, Inc.
         Cooper Companies, Inc.
         ICU Medical, Inc.
         London International Group Plc
         Maxxim Medical, Inc.
         Ocular Sciences, Inc.
         Vital Signs, Inc.
         Wesley Jessen VisionCare, Inc.

     The second group (collectively, the "Hospital Supply Large Capitalization Index") included:

         Abbott Laboratories
         Bausch & Lomb Incorporated
         Baxter International, Inc.
         Becton, Dickinson and Company
         C.R. Bard, Inc.
         Tyco International Ltd.

     Morgan Stanley observed the following, as of November 15, 1999:

                                                               INDEXED PRICE CHANGE
                                                                   SINCE 1/1/98
                                                               --------------------
Safeskin....................................................           (65%)
Hospital Supply Small Capitalization Index..................           (28%)
Hospital Supply Large Capitalization Index..................            43%
S&P 500 Index...............................................            44%

     Peer Group Comparison. Morgan Stanley compared certain financial information of Safeskin with publicly available information for the companies comprising the Hospital Supply Small Capitalization Index and Hospital Supply Large Capitalization Index as described above. Morgan Stanley compared certain financial information of Kimberly-Clark with publicly available information for selected companies in the consumer products sector (collectively, the "Consumer Products Index"). These companies were:

         Colgate-Palmolive Company
         Gillette Company
         Johnson & Johnson
         The Procter & Gamble Company
         Unilever
         Warner-Lambert Company

Based on estimates from securities research analysts, with median values shown except for Safeskin and using the closing prices of Safeskin common stock and the Kimberly-Clark common stock on November 15, 1999 of $10.31 and $65.94, respectively, such analysis showed the following multiples for the financial measures described below as of November 15, 1999:

                                                                                  PRICE/
                                           PRICE/EARNINGS       AGGREGATE       EARNINGS TO
                                          CALENDAR YEAR(1)      VALUE/LTM        GROWTH(1)
                                          ----------------   ----------------   -----------
                                          1999E     2000E    REVENUE   EBITDA      2000E
                                          ------    ------   -------   ------   -----------
Safeskin................................   21.9x     14.2x     3.0x     11.5x       0.6x
Hospital Supply Small Capitalization
  Index.................................   14.4      12.3      2.1       7.8        0.7
Hospital Supply Large Capitalization
  Index.................................   22.6      19.9      2.9      13.5        1.4
Kimberly-Clark..........................   22.4      20.0      3.0      13.6        1.8
Consumer Products Index.................   32.6      28.9      4.2      18.7        2.1

---------------

(1) For Safeskin and Kimberly-Clark, based on projections from the respective companies.

No company utilized in the peer group comparison analysis is identical to either Safeskin or Kimberly-Clark. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond control of Safeskin or Kimberly-Clark, such as the impact of competition on the businesses of Safeskin and Kimberly-Clark and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Safeskin and Kimberly-Clark or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using peer group data.

     Exchange Ratio Analysis. Morgan Stanley reviewed the ratios of the closing prices of Safeskin common stock divided by the corresponding prices of Kimberly-Clark common stock over various periods during the twelve month period ending November 15, 1999. Morgan Stanley examined the premiums represented by the conversion number over the averages of these daily ratios over various periods:

                                                           PREMIUM (DISCOUNT) TO TRANSACTION
                                                                   CONVERSION NUMBER
                                                           ---------------------------------
Last 180 Days...........................................                  13%
Last 120 Days...........................................                  20%
Last 90 Days............................................                  31%
Last 60 Days............................................                  35%
Last 30 Days............................................                  36%
Last 20 Days............................................                  40%
Last 10 Days............................................                  41%
Last 5 Days.............................................                  32%
November 15, 1999.......................................                  25%

     Analysis of Selected Precedent Transactions. Morgan Stanley compared the publicly available statistics for selected transactions in the hospital supply and medical technology industry to the relevant financial statistics for Safeskin based on the value of Safeskin implied by the conversion number and the closing share price for Safeskin common stock and Kimberly-Clark common stock on November 15, 1999. The transactions included the following:

        Johnson & Johnson (global glove business)/Pacific Dunlop Limited
        (Ansell)
        Maxxim Medical, Inc./Fox Paine & Company, LLC
        Ballard Medical Products/Kimberly-Clark
        Allegiance Corporation/Cardinal Health
        Graphic Controls Corporation/Tyco International
        United States Surgical Corporation/Tyco International Ltd. Sherwood-Davis & Geck (subsidiary of American Home Products
        Corporation)/Tyco   International Ltd.
        Tecnol Medical Products, Inc./Kimberly-Clark
        Acquitron Medical/Nellcor Puritan Bennett, Inc.
        Sterile Concepts Holdings/Maxxim Medical, Inc.
        Amsco International, Inc./Steris Corporation
        Kendall International, Inc./Tyco International Ltd.

The following table presents the implied values of the last twelve months' and next twelve months' price to earnings ratio, aggregate value to last twelve months' revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), the offered price as a premium to the previous trading day and previous month closing share price, as well as the one day prior and average 30 trading days implied exchange ratio premiums, compared to the respective multiples and exchange ratio premiums implied by the merger on November 15, 1999:

                                                                                                   EXCHANGE RATIO
                                                       AGGREGATE VALUE TO      PRICE PREMIUM           PREMIUM
                                                          LAST TWELVE       -------------------   -----------------
                       PRICE TO LAST   PRICE TO NEXT        MONTHS'
                        12 MONTHS'      12 MONTHS'     ------------------   ONE MONTH   ONE DAY   30 DAY    ONE DAY
                         EARNINGS        EARNINGS      REVENUE    EBITDA      PRIOR      PRIOR    AVERAGE    PRIOR
                       -------------   -------------   --------   -------   ---------   -------   -------   -------
Hospital Supply......     21.2x           18.1x         1.7x      10.3x        24%        19%       15%       17%
Transaction (as of
  11/15/99)..........      23.4            20.2          3.8       15.7        64%        25%       36%       25%

     Discounted Equity Value. Morgan Stanley performed an analysis of the present value per share of the implied value of Safeskin on a stand-alone basis based on Safeskin's future equity value. Morgan Stanley observed the following, based on a range of earnings per share compounded annual growth estimates ranging from 21% to 42% for the calendar year 2001 and 22% to 32% for the calendar year 2002:

NEXT TWELVE MONTHS'                                                     FULLY DILUTED
PRICE TO EARNINGS RATIO                                DISCOUNT RATES    EQUITY VALUE
-----------------------                                --------------   --------------
11.0x -- 15.0x.......................................  16.5% -- 20.0%   $8.06 -- $14.03

Morgan Stanley performed an analysis of the present value per share of the implied value of Kimberly-Clark on a stand-alone basis based on Kimberly-Clark's future equity value. Morgan Stanley observed the following, based on a range of earnings per share compounded annual growth estimates ranging from 0% to 22%, for the calendar year 2001 and 5% to 16% for the calendar year 2002:

NEXT TWELVE MONTHS'                                                       FULLY DILUTED
PRICE TO EARNINGS RATIO                                 DISCOUNT RATE     EQUITY VALUE
-----------------------                                 --------------   ---------------
17.0x -- 23.0x........................................       13.0%       $50.39 -- $82.93

Morgan Stanley performed an analysis of the present value per share of the implied value of Safeskin pro forma for the transaction based on the combined company future equity value. Morgan Stanley observed the following, based on a range of earnings per share compounded annual growth estimates ranging from 11.2% to 12.5% for the calendar year 2001.

NEXT TWELVE MONTHS'                                                       FULLY DILUTED
PRICE-TO-EARNINGS RATIO                                 DISCOUNT RATE     EQUITY VALUE
-----------------------                                 --------------   ---------------
20.0 -- 26.0..........................................       13.0%       $13.75 -- $17.71

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Safeskin based upon financial projections provided by the management of Safeskin (the "Base Case"). Morgan Stanley calculated unlevered free cash flows and calculated terminal values by applying a range of multiples from 8.0x to 9.0x to last 12 months EBITDA. The cash flow streams and terminal values were then discounted to the present using an estimated range of the weighted average cost of capital for Safeskin of 12.5% to 13.5%. The results of this analysis are summarized in the table below:

                                                               ESTIMATED VALUE PER SHARE
                                                                      OF SAFESKIN
                                                              ---------------------------
Base Case...................................................       $10.83 -- $14.09
Management Sensitivity......................................        $9.62 -- $12.53

     Pro Forma Merger Analysis. Morgan Stanley analyzed the pro forma impact of the merger on the combined company's projected earnings per share for calendar years 2000 and 2001. Such analysis was based on earnings projections by Safeskin management for Safeskin and by securities research analysts for Kimberly-Clark and incorporated assumed operational benefits anticipated from the merger prepared by the management of Safeskin. The results from this analysis are summarized in the table below:

                                               KIMBERLY-CLARK EPS ACCRETION/(DILUTION)
                                               ---------------------------------------
                                                  NO SYNERGIES        WITH SYNERGIES
                                               ------------------   ------------------
                                               CY 2000E   CY2001E   CY 2000E   CY2001E
                                               --------   -------   --------   -------
Base Case....................................   (0.7%)     (0.1%)     0.6%       1.1%
Management Sensitivity Case..................   (1.0%)     (0.5%)     0.3%       0.7%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Safeskin or Kimberly-Clark. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Safeskin or Kimberly-Clark. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the conversion number pursuant to the merger agreement from a financial point of view to holders of shares of Safeskin common stock and were conducted in connection with the delivery of the Morgan Stanley opinion to the Safeskin board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Safeskin or Kimberly-Clark might actually be sold.

     The conversion number pursuant to the merger agreement was determined through arm's-length negotiations between Safeskin and Kimberly-Clark and was approved by the Safeskin board of directors. Morgan Stanley provided advice to Safeskin during such negotiations; however, Morgan Stanley did not recommend any specific conversion number to Safeskin or that any specific conversion number constituted the only appropriate conversion number for the merger.

     In addition, Morgan Stanley's opinion and presentation to the Safeskin board of directors was one of many factors taken into consideration by Safeskin' board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Safeskin board of directors with respect to the conversion number or of whether the Safeskin board of directors would have been willing to agree to a different conversion number.

     The Safeskin board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Kimberly-Clark and have received fees for the rendering of these services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions or may trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of Safeskin, Kimberly-Clark or any other parties involved in the transaction.

     Under the engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and Safeskin agreed to pay Morgan Stanley a customary fee. Safeskin has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Safeskin has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.

CERTAIN LITIGATION

     On November 18, 1999, within one day after the merger agreement was signed and publicly announced, a lawsuit was filed in the Superior Court of the State of California, County of San Diego against Safeskin, the members of its board of directors, Kimberly-Clark and certain yet-unnamed defendants. This lawsuit was brought by a plaintiff in his individual capacity and on behalf of a purported class of persons who hold Safeskin common stock. The complaint alleges breaches of fiduciary duties by the Safeskin defendants in approving the merger agreement and also alleges Kimberly-Clark allegedly aided and abetted breaches of fiduciary duty. The complaint seeks declaratory and injunctive relief. Safeskin and Kimberly-Clark believe that this suit is without merit and intend to defend the claims vigorously.

     Since March 11, 1999, numerous lawsuits (collectively the "Securities Actions") have been filed in the U.S. District Court for the Southern District of California against Safeskin and certain officers and directors alleging violations of Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. The Securities Actions were brought by plaintiffs in their individual capacity and on behalf of a purported class of persons who purchased or otherwise acquired Safeskin publicly traded securities during various periods occurring between October 23, 1997 and March 11, 1999. The suits allege that plaintiffs purchased Safeskin securities at prices artificially inflated by defendants' misrepresentations and omissions concerning Safeskin's financial condition and prospects and seek an unspecified amount of damages. In addition, a shareholder derivative action has been filed against certain of Safeskin's directors, and Safeskin as a nominal defendant, in the Superior Court of the State of California, San Diego County (the "Derivative Action"). The Derivative Action alleges breach of fiduciary duty, waste of corporate assets and gross negligence in connection with Safeskin's stock repurchase program and seeks an unspecified amount of damages. On August 3, 1999, the District Court issued an order designating lead plaintiffs in the Securities Actions and instructing them to file a consolidated amended complaint. A consolidated amended complaint was filed December 3, 1999 and Safeskin has until January 31, 2000 to answer, move or otherwise respond with respect to the complaint. On October 27, 1999, the director defendants submitted their answer in the Derivative Action. The court has stayed discovery in the Derivative Action so that it can be coordinated with discovery in the Securities Actions. Safeskin believes that these claims are without merit and intends to contest the claims vigorously.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax consequences of the merger. The discussion that follows is based on and subject to the Internal Revenue Code, Treasury Regulations under the Internal Revenue Code, existing administrative interpretations and court decisions as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. The following discussion does not address the effects of the merger under any state, local or foreign tax laws.

     Your tax treatment may vary depending upon your particular situation, and certain Safeskin shareholders (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, persons who do not hold shares of Safeskin as capital assets, foreign persons, persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code, employees of Safeskin, and individuals who hold shares of Safeskin as part of a straddle or conversion transaction) may be subject to special rules not discussed below. You are urged to consult your tax advisor with respect to the specific tax consequences of the merger, including the effect of United States federal, state and local, and foreign and other, tax rules, and the effect of possible changes in tax laws.

     Closing the merger is conditioned upon Safeskin receiving a legal opinion from its counsel, Morgan, Lewis & Bockius LLP, and Kimberly-Clark receiving a legal opinion from its counsel, Sidley & Austin, in each case to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and Safeskin, Brooks and Kimberly-Clark will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and in each case to the following effect:

          Tax Consequences to Safeskin and Kimberly-Clark. For federal income tax purposes, no gain or loss will be recognized by Kimberly-Clark or Safeskin as a result of the merger.

          Tax Consequences to Safeskin Shareholders. For federal income tax purposes, (i) no gain or loss will be recognized by you upon the exchange of your shares of Safeskin common stock solely for shares of Kimberly-Clark common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of Kimberly-Clark common stock; (ii) the aggregate tax basis of the shares of Kimberly-Clark common stock received by you solely in exchange for shares of Safeskin common stock pursuant to the merger (including fractional shares of Kimberly-Clark common stock for which cash is received) will be the same as the aggregate tax basis of your shares of Safeskin common stock exchanged therefor; (iii) the holding period for shares of Kimberly-Clark common stock received by you solely in exchange for shares of Safeskin common stock pursuant to the merger will include your holding period for such shares, provided such shares were held as capital assets by you at the time of the merger; and (iv) if you receive cash in lieu of a fractional share of Kimberly-Clark common stock, you will recognize gain or loss equal to the difference, if any, between your basis in such fractional share (determined under (ii) above) and the amount of cash received.

     The opinions described above may not apply to individuals who received shares of Safeskin common stock as compensation or to shareholders who, or that, for United States federal income tax purposes, are nonresident aliens, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

     Moreover, the opinions described above will be based on certain assumptions, and both Morgan, Lewis & Bockius LLP and Sidley & Austin will receive and rely upon representations, unverified by counsel, contained in certificates of Safeskin, Kimberly-Clark and possibly others. The inaccuracy of any of those assumptions or representations might jeopardize the validity of the opinions rendered.

     THE OPINIONS OF MORGAN, LEWIS & BOCKIUS LLP AND SIDLEY & AUSTIN ARE NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

ACCOUNTING TREATMENT

     The merger will be accounted for as a "purchase" for accounting and financial reporting purposes. For purposes of preparing Kimberly-Clark's consolidated financial statements, Kimberly-Clark will establish a new accounting basis for Safeskin's assets and liabilities based upon their fair values and Kimberly-Clark's purchase price, including the direct costs of the acquisition. A final determination of required purchase accounting adjustments and of the fair value of the assets and liabilities of Safeskin has not yet been made. After the merger, Kimberly-Clark will undertake a study to determine the fair value of Safeskin's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of the study. For financial reporting purposes, Kimberly-Clark will consolidate the results of Safeskin's operations with those of Kimberly-Clark's operations, beginning with the closing of the merger, but Kimberly-Clark's financial statements for prior periods will not be restated as a result of the merger.

GOVERNMENTAL AND REGULATORY APPROVALS

     Filings with, notifications to and authorizations and approvals of various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the merger agreement must be made and received prior to the closing of the merger.


     The closing of the merger is conditioned upon the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act. Under that act, the merger may not close until Pre-Merger Notification Reports have been filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the applicable waiting periods have expired or been terminated. On December 28, 1999, Kimberly-Clark and Safeskin were granted early termination of the applicable waiting period required by the HSR Act.


     At any time before or after the effective time of the merger, notwithstanding that the applicable waiting periods have expired or been previously terminated, the FTC or the Antitrust Division may take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking injunctive relief. Similarly, at any time before or after the effective time of the merger, and notwithstanding that the applicable waiting periods have expired or been earlier terminated, any state could take any action under the antitrust laws as it deems necessary or desirable in the public interest.

     With respect to other jurisdictions, Kimberly-Clark and Safeskin may be required to make additional regulatory filings, including filings to review the potential effect of the transaction upon competition. At this time, Kimberly-Clark and Safeskin have determined that such filings are likely to be necessary to be made with antitrust authorities in Finland, Germany and Ireland. These filings will require Kimberly-Clark and Safeskin to observe additional waiting periods prior to consummation of the transaction.

     The respective obligations of Kimberly-Clark and Safeskin to close the merger are subject to the condition that no court or other governmental entity having jurisdiction over Kimberly-Clark or Safeskin, or any of their respective subsidiaries, shall have entered any injunction or other order (whether temporary, preliminary or permanent) which is then in effect and restrains, enjoins or otherwise prohibits the closing of the merger. See "TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

PERCENTAGE OWNERSHIP INTEREST OF SAFESKIN SHAREHOLDERS AFTER THE MERGER


     Based on the number of shares of Kimberly-Clark common stock outstanding on the record date and assuming the delivery of approximately 12.5 million shares of Kimberly-Clark common stock in connection with the merger, and the exercise of all outstanding Kimberly-Clark and Safeskin stock options, upon the closing of the merger, there will be approximately 573,397,296 shares of Kimberly-Clark common stock outstanding at the effective time of the merger, of which the former shareholders of Safeskin will own approximately 2.18%.


DISSENTERS' RIGHTS

     Under Florida law, you are not entitled to dissent from the merger and seek the fair value of your Safeskin common stock.

RESALES OF KIMBERLY-CLARK COMMON STOCK

     All shares of Kimberly-Clark common stock issued to you in the merger will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" of Safeskin for purposes of Rule 145 under the Securities Act of 1933 may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. Safeskin will deliver to Kimberly-Clark a list identifying each person who is, in the opinion of Safeskin, at the time of the special meeting, an "affiliate" of Safeskin. Safeskin will use its best efforts to cause each affiliate to deliver to Kimberly-Clark on or prior to the date of the special meeting a written agreement providing that he or she will not sell, transfer or otherwise dispose of, any shares of Kimberly-Clark common stock delivered to him or her in connection with the merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act.

                         TERMS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary is not complete. For more detailed information you should review the merger agreement, which is incorporated herein by reference.

CONVERSION NUMBER

     The merger agreement provides that each share of Safeskin common stock outstanding immediately prior to the effective time of the merger will, at the effective time, be converted into 0.1956 of a share of Kimberly-Clark common stock.

     All references in this proxy statement/prospectus to shares of Kimberly-Clark common stock to be received pursuant to the merger will be deemed, from and after the effective time of the merger, to include the associated Kimberly-Clark rights. For a discussion of the rights, see "DESCRIPTION OF KIMBERLY-CLARK CAPITAL STOCK -- Stockholders Rights Plan" on page 62.

NO FRACTIONAL SHARES

     No certificates for fractional shares of Kimberly-Clark common stock will be issued in the merger. If your shares of Safeskin common stock would otherwise entitle you to receive a fractional share of Kimberly-Clark common stock, you will be entitled to receive a cash payment in an amount equal to the fractional interest multiplied by the closing price on the New York Stock Exchange of Kimberly-Clark common stock at the effective time of the merger.

CONVERSION OF BROOKS COMMON STOCK

     Each share of common stock of Brooks issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock, $0.01 par value per share, of Safeskin. The converted shares will, after the merger, constitute all of the issued and outstanding capital stock of Safeskin. All of the outstanding shares of Safeskin common stock will be owned by Kimberly-Clark.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES


     EquiServe, L.P. has been selected to act as exchange agent under the merger agreement. As of the effective time of the merger, Kimberly-Clark will deposit with EquiServe, for your benefit, certificates representing the shares of Kimberly-Clark common stock to be delivered or paid pursuant to the merger agreement in exchange for shares of Safeskin common stock outstanding immediately prior to the effective time of the merger. After the effective time of the merger, Kimberly-Clark will also deposit with EquiServe any dividends or distributions payable on Kimberly-Clark common stock to cover dividends or distributions payable on Safeskin common stock that has not yet been exchanged for Kimberly-Clark common stock.



     As soon as possible after the effective time of the merger, a letter of transmittal will be mailed to shareholders of record of Safeskin immediately prior to the effective time of the merger. The letter of transmittal must be used in forwarding certificates for exchange for certificates evidencing Kimberly-Clark common stock and, if applicable, any unpaid dividends and other distributions and cash in lieu of any fractional share of Kimberly-Clark common stock. The letter of transmittal will be accompanied by instructions specifying details of the exchange. After receipt of the letter of transmittal, shareholders should surrender their certificates to EquiServe in accordance with the instructions accompanying the letter of transmittal. Shareholders will receive in exchange for the Safeskin certificates a certificate evidencing the whole number of shares of Kimberly-Clark common stock to which they are entitled and a check representing the amount of cash payable in lieu of fractional shares of Kimberly-Clark common stock, if any, and unpaid dividends and distributions, if any, which they have the right to receive pursuant to the merger agreement, after giving effect to any required withholding tax.

     After the effective time of the merger, each certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive, upon surrender, a certificate representing Kimberly-Clark common stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. Shareholders will not be entitled to receive any dividends or other distributions declared or made by Kimberly-Clark having a record date that is 10 days or more after the effective time of the merger until the certificate is surrendered.

     You should not forward your Safeskin certificates with the enclosed proxy card, nor should you send in your Safeskin certificates to the exchange agent, until you have received a transmittal letter.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary mutual representations and warranties by each of Safeskin, Kimberly-Clark and Brooks relating to, among other things:

     - organization, good standing, qualification, corporate power and similar corporate matters;

     - capitalization;

     - authorization, execution, delivery, performance and enforceability of the merger agreement;

     - required filings with governmental entities in connection with the merger;

     - absence of conflicts, violations and defaults under charter documents and certain other agreements and documents;

     - documents and reports filed with the SEC and the accuracy and completeness of the information contained in the documents and reports;

     - the accuracy and completeness of the information contained in the registration statement and this proxy statement/prospectus, which is a part of the registration statement;

     - the absence of certain changes in its business, properties, results of operations and financial condition;

     - the absence of certain litigation and liabilities;

     - compliance with laws and permits;

     - environmental and tax matters; and

     - brokers and finders.

     In addition, the merger agreement contains additional representations and warranties of Safeskin relating to, among other things:

     - employee matters;

     - intellectual property and Year 2000 compliance; and

     - takeover defense mechanisms.

     All representations and warranties of Kimberly-Clark, Safeskin and Brooks expire at the effective time of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, Safeskin has agreed, except as otherwise expressly contemplated by the merger agreement or as agreed to by Kimberly-Clark in writing, that from November 17, 1999 through the effective time of the merger, it will, and will cause its subsidiaries to, conduct its business in the ordinary and usual course and, to the extent consistent with such conduct, use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Specifically, Safeskin has agreed for itself and each of its subsidiaries that, for the same period, neither Safeskin nor any of its subsidiaries will, except as disclosed in the schedules to the merger agreement, as otherwise expressly contemplated by the merger agreement or as agreed to by Kimberly-Clark in writing:

     - issue, sell, pledge, dispose of or encumber any capital stock owned by it in any subsidiary or affiliate;

     - amend its certificate of incorporation or bylaws;

     - split, combine or reclassify its outstanding shares of capital stock;

     - declare, set aside or pay any dividend, other than dividends from Safeskin's direct or indirect wholly-owned subsidiaries;

     - repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, or redeem the Safeskin rights or amend the Safeskin rights agreement;

     - issue, sell, pledge, dispose of or encumber any shares of, or any securities convertible into or exchangeable or exercisable for shares of, or any options, warrants, calls, commitments or rights of any kind to acquire shares of, its capital stock of any class, other than shares of Safeskin common stock issuable pursuant to options outstanding on November 15, 1999;

     - purchase, transfer, lease, sell, mortgage, pledge, dispose of or encumber any real property, or effect any improvements or expansions on the real property;

     - other than in the ordinary and usual course of business, purchase, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets, including capital stock of any Safeskin subsidiaries, or incur or modify any material indebtedness or other liability;

     - make or authorize or commit for any capital expenditures (including any significant changes to current projects) other than for those projects that are in the ordinary and usual course of business consistent with past practice and identified to Kimberly-Clark;

     - make any acquisition of, or investment in, any business through an acquisition of assets or stock of any other person or entity;

     - except as may be required by applicable law, terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any compensation and benefit plans or increase the salary, wage, bonus, severance, incentive or other compensation of any employees located in the United States or, except for salary or wage increases occurring in the ordinary and usual course of business and consistent with past practice, increase the salary, wage, bonus, severance, incentive or other compensation of any employees located outside of the United States;

     - settle or compromise any material claims or litigation (and as to the litigation, Safeskin will allow Kimberly-Clark to actively participate as a consultant);

     - except in the ordinary and usual course of business, enter into, modify, amend or terminate any debt contracts or other material contracts, or waive, release or assign any material rights or claims;

     - make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated, except in the ordinary and usual course of business, provided that neither it nor any of its subsidiaries will permit any such policy providing coverage for product liability, securities law claims or shareholder derivative claims to be terminated or canceled;

     - take any action, other than reasonable and usual actions in the ordinary and usual course of business consistent with past practice, with respect to accounting policies or procedures, except as may be required by changes in generally accepted accounting principles;

     - sell, transfer, assign or abandon any of its patents or trademarks, except for any intercompany transfers that are in the ordinary and usual course of business;

     - license or otherwise encumber any of its patents or trademarks, except in the ordinary and usual course of business; or

     - make any new offer of distributor or other customer incentives or promotions that are different than those prevailing on November 17, 1999 and each of it and Safeskin's subsidiaries will use reasonable efforts to cause inventory levels at Safeskin's distributors to be maintained at the lowest practicable level consistent with meeting end-user demand.

     Additionally, Safeskin has agreed to:

     - promptly notify Kimberly-Clark if it or any of its subsidiaries become aware of any material infringement by it or its subsidiaries of the intellectual property rights of any other person or any material infringement by any other person of its or its subsidiaries' intellectual property rights;

     - timely pay all maintenance and annuity fees for its and its subsidiaries' patents and patent applications; and

     - obtain on or before the closing an admitted policy of insurance for product liability of $50 million as contemplated by the merger agreement.

     Each of Kimberly-Clark and Safeskin has further agreed that neither of them will knowingly take or cause to be taken any action which would disqualify the merger as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

NO SOLICITATION BY SAFESKIN

     Safeskin has agreed not to, and to use its best efforts not to permit any of its or its subsidiaries' directors, officers, employees or representatives to, solicit, initiate or knowingly encourage, including by way of furnishing information, any takeover proposal, as defined below, from any person, or engage in or continue discussions or negotiations relating to any takeover proposal. Safeskin may, however, engage in discussions or negotiations with, and furnish information to, any person that makes a written takeover proposal which the Safeskin board of directors concludes in good faith that:

     - if consummated, would constitute a superior proposal, as defined below;
       and

     - after receipt of advice of its outside counsel, the failure to take action would be inconsistent with the fiduciary obligations of the Safeskin board.

     As soon as possible, but no later than the date on which a takeover proposal is presented to the Safeskin board, Safeskin must:

     - notify Kimberly-Clark that a person has made a takeover proposal or intends to make a superior proposal;

     - identify the person making the takeover proposal; and

     - disclose the material terms of the takeover proposal.

     As used in the merger agreement and this proxy statement/prospectus, "takeover proposal" means any proposal or offer, other than a proposal or offer by Kimberly-Clark or any of its affiliates, by any person relating to any actual or potential merger, consolidation or other business combination involving Safeskin or any of its significant subsidiaries, within the meaning of Rule 1-02 of Regulation S-X of the SEC, or any acquisition in any manner, including, by tender or exchange offer, of 15% or more of the equity interest in Safeskin or any of its significant subsidiaries, or 15% or more of the assets of Safeskin and of its subsidiaries taken as a whole.

     As used in the merger agreement and this proxy statement/prospectus, "superior proposal" means a bona fide proposal or offer made by any person:

     - to acquire Safeskin pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of Safeskin and its subsidiaries as a whole; or

     - to enter into a merger, consolidation or other business combination with Safeskin or any of its subsidiaries,

in each case on terms which a majority of the members of the Safeskin board determines in good faith, after receipt of the advice of independent financial advisors, to be more favorable to Safeskin and its shareholders than the Kimberly-Clark merger transaction, including any revised transaction proposed by Kimberly-Clark.

CONDITIONS PRECEDENT TO THE MERGER

     The respective obligations of Kimberly-Clark, Safeskin and Brooks to effect the merger are subject to the fulfillment or waiver of the following conditions at or prior to the merger:

     - approval of the merger agreement by the Safeskin shareholders;

     - listing on the New York Stock Exchange of the shares of Kimberly-Clark common stock Safeskin shareholders will receive upon effectiveness of the merger;

     - expiration or termination of the waiting period and any extension thereof under the Hart-Scott-Rodino Act;

     - receipt of all required consents or approvals of, or the making of all required filings with, any governmental entity, except those for which the failure to receive or make are not, individually or in the aggregate, reasonably likely to have a material adverse effect;

     - absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order restraining, enjoining or otherwise prohibiting the merger;

     - effectiveness of the registration statement and the absence of any stop order suspending the effectiveness of the registration statement; and

     - receipt by Kimberly-Clark of all necessary state securities and "blue sky" approvals.

     The obligations of Kimberly-Clark and Brooks to effect the merger are also subject to the fulfillment or waiver at or prior to the merger of the following additional conditions:

     - each of the representations and warranties of Safeskin that is qualified by materiality being true and correct when made and being true at and as of the closing date and each of such representations and warranties that is not so qualified by materiality being true and correct in all material respects when made and at and as of the closing date as if they were made at and as of the closing date;


     - performance in all material respects by Safeskin of its obligations under the merger agreement;


     - receipt by Safeskin of the consent or approval of each person required under any contract to which Safeskin or any of its subsidiaries is a party, except where the failure to obtain the consent or approval is not reasonably likely, individually or in the aggregate, to have a material adverse effect on Safeskin and its subsidiaries; and

     - receipt by Kimberly-Clark of the opinion of Sidley & Austin to the effect that the merger will be treated for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and that each of Safeskin, Kimberly-Clark and Brooks will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     The obligation of Safeskin to effect the merger is also subject to the fulfillment or waiver at or prior to the effective time of the merger of the following additional conditions:

     - each of the representations and warranties of Kimberly-Clark and Brooks that is qualified by materiality being true and correct when made and being true at and as of the closing date and each of such representations and warranties that is not so qualified by materiality being true and correct in all material respects when made and at and as of the closing date as if they were made at and as of the closing date;

     - performance in all material respects by Kimberly-Clark and Brooks of their obligations under the merger agreement;

     - receipt by Kimberly-Clark of the consent or approval of each person required under any contract to which Kimberly-Clark or any of its subsidiaries is a party, except where the failure to obtain the consent or approval is not reasonably likely, individually or in the aggregate, to have a material adverse effect on Kimberly-Clark and its subsidiaries; and

     - receipt by Safeskin of an opinion of Morgan, Lewis & Bockius LLP to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and that each of Safeskin, Kimberly-Clark and Brooks will be a party to the reorganization within the meaning of
       Section 368(b) of the Internal Revenue Code.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Kimberly-Clark will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of Safeskin and its subsidiaries against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, including the transactions contemplated by the merger agreement; provided, that Kimberly-Clark will not have any obligation to any indemnified party:

     - if and when a court of competent jurisdiction ultimately determines, and the court's determination has become final, that the indemnification of the indemnified party in the manner contemplated by the merger agreement is prohibited by applicable law; or

     - if the matter is attributable to the gross negligence or willful misconduct of the indemnified party.

     Kimberly-Clark will also advance expenses to the indemnified parties as incurred to the fullest extent permitted under applicable law if the person to whom expenses are advanced provides an undertaking to repay the advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     After the merger, Safeskin will use its best efforts to maintain its existing officers' and directors' liability insurance for a period of six years after the merger so long as the annual premium for the insurance is not in excess of two times the last annual premium paid by Safeskin prior to November 17, 1999. If the existing insurance expires, is terminated or canceled during the six-year period, Safeskin must use its best efforts to obtain as much substantially similar insurance as can be obtained for the remainder of the six years, but in no event for a premium in excess, on an annualized basis, of two times the current premium.

TERMINATION

     The merger agreement may be terminated at any time prior to the merger by written mutual consent of Safeskin and Kimberly-Clark, or by:

     - either Kimberly-Clark or Safeskin if the merger has not been completed by May 31, 2000, but neither Kimberly-Clark nor Safeskin may terminate if the reason that the merger has not been completed is its own breach;

     - either Kimberly-Clark or Safeskin if the shareholders of Safeskin fail to approve the merger agreement at the special meeting or any adjournment thereof;

     - either Kimberly-Clark or Safeskin if there is a material breach of any representation, warranty, covenant or agreement by the other party, which breach has not been cured, if capable of being cured, within 20 business days after receipt of written notice of the breach;

     - either Kimberly-Clark or Safeskin if 10 business days elapse after all conditions precedent to the merger have occurred or have been waived and the closing does not occur through no fault of the terminating party;

     - Safeskin if the Safeskin board of directors determines in good faith that a takeover proposal is a superior proposal and Kimberly-Clark does not propose a change to the merger agreement so that the Safeskin board no longer believes the takeover proposal is a superior proposal, provided that Safeskin may not so terminate unless (1) five business days have elapsed after delivery to Kimberly-Clark of a written notice of such determination and at all reasonable times during the five business day-period, Safeskin will have provided Kimberly-Clark a reasonable opportunity to propose a modification of the time and conditions of the merger so that a business combination between Safeskin and Kimberly-Clark (or an affiliate of Kimberly-Clark) may be effected; (2) at the end of such period, the Safeskin Board continues to believe, after receipt of advice from its outside counsel, that such takeover proposal constitutes a superior proposal and failure to terminate the merger agreement and enter into a definitive acquisition, merger or similar agreement to effect such superior proposal would be inconsistent with the fiduciary obligations of the board of directors under applicable law; and (3) simultaneously with such determination Safeskin enters into a definitive acquisition, merger or similar agreement to effect such superior proposal;

     - Kimberly-Clark if the Safeskin board of directors does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its approval of the merger agreement;

     - Kimberly-Clark if the Safeskin board of directors recommends to you any takeover proposal;

     - Kimberly-Clark if any person acquires beneficial ownership of 15% or more of Safeskin's capital stock;

     - Kimberly-Clark if a third party commences a tender offer or exchange offer for 15% or more of Safeskin's capital stock and the Safeskin board of directors does not timely recommend against the offer; or

     - Kimberly-Clark if Safeskin takes specified actions with a third party to:

        1. effect a merger, consolidation or similar transaction involving Safeskin or any of its significant subsidiaries;

        2. sell, lease or otherwise dispose of all or a substantial portion of the assets of Safeskin or any of its subsidiaries comprising 15% or more of the assets of Safeskin and its subsidiaries taken as a whole; or

        3. sell or otherwise dispose of securities representing 15% or more of the voting power of Safeskin.

TERMINATION FEE AND EXPENSES

     Safeskin must pay Kimberly-Clark a termination fee of $15 million, except that the parties have agreed to limit the total profit that Kimberly-Clark can receive from the termination fee and option agreement to $25 million, if:

     - a purchase event (defined on page 41) occurs;

     - the Safeskin shareholders do not approve the merger at the special meeting and immediately prior to the vote, there exists a takeover proposal, or an outstanding third party tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Safeskin and, in either case, Safeskin or its affiliates close the third party transaction within one year of the date of the special meeting or any adjournment of the special meeting; or

     - Kimberly-Clark has the right to terminate the merger agreement because:

        1. Safeskin has failed to comply in any material respects with any of its covenants or agreements required to be complied with prior to the date of the termination, which failure has not been cured within 20 business days;

        2. at the time of the termination there is a third party transaction;
           and

        3. a third party transaction is completed within one year of the date of the termination.

     Any of the transactions described in the second bullet point are referred to as a "third party transaction."

     If either:

     - the Safeskin shareholders do not approve the merger at the special meeting and, immediately prior to the vote, there exists a third party transaction, or

     - Kimberly-Clark terminates the merger agreement because Safeskin has failed to comply in any material respects with any of its covenants or agreements required to be complied with prior to the date of termination, which failure has not been cured within 20 business days, and at the time of the termination there exists a third party transaction, then Safeskin must pay Kimberly-Clark its expenses relating to the proposed merger up to $1 million. If Safeskin later pays the $15 million termination fee because of the second or third bullet point listed under the first paragraph above, the amount of reimbursed expenses will be deducted from the fee.

     In addition, if either:

     - the Safeskin shareholders do not approve the merger, or

     - Kimberly-Clark terminates the merger agreement due to:

        1. Safeskin's failure to comply in any material respect with any of its covenants or agreements contained in the merger agreement which has not been cured within 20 days of notice, or

        2. a breach by Safeskin of any representation or warranty contained in the merger agreement, which (i) if not qualified by reference to a material adverse effect, has a material adverse effect on Safeskin or
           (ii) if qualified by reference to a material adverse effect, is not cured within 20 days of notice,

and immediately prior to such vote or termination no third party transaction exists, then Safeskin must pay Kimberly-Clark its expenses relating to the proposed merger up to $1 million.

     The merger agreement provides that, except for printing and mailing expenses and filing fees incurred in connection with this proxy statement/prospectus, which will be shared equally, and except as otherwise

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

set forth in this section, Kimberly-Clark and Safeskin will each pay its own costs and expenses in connection with the merger agreement and the related transactions, whether or not the merger is consummated.

AMENDMENT

     At any time prior to the merger, the parties to the merger agreement may modify or amend the merger agreement by written agreement.

WAIVER

     The conditions to each of the parties' obligations to close the merger may be waived by such party in whole or in part. If a material condition is waived by Safeskin, Safeskin will notify you and it will resolicit your vote.

SAFESKIN STOCK OPTIONS

     Substitute Option Election. During the period ending at least 10 days before the merger, each current or former employee or director of Safeskin or any of its subsidiaries who holds an outstanding Safeskin stock option will be permitted to elect that all of his or her Safeskin options that are outstanding immediately before the merger will become options to purchase shares of Kimberly-Clark common stock. The number of shares of Kimberly-Clark common stock subject to a substitute option will be determined by multiplying the number of shares of Safeskin common stock subject to the existing option immediately before the merger by 0.1956, and then decreasing the number of shares to the nearest whole share. The exercise price per share of Kimberly-Clark common stock will equal the exercise price of the existing Safeskin option divided by 0.1956, increased to the nearest whole cent. Each substitute Kimberly-Clark stock option will be exercisable upon substantially the same terms and conditions that are applicable to the substituted Safeskin stock option. The option holder's right to exercise the substitute option will not accelerate as a result of the merger, but will become fully exercisable if the employment or service of the option holder is terminated without cause upon the merger, within one year after the merger or as specified in an individual agreement between the option holder and Kimberly-Clark. Except as provided otherwise in an individual agreement between the option holder and Kimberly-Clark, each substitute option will be exercisable after the termination of the option holder's employment or service with Safeskin or one of its subsidiaries without cause until the later of 90 days after the termination or 90 days after the lapse of certain post-merger exercise restrictions (but not after the option expires).

     Cash-out of Options. Each Safeskin stock option outstanding immediately before the merger that does not become a substitute Kimberly-Clark option will be canceled immediately upon the effectiveness of the merger, and the holder of the option will receive a cash payment from Safeskin equal to the product of (A) the number of Safeskin shares subject to the option (whether or not exercisable) times (B) the excess, if any, of $12.00 over the exercise price of the option. The payment will be subject to all applicable tax withholding requirements.

     Taxation of Options Upon Merger. The holder of a Safeskin option that is converted into a substitute option will not recognize gain or loss solely as a result of the receipt of a substitute option. When the substitute option is exercised, the option holder generally will recognize ordinary compensation income at that time in an amount equal to the excess of the aggregate fair market value on that date of the shares of Kimberly-Clark common stock acquired upon the exercise over the aggregate exercise price paid for the shares. The tax basis of the shares of Kimberly-Clark common stock purchased upon the exercise of a substitute option will generally be equal to the fair market value of the shares on the date that compensation income is recognized, and the holding period of the shares, for purposes of determining whether a sale of the shares would result in a recognition of a short-term or long-term capital gain or loss, will begin on the same date.

     The holder of a Safeskin option that is cancelled in exchange for a cash payment (as well as the holder of a substitute option who receives cash in lieu of a fractional share) will generally recognize ordinary compensation income in an amount equal to the cash received. Amounts recognized as ordinary compensation income will be subject to United States federal income tax at the recipient's ordinary income tax rate, the hospital insurance portion of the tax under the Federal Insurance Contributions Act ("FICA"), which is currently 1.45%, and depending on the individual's circumstances, to the old-age, survivors and disability portion of FICA tax, which is currently 6.2%. The cash payment will be reduced by these taxes and any other taxes which Safeskin might be required to withhold at the date of payment.

     Employee Stock Purchase Plan. Before the merger, Safeskin will terminate the Safeskin employee stock purchase plan with the effect being that no offering period and no purchase period will commence under the plan.

EMPLOYEE BENEFITS

     For at least 12 months after the merger, the employees of Safeskin and its subsidiaries in the United States will be provided with employee benefit plans and programs that are no less favorable in value in the aggregate to those provided to the employees immediately before the merger, excluding the Safeskin stock option plan and employee stock purchase plan. Kimberly-Clark and Safeskin will continue to have the right to amend, terminate or discontinue any particular employee benefit plan or program in accordance with its terms. Employees who become participants in any employee benefit plan or program of Kimberly-Clark or any of its subsidiaries, excluding any program that provides retiree medical or retiree life insurance benefits, will be given eligibility and vesting service credit for all service with Safeskin or its subsidiaries. Kimberly-Clark and Safeskin will honor all existing employment and severance agreements in accordance with their terms.

                            COMPANY OPTION AGREEMENT

     The following is a summary of material provisions of the option agreement, a copy of which is attached as Annex B to this proxy statement/prospectus. This summary is not complete. For more detailed information you should review the option agreement, which is incorporated herein by reference.

     As a condition to Kimberly-Clark's willingness to enter into the merger agreement, Kimberly-Clark required that Safeskin enter into the option agreement pursuant to which Safeskin granted to Kimberly-Clark the option to purchase 14.0% of the outstanding shares of Safeskin common stock at an exercise price of $12.00 per share. The 14.0% is calculated as of the closing date of the purchase of stock upon exercise of the option.

     The option granted to Kimberly-Clark may be exercised only after the occurrence of a "purchase event." A "purchase event" occurs if:

     - the merger agreement is terminated by Kimberly-Clark because the Safeskin board of directors determines in good faith that a takeover proposal is a superior proposal and Kimberly-Clark does not propose a change to the merger agreement so that the Safeskin board no longer believes that the takeover proposal is a superior proposal, provided that Safeskin may not so terminate unless (1) five business days have elapsed after delivery to Kimberly-Clark of a written notice of such determination and at all reasonable times during the five business day-period, Safeskin will have provided Kimberly-Clark a reasonable opportunity to propose a modification of the time and conditions of the merger so that a business combination between Safeskin and Kimberly-Clark (or an affiliate of Kimberly-Clark) may be effected; (2) at the end of such period, the Safeskin Board continues to believe, after receipt of advice from its outside counsel, that such takeover proposal constitutes a superior proposal and failure to terminate the merger agreement and enter into a definitive acquisition, merger or similar agreement to effect such superior proposal would be inconsistent with the fiduciary obligations of the board of directors under applicable law; and (3) simultaneously with such determination Safeskin enters into a definitive acquisition, merger or similar agreement to effect such superior proposal;

     - the Safeskin board does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its recommendation of the merger;

     - the Safeskin board recommends to you any takeover proposal;

     - a third party acquires beneficial ownership of 15% or more of Safeskin;

     - a third party commences a tender offer or exchange offer for 15% or more of Safeskin's capital stock and the Safeskin board fails to timely recommend against the offer;

     - Safeskin takes specified actions with a third party to:

        1. effect a merger, consolidation or similar transaction involving Safeskin or any of its subsidiaries;

        2. sell, lease or otherwise dispose of all or a substantial portion of the assets of Safeskin or any of its subsidiaries comprising 15% or more of the assets of Safeskin and its subsidiaries taken as a whole; or

        3. sell or otherwise dispose of securities representing 15% or more of the voting power of Safeskin.

     - the shareholders of Safeskin do not approve the merger and there exists a third party takeover proposal with respect to Safeskin prior to the special meeting, but only if publicly announced, and:

        1. Safeskin enters into an agreement with the third party with respect to such takeover proposal or the third party commences a tender or exchange offer for Safeskin common stock within 12 months of the special meeting; and

        2. at any time within 12 months of entering into such agreement or commencement of such offer, the third party consummates a transaction similar to the takeover proposal or any tender or exchange offer for beneficial ownership of at least 15% of Safeskin common stock.

     The option terminates upon the earlier to occur of:

     - the merger; or

     - the termination of the merger agreement in accordance with its terms; provided, however, the option will remain exercisable until:

        1. 90 days after the date of the termination, or, if earlier, 90 days after the date on which Kimberly-Clark has the right to terminate the merger agreement as described in the bullet points under the immediately preceding paragraph; or

        2. 90 days after the date of the special meeting.

     After the occurrence of a purchase event, but prior to the second anniversary of the purchase event, Kimberly-Clark has the right to cause Safeskin to repurchase the option and any common stock purchased under the option if:

     - Safeskin completes any merger, consolidation or any similar transaction involving Safeskin or any sale, lease or other disposition of all or substantially all of the assets of Safeskin and its subsidiaries considered as a whole; or

     - any person acquires beneficial ownership of 50% or more of the then outstanding shares of Safeskin common stock but only if a purchase event shall have occurred prior to expiration or termination of the option.

     If Kimberly-Clark exercises its repurchase right, the price will be the greatest of:

     - $12.00 per share;

     - the market price per share at the time of exercise; or

     - the highest price per share paid or offered in a tender or exchange offer in any transaction triggering Kimberly-Clark's repurchase right.

     If Kimberly-Clark has not previously exercised its repurchase right, then six months after the later of the occurrence of a purchase event and the termination of the merger agreement, Safeskin shall have the right to repurchase from Kimberly-Clark the option, together with all shares of Safeskin common stock subject thereto or purchased by Kimberly-Clark pursuant to the exercise of the option and with respect to which Kimberly-Clark then has beneficial ownership. The repurchase price will be the greater of the market price per share at the time the right is exercised or $12.00 per share.

     For three years after the occurrence of a purchase event, Kimberly-Clark or any beneficial owner of more than 2,000,000 shares of Safeskin common stock issued pursuant to the option agreement has a one-time right to require Safeskin to file a registration statement with the SEC covering the Safeskin common stock acquired upon exercise of the option.

     The option agreement was entered into by Kimberly-Clark and Safeskin concurrently with the execution of the merger agreement in an effort to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who are now, or prior to the merger may be, interested in merging with or acquiring a significant equity interest in Safeskin or proposing an acquisition. In addition, the grant of the option to Kimberly-Clark may make it impossible for any third party to close a transaction with Safeskin on a pooling of interests basis.

                             STOCKHOLDER AGREEMENT

     The following is a summary of material provisions of the stockholder agreements, a copy of the form of which is attached as Annex C to this proxy statement/prospectus. This summary is not complete. For more detailed information you should review the stockholder agreement which is incorporated herein by reference.

     As a condition to Kimberly-Clark's willingness to enter into the merger agreement, Kimberly-Clark required that Irving Jaffe, Richard Jaffe and Neil Braverman execute a stockholder agreement pursuant to which each agreed:

     - to vote, or cause to be voted, all shares of Safeskin common stock he has the right to vote to approve the merger and the merger agreement;

     - to vote against any other merger, consolidation or combination, sale of substantial assets, sale of stock, reorganization, dissolution, liquidation or winding up of Safeskin or any of its subsidiaries or any third party takeover proposal;

     - to vote against any amendment to the Safeskin charter or bylaws which would impede the merger, any change to the current Safeskin board of directors or any change in Safeskin's current capitalization;

     - not to sell, transfer, pledge, assign or otherwise dispose of his shares, provided that he may transfer the subject shares by gift to charitable organizations or by gift to members of his immediate family as contemplated by the stockholder agreement but only if such charitable organization or member agrees in writing to be bound by the terms of the merger agreement;

     - not to enter into any other voting arrangement with respect to his shares; and

     - subject to his fiduciary duties as an officer and director of Safeskin, not to solicit or encourage any third party takeover proposal.

     The stockholder agreements terminate upon the earliest to occur of:

     - the close of business on May 31, 2000;

     - the merger; or

     - the termination of the merger agreement in accordance with its terms.

     However, the stockholder agreement will survive for an additional 90 days if the merger agreement is terminated for any of the following reasons:

     - the Safeskin board receives a takeover proposal which it determines to be a superior proposal (as defined on page 36);

     - the Safeskin board does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its approval of the merger agreement;

     - the Safeskin board recommends a takeover proposal to you;

     - the Safeskin board does not timely recommend against a third party tender offer or exchange offer for 15% or more of Safeskin's capital stock;

     - a third party acquires beneficial ownership of 15% or more of Safeskin common stock; or

     - Safeskin takes specified actions with a third party to:

          1. effect a merger, consolidation or similar transaction involving Safeskin or any of its significant subsidiaries;

          2. sell, lease or otherwise dispose of all or a substantial portion of the assets of Safeskin or any of its subsidiaries comprising 15% or more of the assets of Safeskin and its subsidiaries taken as a whole; or

          3. sell or otherwise dispose of securities representing 15% or more of the voting power of Safeskin.


     Messrs. I. Jaffe, R. Jaffe and Braverman owned and had the right to vote or beneficially owned and had the ability to cause to be voted in the aggregate 13,468,986 shares of Safeskin common stock on the record date. These shares, which represent approximately 23.33% of the shares of Safeskin common stock outstanding on the record date, are subject to the stockholder agreement.


     The stockholder agreements bind the actions of Messrs. I. Jaffe, R. Jaffe and Braverman only in their capacities as Safeskin shareholders. Messrs. I. Jaffe, R. Jaffe and Braverman have complete freedom pursuant to their respective stockholder agreement to act in accordance with their fiduciary duties as directors of Safeskin. While they are contractually bound by their respective stockholder agreements to vote as Safeskin shareholders in favor of the merger and against other takeover proposals, should any be presented, their fiduciary duties as Safeskin directors nevertheless require them to act in their capacities as directors in the best interests of Safeskin and its shareholders.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Safeskin board of directors with respect to the merger agreement, the shareholders of Safeskin should be aware that certain persons, as members of Safeskin's management, and in certain instances, also as members of the Safeskin board, have interests in the merger in addition to their interests as shareholders of Safeskin. The Safeskin board was aware of these interests in adopting the merger agreement.

SEVERANCE AND CONSULTING AGREEMENT WITH RICHARD JAFFE

     Kimberly-Clark required, as a condition to its willingness to enter into the merger agreement, that Kimberly-Clark and Safeskin enter into a severance and consulting agreement with Richard Jaffe, effective upon the merger. Under the agreement, effective upon the merger, Mr. Jaffe will cease being an employee of Safeskin and will receive severance benefits substantially similar to those to which he would otherwise be entitled as a result of the merger under an existing agreement with Safeskin. These benefits consist of a cash severance payment of $2,755,999. Mr. Jaffe will also be entitled to continue the deferral of payments under the Safeskin deferred compensation plan, without any additional contributions or deferrals credited to him after the date of the merger. Mr. Jaffe will also be entitled to a gross-up payment to compensate him for any taxes incurred due to any amount payable in connection with the merger being characterized as an excess parachute payment.

     Under the agreement, Mr. Jaffe will be available to provide consulting services to Kimberly-Clark and Safeskin for five years after the date of the merger, in exchange for a total fee of $200,000. Mr. Jaffe will be entitled to exercise all of his outstanding stock options, which will be converted to Kimberly-Clark options, for one year after the merger date (as long as he does not materially breach the noncompetition, nonsolicitation or confidentiality provisions described below).

     Mr. Jaffe has agreed that during his consulting period he will not:

     - compete with the products or services of any of the businesses which were conducted, considered, envisioned or discussed by Safeskin or its subsidiaries before the merger;

     - solicit or induce the principal distributors or principal end-users of Safeskin products or services to stop doing business with Safeskin or to purchase products from a competitor of Safeskin; or

     - try to hire away any employee of Safeskin, except that he may hire any former employee whose employment is involuntarily terminated at the merger or within 180 days after the merger date or who at the time of hire has not been employed by Safeskin for the previous 12 months.

     Mr. Jaffe is also prohibited from disclosing any confidential information relating to Safeskin or Kimberly-Clark at any time.

     Mr. Jaffe has also agreed to release Safeskin, Kimberly-Clark and related persons, as of the merger, from all claims which he and his heirs and assigns may have against Safeskin, Kimberly-Clark or related persons, except for certain indemnification rights and directors' and officers' liability coverage.

CONSULTING AGREEMENT WITH NEIL BRAVERMAN

     Kimberly-Clark also required, as a condition to its willingness to enter into the merger agreement, that Kimberly-Clark and Safeskin enter into a consulting agreement with Neil Braverman, effective upon the merger.

     Under the agreement, Mr. Braverman will be available to provide consulting services to Kimberly-Clark and Safeskin for five years after the date of the merger, in exchange for a total fee of $200,000. Mr. Braverman will be entitled to exercise all of his outstanding stock options, which will be converted to Kimberly-Clark options, for one year after the merger date (as long as he does not materially breach his noncompetition, nonsolicitation or confidentiality agreements, described below). Mr. Braverman will continue to be eligible for coverage under Safeskin's health benefit plan until December 31, 2000, and then will receive a cash payment from Safeskin equal to the value of continued health plan coverage for the period from January 1, 2001 through the 18-month anniversary of the merger date.

     Mr. Braverman has agreed that during his consulting period he will not:

     - compete with the products or services of any of the businesses conducted by Safeskin or its subsidiaries at any time;

     - solicit or induce the principal distributors or principal end-users of Safeskin products or services to stop doing business with Safeskin or to purchase products from a competitor of Safeskin; or

     - try to hire away any employee of Safeskin.

     Mr. Braverman is also prohibited from disclosing any confidential information relating to Safeskin or Kimberly-Clark at any time.

     Mr. Braverman has agreed to release Safeskin, Kimberly-Clark and related persons, as of the merger, from all claims which he and his heirs and assigns may have against Safeskin, Kimberly-Clark or related persons, except for certain indemnification rights and directors' and officers' liability coverage.

RETENTION AGREEMENTS FOR CERTAIN EXECUTIVES

     Kimberly-Clark also required, as a condition to its willingness to enter into the merger agreement, that Kimberly-Clark and Safeskin enter into a retention agreement effective upon the merger with each of five key Safeskin executives, including John R. Amat and Lee Chee Ming, each of whom is an executive officer. These retention agreements replace existing severance agreements that otherwise would take effect upon the merger.

     Under each retention agreement, other than the agreement with Mr. Lee, the executive is entitled to a cash retention bonus payable within five days after the merger equal to 75% of the sum of the executive's fiscal 1999 base salary and the average of the executive's fiscal 1998 and 1997 annual bonuses (with certain adjustments, based on individual circumstances), as long as the executive is then employed by Safeskin. In addition, under each retention agreement, including the agreement with Mr. Lee, if the executive remains employed through December 31, 2001, the executive is entitled to a performance bonus that will range from 75% to 225% of the sum of the executive's fiscal 1999 base salary and the average of the executive's fiscal 1998 and 1997 annual bonuses (with certain adjustments, based on individual circumstances). The amount of the performance bonus depends on the extent to which Safeskin achieves a combination of net sales, operating profits and/or gross margin targets included in the executive's agreement. Under the retention agreement with Mr. Amat, Mr. Amat is entitled to a retention bonus of $197,438 and is eligible for a performance bonus of between $197,438 and $592,314. Under the retention agreement with Mr. Lee, Mr. Lee is eligible for a performance bonus of between $214,989 and $644,968.

     If the executive's employment is terminated before December 31, 2001 by Safeskin without cause, by the executive because of certain adverse changes in his or her employment relationship, or because of a disability, then the executive will receive the following severance benefits:

     - a lump sum cash severance payment equal to 125% of the sum of the executive's annual base salary plus the average of the executive's annual bonuses over the previous two years (both salary and bonuses are calculated using the amount in effect immediately before the termination or the merger, whichever is higher);

     - a pro rata portion of the value of all incentive compensation awards for the year in which the termination occurs, assuming the awards are paid at the target level;

     - continued life, disability, accident, health and dental insurance benefits for 18 months following termination of employment; and

     - a gross-up payment to compensate the executive for any taxes incurred due to any amount payable in connection with the merger being characterized as an excess parachute payment.

     Each executive has agreed not to compete with any of the products or services of Safeskin or the Professional Health Care business of Kimberly-Clark, to solicit or induce the principal distributor or principal end-users of Safeskin products or services to stop doing business with Safeskin or Kimberly-Clark or to purchase products from a competitor of Safeskin or Kimberly-Clark, or to try to hire away any employee of Safeskin or the Professional Health Care business of Kimberly-Clark, in each case for a period ending 24 months after the executive's employment terminates, except that he may hire any former employee who at the time of hire has not been employed by Safeskin for the past 12 months. Each executive has also agreed not to disclose any confidential information relating to Safeskin or Kimberly-Clark at any time.

SEVERANCE BENEFITS FOR OTHER EXECUTIVES

     Under existing agreements between Safeskin and other executives, including Bruce P. Garren, Seth S. Goldman, Robert C. Hatch, William R. LaRue, David L. Morash, Hans R. Sleeuwenhoek and Robert W. Zabaronick, the executive is entitled to the following severance benefits if his employment is terminated within two years after the merger by Safeskin without cause, by the executive because of certain adverse changes in his employment relationship or because of a disability:

     - a lump sum cash severance payment equal to 1.5 times the sum of the executive's annual base salary plus the average of the executive's annual bonuses over the previous two years (both salary and bonuses are calculated using the amount in effect immediately before the termination or the merger, whichever is higher);

     - a pro rata portion of the value of all incentive compensation awards for the year in which the termination occurs, assuming the awards are paid at the target level;

     - continued life, disability, accident, health and dental insurance benefits for 18 months following termination of employment;

     - accelerated exercisability of the executive's stock options; and

     - a gross-up payment to compensate the executive for any taxes incurred due to any amount payable in connection with the merger being characterized as an excess parachute payment.

If an executive voluntarily terminates employment with Safeskin for any reason during the 30-day period immediately following the first anniversary of the merger date, the executive is entitled to severance pay equal to 50% of the severance payment described above and to continued life, disability, accident, health and dental insurance benefits for nine months following termination of employment, in addition to the pro-rated incentive awards, option acceleration and gross up payment described above.

     Each executive, other than Mr. Hatch, has also agreed not to solicit or induce the principal distributors or principal end-users of Safeskin products or services to stop doing business with Safeskin or to purchase products from a competitor of Safeskin, or to try to hire away a Safeskin employee, for a period of 18 months after termination, except that he may hire any former employee who at the time of hire has not been employed by Safeskin for the past 12 months. Each executive has also agreed not to disclose any of Safeskin's confidential information at any time after termination of employment. Mr. Hatch has agreed that, for a period of 18 months after termination of his employment agreement, he will not compete with Safeskin, solicit, take an opportunity of, or interfere materially with any of the manufacturers, distributors, end-user or contractors of Safeskin, or try to induce any Safeskin employee to terminate employment.

STOCK OPTIONS

     Richard Jaffe and Neil Braverman currently hold options to purchase 3,601,000 and 1,030,000 shares, respectively, of Safeskin common stock. These options, to the extent outstanding at the time of the merger, will be converted into substitute options to purchase 704,355 and 201,468 shares, respectively, of Kimberly-Clark common stock. The exercise price of each option will equal the exercise price of the

Safeskin option divided by 0.1956, increased to the nearest whole cent. Assuming Mr. Jaffe and Mr. Braverman do not exercise any Safeskin options prior to the date of the merger, they will hold the following Kimberly-Clark options immediately after the merger:

RICHARD JAFFE

SHARES SUBJECT TO    EXERCISE PRICE OF
SUBSTITUTE OPTION    SUBSTITUTE OPTION
-----------------    -----------------
      58,875              $ 20.77
      19,560                22.69
      39,120                22.69
      78,240                27.78
      78,240                47.30
      78,240                46.02
      39,120               111.20
      78,240               134.53
      78,240               194.60
      78,240               204.50
      78,240               255.63
     -------
     704,355

NEIL BRAVERMAN

SHARES SUBJECT TO    EXERCISE PRICE OF
SUBSTITUTE OPTION    SUBSTITUTE OPTION
-----------------    -----------------
      68,460              $ 12.79
      35,208                17.26
      78,240                20.77
       5,868                46.02
       9,780               130.05
       3,912               109.92
     -------
     201,468

     Each of Mr. Jaffe's and Mr. Braverman's substitute options will be fully exercisable, and remain exercisable until the first anniversary of the termination of his employment (or, if earlier, the tenth anniversary of the grant date of the option or a material breach of noncompetition, nonsolicitation or confidentiality provisions of his consulting agreement).

     During the period ending at least 10 days before the merger, each other officer and director of Safeskin who holds an outstanding Safeskin stock option will be permitted to elect that all of his or her outstanding Safeskin options be converted into substitute Kimberly-Clark options. See "TERMS OF THE MERGER AGREEMENT -- Safeskin Stock Options." Each Safeskin option that does not become a substitute Kimberly-Clark option will be cancelled immediately upon the effectiveness of the merger, and the holder of the option will receive a cash payment from Safeskin equal to the product of (A) the number of Safeskin shares subject to the option (whether or not exercisable) times (B) the excess, if any, of $12.00 over the exercise price of the option. The payment will be subject to all applicable tax withholding requirements.

     The following table shows the stock options that are held by each person, other than Messrs. R. Jaffe and Braverman, who is or has been a Safeskin executive officer or director since the beginning of the last fiscal year, the substitute options that the officer or director could elect to receive and the cash payment the officer or director would receive if he does not elect substitute options:

                                                                                  CASH RECEIVED IF
                                          SHARES SUBJECT TO   EXERCISE PRICE OF     OPTIONS ARE
EXECUTIVE OFFICER                         SUBSTITUTE OPTION   SUBSTITUTE OPTION      CANCELLED
-----------------                         -----------------   -----------------   ----------------
John R. Amat............................        4,890              $115.04           $   43,750
                                                  880               109.92
                                                1,956                43.14
                                                1,956                57.20
Terrance J. Bieker......................       15,648               130.05                    0
                                                  782               109.92
Bruce P. Garren.........................        9,780                56.88               43,750
Seth S. Goldman.........................        1,564                20.14              500,109
                                                7,041                22.69
                                                6,259                37.39
                                                3,912               134.53
                                                  733               109.92
                                                  733                43.14
Robert C. Hatch.........................        9,780               159.13               53,438
                                                1,564               109.92
                                                2,934                43.14
William R. LaRue........................        7,824                59.44               82,500
                                                5,868                55.92
                                                3,912               134.53
                                                  978               109.92
                                                1,956                43.14
Lee Chee Ming...........................       42,249                20.14            2,666,813
                                               23,472                22.69
                                                9,780               134.53
                                                3,912               109.92
                                                  978                43.14
David L. Morash.........................        7,824                20.77            1,919,881
                                               16,684                20.77
                                               23,472                22.69
                                                9,780               134.53
                                                3,912               109.92
                                                  978                43.14
Hans R. Sleeuwenhoek....................        5,868                49.21              135,313
                                                1,956                55.92
                                                3,912               134.53
                                                1,956               156.89
                                                1,760               109.92
                                                2,934                43.14
Robert W. Zabaronick....................       19,560               106.73              151,250
                                                2,934               109.92
                                                1,956                38.67
                                                5,868                43.14

                                                                                  CASH RECEIVED IF
                                          SHARES SUBJECT TO   EXERCISE PRICE OF     OPTIONS ARE
DIRECTOR                                  SUBSTITUTE OPTION   SUBSTITUTE OPTION      CANCELLED
--------                                  -----------------   -----------------   ----------------
Cam L. Garner...........................        9,388              $ 47.61            $219,000
                                                5,868                46.02
                                                3,129               130.05
                                                1,564               104.17
Irving Jaffe............................        5,868                46.02              90,000
                                                3,129               130.05
                                                1,564               104.17
Howard L. Shecter.......................       11,736                12.79             858,000
                                                4,303                15.34
                                                5,868                46.02
                                                3,129               130.05
                                                1,564               104.17
Joseph Stemler..........................       15,648                16.94             785,000
                                                5,868                46.02
                                                3,129               130.05
                                                1,564               104.17
Jeffrey Stiefler........................        4,890               104.17                   0
                                                1,564               104.17

INDEMNIFICATION

     For six years after the effective time of the merger, Kimberly-Clark has agreed to maintain, or will cause Safeskin to maintain, certain rights to indemnification in favor of each present and former director or officer of Safeskin and its subsidiaries and to maintain Safeskin's existing directors' and officers' liability insurance policy or provide a similar policy, subject to certain limitations. See "TERMS OF THE MERGER AGREEMENT -- Indemnification; Directors' and Officers' Insurance."

                        COMPARISON OF SHAREHOLDER RIGHTS

     Kimberly-Clark is incorporated under the laws of the State of Delaware. Safeskin is incorporated under the laws of the State of Florida. The holders of Safeskin common stock whose rights as shareholders are currently governed principally by Florida corporate law, the Safeskin charter, and the Safeskin bylaws, will, upon the exchange of their shares pursuant to the merger, become holders of Kimberly-Clark common stock, and their rights as such will be governed principally by the Delaware corporate law, the Kimberly-Clark charter and the Kimberly-Clark bylaws. The material differences between the rights of holders of Safeskin common stock and the rights of holders of Kimberly-Clark common stock, which result from differences in their governing corporate documents and differences in Delaware and Florida corporate law, are summarized below.

     The following summary is not intended to be complete and is qualified in its entirety by reference to Florida law, Delaware law, the Safeskin charter, the Safeskin bylaws, the Kimberly-Clark charter and the Kimberly-Clark bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the Safeskin charter, the Safeskin bylaws, the Kimberly-Clark charter and the Kimberly-Clark bylaws are incorporated by reference herein and will be sent to holders of Safeskin common stock upon request. See "WHERE YOU CAN FIND MORE INFORMATION."

AUTHORIZED CAPITAL

     The Safeskin charter provides for authorized stock consisting of 80,000,000 shares of Safeskin common stock, $.01 par value, and 10,000,000 shares of Safeskin preferred stock, $.01 par value.

     The Kimberly-Clark charter provides for authorized stock consisting of 1,200,000,000 shares of Kimberly-Clark common stock, $1.25 par value, and 20,000,000 shares of Kimberly-Clark preferred stock, without par value.

BOARD OF DIRECTORS

     Florida law requires that a board of directors consist of one or more natural persons who are at least 18 years of age, with the precise number specified in or fixed by a corporation's articles of incorporation or bylaws. It also permits staggered boards of directors of up to three separate classes if authorized in the articles of incorporation, an initial bylaw or bylaw adopted by a shareholder vote. Furthermore, under Florida law, unless the articles of incorporation provide otherwise, directors are elected by a plurality vote of shareholders entitled to vote on the election of directors. The Safeskin bylaws set the size of the board at seven directors. The Safeskin charter provides that the board consist of between five and ten directors and be divided into three classes of directors with staggered terms of office, each of whom may be removed only for cause by the affirmative vote at a shareholders meeting received from those holders entitled to vote. The Safeskin charter does not modify the rule that directors are elected by a plurality vote.

     Under Delaware law, a board of directors must have one or more members, as fixed by, or in the manner provided by, the bylaws, unless fixed by the certificate of incorporation. The certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors up to three classes of directors. Directors, unless their terms are staggered, are elected at each annual stockholder meeting. The Kimberly-Clark charter provides for a staggered board of directors which shall consist of not less than 11 nor more than 25 directors, each serving three-year terms. The exact number shall be fixed by resolution of the board of directors. The Kimberly-Clark board currently consists of 13 directors. Kimberly-Clark directors are elected by a majority vote of stockholders entitled to vote on the election of directors in favor of the director.

     Neither the Safeskin charter nor the Kimberly-Clark charter provide for cumulative voting in the election of directors, although the laws of both states permit such voting if set forth in a corporation's charter document. The laws of both states also provide that stockholders may vote either in person or by proxy so long as a quorum is present at the stockholder meeting.

VOTING RIGHTS

     Under both Florida and Delaware law, each outstanding share, regardless of class, is entitled to one vote unless the articles of incorporation (in Florida) or the certificate of incorporation (in Delaware) provide otherwise. Neither the Safeskin charter nor the Kimberly-Clark charter amends this rule with respect to common stockholders, but they both permit the directors to establish the voting rights of preferred stock. The holders of Safeskin's Series A Junior Participating Preferred Stock have 100 votes per share on all matters submitted to the shareholders for a vote, and the holders of Kimberly-Clark's Series A Junior Participating Preferred Stock also have 100 votes per share on all matters submitted to the stockholders for vote. As of the date of this proxy statement/prospectus, there are no shares of Safeskin or Kimberly-Clark Series A Preferred Stock outstanding.

REMOVAL OF DIRECTORS

     Florida law entitles shareholders to remove directors either for cause or without cause, unless the articles of incorporation provide that removal may be only for cause. Directors elected by a particular voting group may only be removed by the shareholders of that voting group. The Safeskin charter provides that a director may be removed for cause by the affirmative vote of the majority of the votes entitled to vote at a shareholders meeting.

     Under Delaware law, in the absence of express director removal provisions, a director of a corporation may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote except that members of a classified board may be removed only for cause. The Kimberly-Clark charter expressly provides for the removal (only for cause) of the entire Kimberly-Clark board or any individual director by a super-majority vote representing at least 80% of the voting power of the then outstanding voting stock voting as a single class. Under the Kimberly-Clark charter, any director may be removed from office at any time for cause by a majority vote of the entire Kimberly-Clark board.

VACANCIES ON THE BOARD OF DIRECTORS

     Florida law provides that, unless the articles of incorporation provide otherwise, vacancies arising on the board of directors may be filled by a majority of the remaining directors, even if no quorum remains, or by the shareholders. Where a vacancy will be known to occur at some point in the future, it may be filled in advance, although the new director will not take office until the vacancy actually occurs. The Safeskin bylaws provide that any vacancy on the Safeskin board, including any vacancy resulting from an increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors, or by the shareholders in the manner provided in Florida law. A director elected to fill a vacancy shall hold office until the next election of directors by the shareholders.

     Under Delaware law, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors, unless the bylaws of the corporation provide otherwise. Subject to the rights of the holders of any outstanding series of Kimberly-Clark preferred stock or any other class of capital stock of Kimberly-Clark (other than the Kimberly-Clark common stock), only the Kimberly-Clark board may fill vacancies and newly created directorships.

ACTION BY WRITTEN CONSENT

     The Safeskin bylaws provide that action of shareholders may be taken without a meeting if signed written consents are obtained by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. This provision is consistent with the requirements for such action under Florida law.

     Delaware law permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise, provided such consent is signed by stockholders having at least the minimum number of votes required to authorize such action at a meeting (subject to certain restrictions in the case of the election of directors by written consent). The Kimberly-Clark charter permits stockholders to act without a meeting only with respect to the following actions:

     - dissolution of Kimberly-Clark;

     - the sale, lease, exchange or conveyance of all or substantially all of the property and assets of Kimberly-Clark; or

     - the adoption of an agreement of merger or consolidation.

     In addition, the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon is required to approve any of the foregoing matters (excluding any merger or consolidation for which stockholder approval is not required under Delaware law).

AMENDMENTS TO CHARTER

     Amendments to all sections of the Safeskin charter are governed by Florida law, which generally requires approval by a majority of directors and by holders of a majority of the shares entitled to vote on the amendment. In addition, the amendment must be approved by a majority of the votes entitled to be cast on the amendment by any class or series of shares with respect to which the amendment would create dissenters' rights. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

     Under Delaware law, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock entitled to vote thereon. With respect to any amendment to the charter of a corporation that would increase or decrease the aggregate number of authorized shares or the par value of any of those shares, or that adversely affect a particular class or series of stock, Delaware law requires the separate approval by the holders of the affected class or series of stock, voting together as a single class. The Kimberly-Clark charter requires the affirmative vote of the holders of at least 80% of the voting power of the company, voting together as a single class, to amend, alter, change, repeal or adopt any charter provision inconsistent with provisions of the Kimberly-Clark charter dealing with:

     - preferred stock issuance and rights;

     - actions required to be effected at a meeting of stockholders;

     - procedure for calling meetings of stockholders;

     - powers, structure and procedures of the board of directors;

     - procedure for amending the Kimberly-Clark charter; or

     - business combinations with interested stockholders.

Such supermajority vote is not required if the proposed amendment to the charter is declared advisable by 75% of the entire Kimberly-Clark board of directors. Furthermore, an additional majority vote of certain disinterested directors is required to approve proposed amendments to charter provisions dealing with business combinations with interested stockholders.

AMENDMENTS TO BYLAWS

     Amendments to the Safeskin bylaws are governed by Florida law, which provides generally that bylaws may be amended by the directors or the shareholders unless the articles of incorporation expressly provide that only shareholders may do so. The Safeskin charter contains no such restriction. Bylaws adopted by the shareholders may provide that they may not be amended or repealed by the directors.

     Delaware law provides that a corporation's bylaws may be amended by a majority of that corporation's stockholders, and, if so provided in the corporation's certificate of incorporation, by the corporation's directors. The Kimberly-Clark charter permits the Kimberly-Clark by-laws to be altered, amended or repealed by the board of directors.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under Florida law, a special meeting of shareholders may be called by a corporation's board of directors or any other person authorized to do so in the articles of incorporation or bylaws. Special meetings may also be called on demand by the holders of at least 10% of all shares eligible to vote on the matter to be considered, although this percentage may be increased in the articles of incorporation to a maximum of 50%. Only business within the purpose of the special meeting notice may be conducted at such meeting. The Safeskin bylaws provide that special meetings may be called by the board on its own initiative and shall be called by the board at the written request of the chairman of the board, the chief executive officer, the president of the company or the shareholders entitled to cast at least 20% of all votes entitled to be cast at such meeting.

     Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The Kimberly-Clark charter states that meetings of stockholders of Kimberly-Clark may be called only by the affirmative vote of the majority of the entire board of directors, the chairman of the board or the chief executive officer of Kimberly-Clark.

INSPECTION OF DOCUMENTS

     Under Florida law, a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five business days prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days prior written notice to the corporation and (a) the shareholder's demand is made in good faith and for a proper purpose, (b) the shareholder describes with particularity his or her purpose and the records to be inspected or copied and (c) the requested records are directly connected with such purpose. Florida law also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation. A proper purpose means a purpose reasonably related to such person's interest as a shareholder.

     Delaware law allows any stockholder, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

DIVIDENDS

     Florida law permits a corporation's board of directors to make distributions to its shareholders unless, after giving effect to such distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or would be left with total assets that are less than the sum of its total liabilities plus its obligations upon dissolution to satisfy preferred shareholders whose preferential rights are superior to those receiving the distribution. Under Florida law, a corporation's redemption of its own common stock is deemed a distribution.

     Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In accordance with Delaware law, "capital" is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Florida law permits a corporation to indemnify officers, directors, employees and agents against liability for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Florida law provides that a corporation may advance reasonable expenses of defense (a) to a director or officer upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined not to be appropriate and (b) to other employees and agents upon such terms and conditions as the board deems appropriate. The corporation must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. Florida law also permits a corporation to purchase liability insurance for its directors, officers, employees and agents. Florida law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper. The Safeskin charter provides for indemnification of any present or former director to the fullest extent permitted by law and the Safeskin bylaws provide for indemnification of any present or former director, officer, employee, or agent to the fullest extent permitted by the law; however, the Safeskin bylaws limit indemnification for expenses arising from actions, suits or proceedings related to insider trading of Safeskin stock unless the party to such action has successfully defended such action and such action has terminated without possibility of appeal or unless the board so determines.

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, costs and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (a) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or (b) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

     The Kimberly-Clark bylaws provide for indemnification of directors and officers of Kimberly-Clark to the maximum extent permitted under Delaware law. The Kimberly-Clark bylaws further provide for the permissive advancement of certain expenses in accordance with Delaware law, subject to certain limitations, including the delivery of an undertaking to reimburse all amounts so advanced to which a person is determined by a court not to be entitled.

LIMITATION OF LIABILITY

     Florida law provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy unless the director breached or failed to perform his duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, (c) a circumstance for which a director is liable for an unlawful distribution, (d) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or (e) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     Delaware law permits a corporation to include in its certificate of incorporation, and the Kimberly-Clark charter contains, a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under Delaware law for unlawful payment of dividends or stock purchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit.

STOCKHOLDERS RIGHTS PLAN

     Kimberly-Clark Rights. Kimberly-Clark has issued the Kimberly-Clark rights and is party to the Kimberly-Clark rights agreement. For a description of the Kimberly-Clark rights, see "DESCRIPTION OF KIMBERLY-CLARK COMMON
STOCK -- Stockholders Rights Plan" on page 61.

     Safeskin Rights. Pursuant to the Safeskin rights agreement, each holder of Safeskin common stock has one-half of a right which entitles the holder to purchase from Safeskin one one-hundredth of a share of Safeskin's Series A Junior Participating Preferred Stock, par value $.01 per share, at a price of $112.50, subject to adjustment.

     Currently, ownership of the rights are evidenced by the common stock certificates. The rights will separate from the common stock and become exercisable, and a "distribution date" will occur upon the earlier of:

     - 10 business days following a public announcement that a person or group persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Safeskin common stock (the "stock acquisition date"); or

     - within ten (10) business days (or such later date as may be determined by the board of directors prior to such time that any person or group becomes such an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding Safeskin common stock.

     Until a distribution date, the rights will continue to be evidenced by the common stock certificates and will be transferred with and only with such certificates. After a distribution date, rights certificates will be mailed to holders of record of the Safeskin common stock and, thereafter, the separate rights certificates alone will represent the rights.

     In the event that at any time following the stock acquisition date:

     - Safeskin is the surviving corporation in a merger with an acquiring person and Safeskin common stock remains outstanding,

     - a person becomes the beneficial owner of more than 15% of the then outstanding Safeskin common stock other than pursuant to a tender offer, share exchange or exchange offer that provides fair value to all shareholders,

     - an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or

     - during such time as there is an acquiring person an event occurs that results in such acquiring person's ownership interest being increased by more than 1% (e.g., a reverse stock split),

then each holder of a right will thereafter have the right to receive, upon exercise, Safeskin common stock having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the bullet points above, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person who was involved in the transaction giving rise to any such event will be null and void. However, rights are not exercisable following the occurrence of any of the events set forth above until such time as the rights are no longer redeemable by Safeskin as set forth below.

     In the event that, at any time following the stock acquisition date:

     - Safeskin is acquired in a transaction in which Safeskin is not the surviving corporation (other than a merger that is described in, or that follows a tender offer, share exchange or exchange offer described in, the preceding paragraph), or

     - 50% or more of the Company's assets or earning power is sold or transferred,

each holder of a right (except rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right.

     At any time until 10 days following the stock acquisition date, Safeskin may redeem the rights in whole, but not in part, at a price of $.01 per right. The rights will expire on December 31, 2005, unless earlier redeemed by Safeskin as described above or in other limited circumstances.

     The board of directors of Safeskin has amended the Safeskin rights plan so that it is not triggered by this transaction.

APPROVAL OF MERGERS AND ASSET SALES

     Under Florida law, and subject to the exceptions discussed below, the approval of a merger, plan of liquidation or sale of all or substantially all of a corporation's assets other than in the regular course of business generally requires the recommendation of the corporation's board of directors and an affirmative vote of holders of a majority of the corporation's outstanding shares. Unless required by the articles of incorporation, however, the vote of the shareholders of a corporation surviving a merger is not required if:

     - the articles of incorporation of the surviving corporation will not substantially differ from its articles of incorporation before the merger;

     - each shareholder of the surviving corporation immediately prior to the effective date will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; and

     - the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger will not exceed by more than 20% the total number of voting shares of the surviving corporation immediately prior to the merger.

     This transaction does not fall within any of the aforementioned exceptions, and therefore a majority vote of shareholders is required for approval.

     Delaware law generally provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Delaware law relating to business combinations indicated herein are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors plus the affirmative vote of a majority of the outstanding stock entitled to vote thereon. However, under Delaware law, unless required by its certificate of incorporation (the Kimberly-Clark charter does not contain such a requirement), no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if:

     - the agreement of merger does not amend the certificate of incorporation of such constituent corporation;

     - each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger;

     - either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and

     - certain other conditions are satisfied.

     In addition, Delaware law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's stockholders or board of directors.

     The Kimberly-Clark charter contains additional provisions relating to approval of mergers, consolidations and asset dispositions. See "-- Action by Written Consent" and "-- Business Combination Restrictions."

BUSINESS COMBINATION RESTRICTIONS

     Florida Affiliated Transactions. Section 607.0901 of the Florida Business Corporation Act provides that the approval of the holders of two-thirds of the voting shares of a corporation, other than the shares beneficially owned by an interested shareholder (as defined below), would be required to effectuate certain transactions, including, without limitation, a merger, consolidation, certain sales of assets, certain sales of shares, liquidation or dissolution of the corporation, and reclassification of securities involving a corporation and an interested shareholder (an "affiliated transaction"). An "interested shareholder" is defined as the beneficial owner of more than 10% of the outstanding voting shares of the corporation. The foregoing special voting requirement is in addition to the vote required by any other provision of the Florida Business Corporation Act or any other provisions of the Safeskin charter.

     The special voting requirement does not apply in any of the following circumstances:

     - the affiliated transaction is approved by a majority of the corporation's disinterested directors;

     - the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the affiliated transaction;

     - the interested shareholder has beneficially owned at least 80% of the corporation's voting stock for five years preceding the date on which the affiliated transaction is first publicly announced or communicated generally to the corporation's shareholders;

     - the interested shareholder beneficially owns at least 90% of the corporation's voting shares;

     - the corporation is an investment company registered under the Investment Company Act of 1940; or

     - in the affiliated transaction, consideration shall be paid to the holders of each class or series of voting shares and all of the following conditions are met:

        1. the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price paid by the interested shareholder (or certain alternative benchmarks, if higher);

        2. the consideration to be paid in the affiliated transaction is in cash or in the same form as previously paid by the interested shareholder (if multiple forms, then in cash or the form used to acquire the largest number of shares);

        3. during the portion of the three years preceding the announcement of the affiliated transaction that the interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors, there shall have been no failure to declare and pay at the regular date any full periodic dividends, no decrease in stock dividends, and no increase in the voting shares owned by the interested shareholder;

        4. during such portion of the three-year period, except as approved by a majority of the disinterested directors, there has been no benefit to the interested shareholder in the form of loans, guaranties or other financial assistance or tax advantages provided by the corporation; and

        5. unless approved by a majority of the disinterested directors, a proxy or information statement describing the affiliated transaction shall have been mailed to holders of voting shares at least 25 days prior to the consummation of the affiliated transaction.

     THIS SPECIAL VOTING REQUIREMENT DOES NOT APPLY TO THE MERGER OF SAFESKIN AND BROOKS BECAUSE THE MERGER WAS APPROVED BY A MAJORITY OF THE CORPORATION'S DISINTERESTED DIRECTORS.

     Control Share Acquisitions. In February 1996, Safeskin relocated its principal place of business and corporate headquarters from Boca Raton, Florida to San Diego, California. As a result, the anti-takeover provisions of Section
607.0902 of the Florida Business Corporation Act (which limits the voting rights of shares acquired in a transaction in which a purchaser obtains ownership in excess of certain thresholds) are no longer available to Safeskin. Such provisions are designed to delay or frustrate the removal of incumbent directors or a change in control of a corporation. The California Corporations Code does not contain any provisions that provide similar protections to shareholders of a corporation that has its principal place of business, principal office or substantial assets in California.

     Delaware law does not have a comparable statute dealing with the acquisitions of controlling positions in a Corporation.

     Delaware Business Combinations. Section 203 of the Delaware General Corporation Law prohibits generally a public Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which an interested stockholder became such, unless certain conditions are met. See "DESCRIPTION OF KIMBERLY-CLARK CAPITAL STOCK -- Business Combinations with Interested Stockholders."

     Neither the Kimberly-Clark charter nor the Kimberly-Clark by-laws contain any provisions which modify Section 203 of the Delaware General Corporation Law as it applies to Kimberly-Clark.

     Kimberly-Clark Charter Restrictions on Business Combinations. The Kimberly-Clark charter contains rules that apply to specified mergers, consolidations, asset dispositions and other transactions involving a beneficial owner of 5% or more of the voting power of the then-outstanding voting stock. These rules require that any such transaction be approved, in addition to any other vote required bylaw or the Kimberly-Clark charter, and notwithstanding that no vote may be required, or that a lesser percentage may be specified bylaw or in any agreement with a securities exchange or otherwise, by the affirmative vote of the holders of shares representing at least 80% of the voting power of the then-outstanding voting stock, voting together as a single class. These special voting requirements do not apply if the transaction is approved by a majority of the continuing directors (as the term is defined in the Kimberly-Clark charter) or the consideration offered to stockholders of Kimberly-Clark meets specified fair price standards (including related procedural requirements as to the form of consideration and the continued payment of dividends), among other requirements.

SHAREHOLDER PROPOSALS

     The Kimberly-Clark charter and the Safeskin charter both restrict the manner in which nominations for directors may be made by stockholders. The Kimberly-Clark by-laws also establish certain requirements that must be satisfied by a stockholder in order to bring other business before a meeting of stockholders. The Kimberly-Clark by-laws and the Safeskin bylaws both restrict the business that may be transacted at a special meeting of the stockholders to the subjects stated in the notice of the meeting.

FIDUCIARY DUTIES OF DIRECTORS

     Under both Florida and Delaware law, directors have a fiduciary relationship to their corporation and its stockholders and, as such, are required a to discharge their duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner they reasonably believe to be in the best interests of the corporation.

     Under Florida law, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation. Delaware has no similar provision.

LIQUIDATION

     In the event of any dissolution or liquidation of Safeskin, the Safeskin charter provides that the common shareholders are entitled to receive, on a pro rata basis, after the rights of the holders of the preferred stock have been satisfied, all of the assets of the corporation remaining available for distribution, if any.

     Upon the liquidation, dissolution or winding up of the affairs of Kimberly-Clark, the holders of Kimberly-Clark common stock are entitled to share ratably in all assets of Kimberly-Clark available for distribution to them after the payment of all debts and other liabilities, subject to the prior rights of the holders of any outstanding series of Kimberly-Clark preferred stock.

                  DESCRIPTION OF KIMBERLY-CLARK CAPITAL STOCK

     While the following summary of the terms of the capital stock of Kimberly-Clark sets forth all material terms of the Kimberly-Clark capital stock, it is not complete. You should review the Kimberly-Clark charter, the Kimberly-Clark by-laws and the rights agreement dated as of June 21, 1988, as amended and restated as of June 8, 1995 with The First National Bank of Boston, as rights agent. The First National Bank of Boston is now known as BankBoston N.A. Copies of the Kimberly-Clark charter, the Kimberly-Clark by-laws and the Kimberly-Clark rights agreement are incorporated by reference herein and will be sent to holders of shares of Safeskin common stock upon request. See "WHERE YOU CAN FIND MORE INFORMATION."

AUTHORIZED CAPITAL STOCK

     As of November 16, 1999, Kimberly-Clark's authorized capital stock consisted of: 1,200,000,000 shares of common stock, $1.25 par value, and 20,000,000 shares of preferred stock, without par value, of which 2,000,000 shares have been designated as "Kimberly-Clark Series A Junior Participating Preferred Stock." At the close of business on November 16, 1999, there were 544,413,442 shares of Kimberly-Clark common stock outstanding and no shares of Series A Preferred Stock outstanding.

KIMBERLY-CLARK COMMON STOCK

     The holders of Kimberly-Clark common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the full cumulative dividends on any outstanding preferred stock having been paid, dividends may be declared and paid on the shares of common stock out of any funds or property legally available therefor. In the event of a liquidation or dissolution of Kimberly-Clark, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and accumulated and unpaid dividends of any outstanding preferred stock.

     The holders of Kimberly-Clark common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of Kimberly-Clark common stock are, and the shares of Kimberly-Clark common stock to be delivered pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable. The outstanding shares of Kimberly-Clark common stock are, and the shares of Kimberly-Clark common stock to be delivered pursuant to the merger will be, listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange.

KIMBERLY-CLARK PREFERRED STOCK

     The Kimberly-Clark board of directors is authorized to approve the issuance of any series of preferred stock and to determine the powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions thereof without further action by the holders of Kimberly-Clark common stock.

     One of the effects of authorized but unissued and reserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Kimberly-Clark by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Kimberly-Clark's management. The issuance of the shares of capital stock may have the effect of delaying, deterring or preventing a change in control of Kimberly-Clark without any further action by the stockholders of Kimberly-Clark.

TRANSFER AGENT AND REGISTRAR

     Boston EquiServe is the transfer agent and registrar for the Kimberly-Clark common stock and preferred stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF SAFESKIN COMMON STOCK

     It is a condition to the merger that the shares of Kimberly-Clark common stock issuable in the merger be approved for listing on the New York Stock Exchange on or prior to the effective time of the merger. If the merger is consummated, Safeskin common stock will cease to be listed on Nasdaq.

STOCKHOLDERS RIGHTS PLAN

     Pursuant to the rights agreement, each holder of an outstanding share of Kimberly-Clark common stock has one Kimberly-Clark right entitling the holder to purchase from Kimberly-Clark, at a price of $112.50, subject to adjustment, one one-hundredth of a share of Kimberly-Clark Series A Preferred Stock on or after the Kimberly-Clark distribution date.

     For each share of Kimberly-Clark common stock you receive in connection with the merger, you will receive one Kimberly-Clark right. The Kimberly-Clark rights are not, however, currently evidenced by separate certificates.

Until the earlier to occur of:

     - 10 days after the first public announcement that a person or group other than a Kimberly-Clark related entity has become the beneficial owner of 20% or more of the outstanding shares of Kimberly-Clark common stock, or

     - 10 business days, unless extended by the Kimberly-Clark board of directors in accordance with the rights agreement, after the commencement of, or the first public announcement of the intention to make, a tender or exchange offer the closing of which would result in any person or group other than a Kimberly-Clark related entity becoming a 20% beneficial owner, the Kimberly-Clark rights will be evidenced only by certificates representing Kimberly-Clark common stock, will be transferable only in connection with the transfer of the Kimberly-Clark common stock and will not be exercisable. After the earlier of such two dates, the Kimberly-Clark rights become exercisable, and separate certificates evidencing the Kimberly-Clark rights will be mailed to the registered holders of outstanding shares of Kimberly-Clark common stock. The separate certificates will thereafter be the sole evidence of the Kimberly-Clark rights.

     If any person or group other than a Kimberly-Clark related entity becomes the beneficial owner of 20% or more of the outstanding shares of Kimberly-Clark common stock, proper provision will be made so that each registered holder of a Kimberly-Clark right will thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Kimberly-Clark purchase price multiplied by the number of one one-hundredths of a share of Series A Preferred Stock for which a Kimberly-Clark right is then exercisable, the number of shares of Kimberly-Clark common stock having a market value of two times the price. After the occurrence of the event described in the preceding sentence, all Kimberly-Clark rights which are, or under circumstances specified in the rights agreement were, beneficially owned by the person or group will be void. In addition, after the first public announcement that any person or group has become a 20% beneficial owner, in the event that Kimberly-Clark is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each registered holder of a Kimberly-Clark right, except Kimberly-Clark rights which have become void, will thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Kimberly-Clark purchase price multiplied by the number of one one-hundredths of a share of Series A Preferred Stock for which a Kimberly-Clark right is then exercisable, the number of common shares of the acquiring company which at the time of the transaction will have a market value of two times the price.

     Under certain circumstances, Kimberly-Clark may redeem the Kimberly-Clark rights, in whole, but not in part, at a price of $.005 per Kimberly-Clark right or exchange the Kimberly-Clark rights, except rights which have become void, in whole or in part, at a conversion number of one share of Kimberly-Clark common stock per Kimberly-Clark right, in each case subject to adjustment. The Kimberly-Clark rights will expire on June 8, 2005, unless earlier redeemed or exchanged or unless the expiration date is extended by the Kimberly-Clark board.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Delaware law prohibits generally a public Delaware corporation, including Kimberly-Clark, from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which a person became an interested stockholder, unless:

     - the board of directors of the corporation approved, prior to the date a person became an interested stockholder, either the business combination or the transaction;

     - upon closing of the transaction, the interested stockholder owns at least 85% of the voting shares of the corporation, excluding specified shares; or

     - the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at an annual or special meeting and not by written consent of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by the interested stockholder.

     A "business combination" includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

     - certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of the corporation or its subsidiaries; and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

     An "interested stockholder" is a person who, together with its affiliates and associates, owns, or within a three-year period did own, 15% or more of a corporation's stock entitled to vote generally in the election of directors.

                           BUSINESS OF KIMBERLY-CLARK

     Kimberly-Clark manufactures and markets throughout the world a wide range of products for personal, business and industrial uses. Most of these products are made from natural and synthetic fibers using advanced technologies in fibers, nonwovens and absorbency. Kimberly-Clark's businesses are separated into three segments: tissue, personal care, and health care and other. Consolidated net sales of its products and services totaled approximately $12.3 billion in 1998 and $9.6 billion for the nine months ended September 30, 1999.

     The tissue segment includes facial and bathroom tissue, paper towels and wipes for household and away-from-home use, wet wipes, printing, premium business and correspondence papers, and related products. Products in this business segment are sold under the Kleenex, Scott, Kimberly-Clark, Kleenex Cottonelle, Kleenex Viva, Huggies, Kimwipes, Wypall and other brand names.

     The personal care segment includes disposable diapers, training and youth pants, feminine and incontinence care products and related products. Products in this business segment are primarily for household use and are sold under a variety of well-known brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, New Freedom, Lightdays, Depend, Poise and KimCare.

     The health care and other segment includes health care products such as surgical packs and gowns, sterilization wraps, disposable face masks, disposable medical devices for respiratory care, gastroenterology and cardiology, specialty and technical papers and related products and other products. Products in this segment are sold under the Kimberly-Clark, Tecnol and other brand names.

     Kimberly-Clark was incorporated in Delaware in 1928 as the successor to a business established in 1872. For further information concerning Kimberly-Clark, see "SUMMARY -- Kimberly-Clark Corporation Selected Consolidated Financial Data" and "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                              BUSINESS OF SAFESKIN

     Safeskin is a leading developer, manufacturer and marketer of high quality disposable gloves and believes that it is the world's leading manufacturer of powder-free latex gloves. Safeskin sells its latex and synthetic gloves to the acute care, alternate site, dental, high technology, scientific and consumer markets. For the past three years, Safeskin has been the market share leader, in both sales dollars and units, of medical examination gloves to acute care facilities (i.e., hospitals) in the United States. Safeskin's gloves are used to prevent transmission of infectious diseases and to reduce contamination in cleanroom environments.

     For further information concerning Safeskin, see "SUMMARY -- Safeskin Corporation Selected Consolidated Financial Data" and "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                                    EXPERTS

     The consolidated financial statements and related consolidated financial statement schedule of Kimberly-Clark as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are also incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and related consolidated financial statement schedules of Safeskin as of December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, also incorporated by reference herein, were audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are also incorporated by reference herein and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and related consolidated financial statement schedules of Safeskin as of December 31, 1996, and for the year ended December 31, 1996, also incorporated by reference herein, were audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their reports, which are also incorporated by reference herein and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

     Representatives of Deloitte & Touche LLP are expected to be present at the special meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL OPINIONS

     The validity of the shares of Kimberly-Clark common stock being offered hereby is being passed on for Kimberly-Clark by O. George Everbach, Senior Vice President-Law and Government Affairs of Kimberly-Clark. Mr. Everbach owned 59,648 shares of Kimberly-Clark common stock as of November 29, 1999, held options to acquire 328,718 shares of such common stock, of which 205,917 options are currently exercisable or will become exercisable in 60 days from such date, and, as of November 29, 1999, 16,733.94 shares of such common stock were attributable to his account under the Kimberly-Clark Corporation Salaried Employees Incentive Investment Plan.

     Sidley & Austin, counsel to Kimberly-Clark, and Morgan, Lewis & Bockius LLP, counsel to Safeskin, will deliver opinions concerning certain federal income tax consequences of the merger. William O. Fifield, a partner at Sidley & Austin, is a director of Kimberly-Clark. Mr. Fifield beneficially owned 5,800 shares of Kimberly-Clark common stock as of November 30, 1999. In addition, as of November 30, 1999, attorneys at Sidley & Austin who worked on the merger beneficially owned approximately 850 shares of Kimberly-Clark common stock. Howard L. Shecter, a partner at Morgan, Lewis & Bockius LLP, is a director of Safeskin. Mr. Shecter beneficially owned 5,000 shares of Safeskin common stock as of November 30, 1999, and held options to acquire 136,000 shares of Safeskin common stock, of which 133,500 options are currently exercisable or will be exercisable within 60 days from such date.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

     Due to the contemplated closing of the merger, Safeskin does not currently expect to hold a 2000 annual meeting of shareholders because, following the merger, Safeskin will not be a publicly-traded company. If the merger is not consummated and the meeting is held, to be eligible for inclusion in Safeskin's proxy statement and form of proxy relating to the meeting, nominations of directors by shareholders intended to be made at the 2000 annual meeting generally must be received by Safeskin between 60 and 90 days prior to such meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Kimberly-Clark and Safeskin file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The public reference room at the SEC's office in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Kimberly-Clark has filed a registration statement on Form S-4 to register with the SEC the Kimberly-Clark common stock to be delivered to Safeskin shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Kimberly-Clark in addition to being a proxy statement of Safeskin for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The federal securities laws allow Safeskin and Kimberly-Clark to "incorporate by reference" information into this proxy statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our companies and their finances.

SAFESKIN SEC FILINGS
(FILE NO. 0-22726)                                             PERIOD
--------------------                                           ------
Annual Report on Form 10-K..............  Year ended December 31, 1998
Annual Report on Form 10-K/A............  Year ended December 31, 1998
Quarterly Report on Form 10-Q...........  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q...........  Quarter ended June 30, 1999
Quarterly Report on Form 10-Q...........  Quarter ended September 30, 1999
Current Report on Form 8-K..............  Dated November 17, 1999

KIMBERLY-CLARK SEC FILINGS
(FILE NO. 001-00225)                                           PERIOD
--------------------------                                     ------
Annual Report on Form 10-K..............  Year ended December 31, 1998
Annual Report on Form 10-K/A............  Year ended December 31,1998
Quarterly Report on Form 10-Q...........  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q/A.........  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q...........  Quarter ended June 30, 1999
Quarterly Report on Form 10-Q...........  Quarter ended September 30, 1999
Current Reports on Form 8-K.............  Dated January 26, 1999 (filed January 28, 1999),
                                          March 12, 1999, March 16, 1999, July 22, 1999
                                          and November 30, 1999 (filed December 3, 1999)

     Kimberly-Clark and Safeskin are also incorporating by reference additional documents that either company may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. If any document Kimberly-Clark or Safeskin files with the SEC during that time period changes in any way a statement made in any earlier document, including this document, you should consider the most recently reported information to be the correct information making the earlier statements invalid to the extent they are modified.

     Kimberly-Clark has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Kimberly-Clark, and Safeskin has supplied all the information relating to Safeskin.

     If you are a shareholder, Safeskin may have sent you some of the Safeskin documents incorporated by reference, but you may obtain any of them through either Safeskin or the SEC. Documents incorporated by reference are available from either company without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain free copies of documents incorporated by reference in this proxy statement/prospectus or those that are exhibits to the Form S-4 by requesting them in writing or by telephone from the appropriate party at the following address:

For Safeskin Documents:
Safeskin Corporation
12671 High Bluff Drive
San Diego, California 92130
Tel: (800) 462-9993
Fax: (858) 350-2378
Attention: Seth S. Goldman, Secretary
Web site: www.safeskin.com
For Kimberly-Clark Documents:
Kimberly-Clark Corporation
P. O. Box 619100
Dallas, Texas 75261-9100
Tel: (972) 281-1200
Fax: (972) 281-1519
Attention: Stockholder Services
Web site: www.kimberly-clark.com


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY JANUARY 31, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.



     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the approval of the merger agreement. Neither Safeskin nor Kimberly-Clark has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated January 6, 2000. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the delivery of Kimberly-Clark common stock in the merger shall create any implication to the contrary.


     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR THE COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS KIMBERLY-CLARK AND SAFESKIN HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR, IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

                                                                         ANNEX A
                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             SAFESKIN CORPORATION,

                           KIMBERLY-CLARK CORPORATION

                                      AND

                            BROOKS ACQUISITION CORP.

                         DATED AS OF NOVEMBER 17, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
RECITALS....................................................   A-1
                            ARTICLE I
               THE MERGER; CLOSING; EFFECTIVE TIME
     1.1.  The Merger.......................................   A-2
     1.2.  Closing..........................................   A-2
     1.3.  Effective Time...................................   A-2
     1.4.  Further Assurances...............................   A-2
                            ARTICLE II
ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION
     2.1.  The Articles of Incorporation....................   A-2
     2.2.  The By-Laws......................................   A-2
                           ARTICLE III
       OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION
     3.1.  Directors........................................   A-3
     3.2.  Officers.........................................   A-3
                            ARTICLE IV
 EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
     4.1.  Effect on Capital Stock..........................   A-3
     4.2.  Exchange of Certificates for Shares..............   A-3
     4.3.  Dissenters' Rights...............................   A-5
     4.4.  Adjustments of Conversion Number.................   A-5
                            ARTICLE V
                  REPRESENTATIONS AND WARRANTIES
     5.1.  Representations and Warranties of the Company....   A-6
     5.2.  Representations and Warranties of Parent and
      Merger Sub............................................  A-15
                            ARTICLE VI
                            COVENANTS
     6.1.  Interim Operations...............................  A-19
     6.2.  Takeover Proposals...............................  A-20
     6.3.  Information Supplied.............................  A-21
     6.4.  Shareholders Meeting.............................  A-21
     6.5.  Filings, Other Actions, Notification.............  A-22
     6.6.  Taxation.........................................  A-23
     6.7.  Access...........................................  A-23
     6.8.  Affiliates.......................................  A-23
     6.9.  Stock Exchange Listing and Delisting.............  A-23
     6.10. Publicity........................................  A-24
     6.11. Stock Options, Employee Stock Purchase Plan and
      Benefits..............................................  A-24
     6.12. Fees and Expenses................................  A-25
     6.13. Indemnification, Directors' and Officers'
      Insurance.............................................  A-25
     6.14. Takeover Statute.................................  A-26
     6.15. Parent Vote......................................  A-27
     6.16. Notification of Certain Matters..................  A-27
     6.17. Real Estate Transfer and Gains Tax...............  A-27
     6.18. Additional Product Liability Insurance...........  A-27

                                       (i)

                                                              PAGE
                                                              ----
                        ARTICLE VII
                         CONDITIONS
     7.1.  Conditions to Each Party's Obligation to Effect
      the Merger............................................  A-27
     7.2.  Conditions to Obligations of Parent and Merger
      Sub...................................................  A-28
     7.3.  Conditions to Obligation of the Company..........  A-29
                        ARTICLE VIII
                        TERMINATION
     8.1.  Termination......................................  A-30
     8.2.  Effect of Termination............................  A-32
                         ARTICLE IX
                 MISCELLANEOUS AND GENERAL
     9.1.  Survival.........................................  A-33
     9.2.  Modification or Amendment........................  A-33
     9.3.  Waiver of Conditions.............................  A-33
     9.4.  Counterparts.....................................  A-33
     9.5.  GOVERNING LAW AND VENUE, WAIVER OF JURY TRIAL....  A-33
     9.6.  Notices..........................................  A-34
     9.7.  Entire Agreement, No Other Representations.......  A-35
     9.8.  No Third Party Beneficiaries.....................  A-35
     9.9.  Obligations of Parent and of the Company.........  A-35
     9.10. Severability.....................................  A-35
     9.11. Interpretation...................................  A-35
     9.12. Assignment.......................................  A-36
     9.13. Specific Performance.............................  A-36
     9.14. Projections and Forward-Looking Information......  A-36

                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement") dated as of November 17, 1999, among Safeskin Corporation, a Florida corporation (the "Company"), Kimberly-Clark Corporation, a Delaware corporation ("Parent"), and Brooks Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this agreement, whereby each issued and outstanding share of the Common Stock, par value $.01 per share, of the Company (a "Share" or, collectively, the "Shares"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $1.25 par value, of Parent ("Parent Common Stock");

     WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a "purchase;"

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's willingness to enter into this Agreement, certain shareholders of the Company (the "Stockholders") have entered into an agreement with Parent, in the form attached hereto as Exhibit A (the "Company Stockholder Agreement"), pursuant to which each Stockholder has agreed, among other things, to vote the Shares held by such Stockholder in favor of the Merger;

     WHEREAS, as a condition to Parent's willingness to enter into this Agreement, concurrently herewith: (i) the Company and Parent are entering into a Severance and Consulting Agreement, dated the date hereof, with Richard Jaffe,
(ii) the Company and Parent are entering into a Consulting Agreement, dated the date hereof, with Neil K. Braverman, and (iii) the Company and Parent are entering into Retention Agreements with certain other officers and key employees of the Company, each dated as of the date hereof (collectively, such Severance and Consulting Agreement, Consulting Agreement and Retention Agreements are referred to herein as the "Executive Agreements");

     WHEREAS, as a condition to Parent's willingness to enter into this Agreement, the Company and Parent are simultaneously entering into the option agreement attached hereto as Exhibit B (the "Company Option Agreement") pursuant to which the Company is granting an option to Parent to purchase Shares on the terms and subject to the conditions set forth therein; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act, as amended (the "FBCA"), at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles II and III. The Merger shall have the effects specified in Section 607.1106 of the FBCA.

     1.2. Closing. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sidley & Austin, 717 North Harwood Avenue, Dallas, Texas 75201 at 9:00 a.m. on the third business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the "Florida Articles of Merger") to be executed, acknowledged and filed with the Secretary of State of Florida as provided in Section 607.1105 of the FBCA. The Merger shall become effective when the Florida Articles of Merger have been duly filed with the Secretary of State of Florida or, if otherwise agreed by the Company and Parent, such later date or time as is established by the Florida Articles of Merger (the "Effective Time").

     1.4. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts, agreements or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                     ARTICLES OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. The Articles of Incorporation. The articles of incorporation of the Surviving Corporation (the "Charter") shall be amended and restated at the Effective Time to read as provided in Exhibit C.

     2.2. The By-Laws. The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Shares")) shall be converted into, and become exchangeable for, 0.1956 (the "Conversion Number") of a validly issued, fully paid and nonassessable share of Parent Common Stock, together with the corresponding fraction of a right (such rights being hereinafter referred to collectively as the "Parent Rights") to purchase shares of Series A Junior Participating Preferred Stock of Parent (the "Parent Series A Preferred Stock") pursuant to the Rights Agreement, dated as of June 21, 1988, as amended and restated as of June 8, 1995 (as so amended and restated, the "Parent Rights Agreement") between Parent and The First National Bank of Boston, as Rights Agent. All references in this Agreement to Parent Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the associated Parent Rights. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the shares of Parent Common Stock into which such Shares have been converted, the right to purchase the Parent Series A Preferred Stock pursuant to the Parent Rights Agreement and the right, if any, to receive pursuant to
Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c).

     (b) Cancellation of Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock, par value $.01 per share, of the Surviving Corporation.

     4.2. Exchange of Certificates for Shares.

     (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Boston Equiserve, L.P. or a commercial bank having capital of not less than $5 billion selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common

Stock, and, after the Effective Time, if applicable, any cash, dividends or other distributions, with respect to the Parent Common Stock, to be issued or paid pursuant to the next to last sentence of Section 4.1(a) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss and, if reasonably required by Parent, indemnity bonds in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and, if reasonably required by Parent, indemnity bonds in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that (i) the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable, and (ii) the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of the Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

     As used in this Agreement, the term "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

     (c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be delivered pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of the Parent Common Stock with a record date that is 10 days or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate or affidavit of loss and, if reasonably required by Parent, indemnity bond in lieu thereof in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock delivered in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

     (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

     (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

     (e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article IV; no dividend or other distribution by Parent and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled thereto upon the surrender of Certificate(s) for exchange pursuant to this Article IV will be paid an amount in cash (without interest) rounded up to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE of Parent Common Stock (as reported in the NYSE Composite Transactions) on the date on which the Effective Time shall occur (or, if the Parent Common Stock shall not trade on the NYSE on such date, the first day of trading in Parent Common Stock on the NYSE thereafter) by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1, Section 4.2(c) or Section 4.2(e) upon due surrender of their Certificates (or affidavits of loss and, if reasonably required by Parent, indemnity bonds in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making and delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, a properly completed letter of transmittal and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(c) or Section 4.2(e) upon due surrender of, and deliverable in respect of the Shares represented by, such Certificate pursuant to this Agreement.

     4.3. Dissenters' Rights. In accordance with Section 607.1302 of the FBCA, no dissenter's rights shall be available to holders of Shares in connection with the Merger.

     4.4. Adjustments of Conversion Number. If the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), dividend or distribution (other than quarterly cash dividends), recapitalization, merger (other than the Merger), subdivision, issuer tender or exchange offer for Parent's own shares (other than repurchases by Parent between the date hereof and the Effective Time of less than 5% of the outstanding shares of Parent Common Stock pursuant to Rule 10b-18, promulgated under the Securities Exchange Act of 1934, as amended), or other similar transaction with a materially dilutive effect, or if a record date with respect to any of the foregoing shall occur prior to the Effective Time, the Conversion Number shall be equitably adjusted.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

     (a) Organization, Good Standing and Qualification. Each of the Company, and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' articles or certificates of incorporation and by-laws, each as amended to date. The Company's and its Subsidiaries' articles or certificates of incorporation and by-laws so made available are in full force and effect.

     As used in this Agreement, the terms (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (A) in law, rule or regulation applicable to all companies and businesses generally, or to the disposable medical products industry specifically, or (B) in economic or business conditions generally, or in the disposable medical products industry specifically, shall not be considered when determining if a Company Material Adverse Effect has occurred; and provided, further, that any such effect resulting from the compliance by the Company with Section 6.1(c), (f) or (k) after the date hereof and prior to the Effective Time shall not be considered when determining if a Company Material Adverse Effect has occurred.

     (b) Capital Structure. (i) As of the date hereof, the authorized capital stock of the Company consists of 80,000,000 shares and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"), of which 1,000,000 shares have been designated as "Series A Junior Participating Preferred Stock" (the "Company Series A Preferred Stock").

     (ii) At the close of business on November 3, 1999:

          (A) 53,516,809 shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

          (B) no shares of Company Preferred Stock were issued and outstanding;

          (C) no Shares were held in the treasury of the Company or by Subsidiaries of the Company;

          (D) 5,748,070 shares were subject to issuance upon the exercise of outstanding vested and exercisable stock options issued under the Company's Amended and Restated Equity Compensation Plan (the "Company Stock Option Plan");

          (E) 4,706,612 shares were subject to issuance upon the exercise of outstanding unvested stock options issued under the Company Stock Option Plan; and

          (F) 1,000,000 shares were reserved for issuance and unissued pursuant to the Company's Employee Stock Purchase Plan (the "Company Stock Purchase Plan").

     (iii) Section 5.1 of the Company Disclosure Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under the Company Stock Option Plan or under any other plan or agreement (collectively, the "Company Stock Options"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto and whether the option is vested and exercisable.

     (iv) Except for the Company Option Agreement, the Company Stock Options, the Company Stock Purchase Plan, the rights to purchase shares of the Company Series A Preferred Stock (the "Company Rights") issued pursuant to the Rights Agreement dated as of December 18, 1996 (the "Company Rights Agreement") between the Company and American Stock Transfer and Trust Company, as Rights Agent, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party the value of which is based on the value of Shares. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary.

     (v) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 5.1 of the Company Disclosure Letter, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

     (vi) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

     (c) Corporate Authority; Approval and Fairness. As of the date hereof, the Board of Directors of the Company has duly approved this Agreement, the Company Option Agreement and the Executive Agreements and has resolved to recommend the adoption of this Agreement by the Company's shareholders and directed that this Agreement be submitted to the Company's shareholders for approval. The Company has all corporate power and authority to enter into this Agreement, the Company Option Agreement and the Executive Agreements and to consummate the transactions contemplated hereby and thereby, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the "Company Requisite Vote"). The execution, delivery and performance of this Agreement, the Company Option Agreement and the Executive Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the shareholders of the Company. This Agreement, the Company Option Agreement and the Executive Agreements have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of such agreements by each other party thereto) constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (the "Bankruptcy Exception") and is subject to general equity principles (the "Equity Exception").

     (d) Governmental Filings, No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and comparable international antitrust laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, if any, and (D) required to be made with the Nasdaq Stock Market, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement or the Company Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement, the Company Option Agreement and the Executive Agreements by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries,
(B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any loan or credit agreement, note, bond, indenture or other instrument evidencing indebtedness for borrowed money ("Debt Contracts") or any other agreement, lease, contract, arrangement or other obligation ("Other Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or any judgment, order or decree to which the Company or any of its Subsidiaries or any of its properties is subject or (C) any change in the rights or obligations of any party under any of the Debt Contracts or Other Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Company Option Agreement.

     (iii) (A) There is no event of default, or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any Debt Contract binding upon the Company or any of its Subsidiaries, and (B) there is no event of default, or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any Other Contract binding upon the Company or any of its Subsidiaries which would, in the case of either clause (A) or (B), individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

     (e) Company Reports, Financial Statements. Since December 31, 1997, the Company has filed all reports and other documents that it was required to file with the Securities and Exchange Commission (the "SEC"). Each registration statement, report, proxy statement or information statement (including exhibits, annexes and any amendments thereto) filed by it with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports") since December 31, 1997 was filed with the SEC electronically via and is available on the SEC's EDGAR system. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, shareholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of consolidated operations, shareholders' equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

     (f) Absence of Certain Changes. Except as disclosed or reflected in the Company Reports filed prior to the date hereof or disclosed or reflected in the Company's 1998 audited financial statements, a copy of which has been furnished to Parent (the "Audited Financials"), since December 31, 1998 the Company and its Subsidiaries have conducted their respective businesses only in, and have not entered into or engaged in any material transaction other than in, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or (iv) any material change by the Company in accounting principles, practices or methods. Since December 31, 1998, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof or as disclosed or reflected in the Audited Financials, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)) other than increases or amendments in the ordinary course.

     (g) Litigation and Liabilities. Except as disclosed or reflected in the Company Reports filed prior to the date hereof or as disclosed in the Audited Financials, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries (in their capacity as such) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)), that, in the case of either clause (i) or (ii), individually or in the aggregate, are reasonably likely in either such case to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or, the Company Option Agreement. Except as disclosed in the Company Reports filed prior to the date hereof or as disclosed in the Audited Financials, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of the executive officers of the Company, any of its or their current or former directors or officers (in their capacity as such), that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (h) Employee Matters.

     (i) Neither the Company nor its Subsidiaries has any labor contracts or collective bargaining agreements with respect to any persons employed by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has engaged in any unfair labor practice except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no unfair labor practice complaint pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries. There is no labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has experienced any primary work stoppage or labor difficulty involving its employees during the last three years, except in each case as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (ii) Set forth in Section 5.1(h) of the Company Disclosure Letter is a true and complete list of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, agreement, policy or arrangement which the Company or any of its Subsidiaries maintains, or as to which the Company or any of its Subsidiaries is or will be required to make any payment, for the benefit of any employee, director, former employee or former director of the Company and its Subsidiaries (the "Compensation and Benefit Plans"). The Company has delivered or made available to Parent with respect to each Compensation and Benefit Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed two plan years for which such reports have been filed,
(iv) the financial statements for the most recently completed two plan years for which statements have been prepared, (v) the most recent determination letter issued by the Internal Revenue Service (the "IRS") and the application submitted with respect to such letter, and (vi) all correspondence with the IRS or Department of Labor concerning any pending controversy. Any "change of control" or similar provisions contained in any Compensation and Benefit Plan are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

     (iii) Except as set forth in Section 5.1(h) of the Company Disclosure Letter, all Compensation and Benefit Plans have been established and administered in all material respects in accordance with their terms and are in compliance in all material respects with all applicable laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth in Section 5.1(h) of the Company Disclosure Letter, each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware as of the date hereof of any circumstances likely to result in revocation of any such favorable determination letter or of any circumstance indicating that any such plan is not so qualified in operation. As of the date hereof, there is no pending or, to the knowledge of the executive officers of the Company, material threatened litigation, claim (other than routine claims for benefits) or audit by any Person relating to the Compensation and Benefit Plans. To the knowledge of the executive officers of the Company, no prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code has occurred which would be expected to result in material liability to the Company or its Subsidiaries.

     (iv) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of the Company, its Subsidiaries and their ERISA Affiliates have contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV or Section 302 of ERISA at any time, and no liability has been or is expected to be incurred by the Company or any Subsidiary with respect to any such plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate contributes to or maintains a Pension Plan subject to Title IV of ERISA or has contributed to or maintained any such plan at any time during the six-year period prior to the date hereof.

     (v) Except as set forth in the Company Disclosure Letter, all contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.

     (vi) Except as set forth in Section 5.1(h) of the Company Disclosure Letter and except as required under Part 6 of Title I of ERISA, neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan.

     (vii) Except as contemplated by this Agreement or set forth in Section 5.1(h) of the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement and the Company Option Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay or entitle them to severance pay upon their termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or the Stock Plans or (z) result in any material breach or violation of, or a material default under, any of the Compensation and Benefit Plans or the Stock Plans.

     (viii) Set forth in Section 5.1(h)(viii) of the Company Disclosure Letter is a list of each Compensation and Benefit Plan maintained for the benefit of persons who are employed or reside outside the United States of America (the "Company Foreign Benefit Plans"). The Company has delivered copies of each Company Foreign Benefit Plan to Parent. Each Company Foreign Benefit Plan is in compliance with and has been administered in compliance in all material respects with all applicable laws to which such plan is subject, and all contributions required to be made to each such plan under the terms of the plan or any contract or collective bargaining agreement or requirement of law have been made or accrued. Except as set forth in Section 5.1(h)(viii) of the Company Disclosure Letter, the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan, using reasonable, country specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than the projected benefit obligations.

     (i) Compliance with Laws, Permit. Except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries are being conducted in compliance with applicable federal, state, local and foreign laws (collectively, "Laws"), except for such violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Company Option Agreement. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own or lease and operate their respective properties and conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and the Company Option Agreement.

     (j) Takeover Statutes; Rights Agreement. (i) The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action so as to render the provisions of Sections 607.0901 and 607.0902 of the FBCA inapplicable to the Merger, the Company Option Agreement and the Company Stockholder Agreement and the consummation of the transactions contemplated by this Agreement, the Company Option Agreement and the Company Stockholder Agreement. No other state takeover statute or regulation (each a "Takeover Statute") or similar charter or bylaw provisions are applicable to the Merger, this Agreement, the Company Option Agreement, the Company Stockholder Agreement and the transactions contemplated hereby and thereby.

     (ii) The amendment to the Company Rights Agreement in the form of Exhibit D has been duly approved by the Company's Board of Directors and duly executed and delivered by the Company.

     (k) Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (i) to the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received any written notices from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law (as defined below); (iii) the Company and its Subsidiaries are not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) to the knowledge of the executive officers of the Company, there has not been a release of Hazardous Substances (as defined below) on any of the properties owned or operated by the Company or any of its Subsidiaries; and (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

     As used in this Agreement (i) the term "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, order, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources) or regulating or imposing standards of care with respect to the use, storage, handling, release or disposal of any Hazardous Substance, including petroleum; and (ii) the term "Hazardous Substance" means any substance listed, defined, designated, regulated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and petroleum products.

     (1) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates (as defined below) has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. For purposes of this Agreement, an "Affiliate" of a party is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with it.

     (m) Taxes. Except as set forth in Section 5.1(m) of the Company Disclosure Letter, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns except for Taxes provided for in a reserve which is adequate for the payment of such Taxes and is reflected in the financial statements included in or incorporated by reference into the Company Reports filed prior to the date hereof or the books and records of the Company; and (iii) as of the date hereof, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect. As of the date hereof, except as set forth in Section 5.1(m) of the Company Disclosure Letter, there are no pending or, to the knowledge of the

Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the years ended 1995, 1996, 1997 and 1998. The Company is not, nor has it ever been, a party to any Tax sharing agreement and has not assumed the Tax liability of any other person. Except as may be limited by the transactions contemplated by this Agreement, the "regular" and, if applicable, "alternative minimum tax" net operating loss carryforwards of the Company and its Subsidiaries for each of the taxable years ended on or prior to December 31, 1998 (collectively, the "NOLs") are set forth (for each year) in the Company Disclosure Letter and are each available to the Company or the applicable Subsidiary for a period of fifteen taxable years from the end of the taxable year in which the applicable NOL was incurred; and except as may be limited as a result of the transactions contemplated by this Agreement, immediately prior to the Effective Time, none of the NOLs will constitute separate return limitation year (SRLY) losses, consolidated return change of ownership (CRCO) losses or "dual consolidated losses" and none of the NOLs will be limited by sections 382 or 384 of the Code and the regulations thereunder. To the knowledge of the executive officers of the Company, the representations set forth in the Company Tax Certificate (as defined in Section 7.2(d)) attached to the Company Disclosure Letter are true and correct in all material respects.

     As used in this Agreement (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     (n) Intellectual Property; Year 2000 Compliance.

     (i) The Company and/or its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license (each of which licenses is listed under Section 5.1(n) of the Company Disclosure Letter), as the case may be, all Intellectual Property Rights (as defined below) used in the business of the Company and its Subsidiaries as presently conducted, except for any failure to own or right to use that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. None of the Intellectual Property Rights are subject to any lien of any third party recorded in the U.S. Patent and Trademark Office.

     (ii) All government grants of Intellectual Property Rights owned by the Company or any Subsidiary are valid and in force, except for any invalidity or unenforceability that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. All applications for government grants of Intellectual Property Rights filed by the Company or any Subsidiary are pending and in good standing, all without challenge of any kind, except for any lack of good standing or challenge that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Intellectual Property Rights owned by the Company or any of its Subsidiaries are valid and enforceable, except for any invalidity or unenforceability that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company or its Subsidiaries have the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of Owned Software (as defined below) and the Intellectual Property Rights owned by the Company and its Subsidiaries, except for any rights that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (iii) Except as is not reasonably likely to have a Company Material Adverse
Effect:

          (A) neither the Company nor any of its Subsidiaries is, nor will the Company or any of its Subsidiaries be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party Intellectual Property Rights or computer software programs or applications;

          (B) to the knowledge of the Company, there are no infringements, misappropriations or violations of any Intellectual Property Rights of any other person that has occurred or results in any way from the operations of the respective businesses of the Company or its Subsidiaries; no claim of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person has been made or asserted in respect of the operations of the respective businesses of the Company or its Subsidiaries; and neither the Company nor any of its Subsidiaries has had notice of, nor does the Company have knowledge of any valid grounds for, any bona fide claim against the Company or its Subsidiaries that its Intellectual Property Rights, operations, activities, products, software, equipment, machinery or processes infringe, misappropriate or violate any Intellectual Property Rights of any other Person;

          (C) (i) the Company or its Subsidiaries have maintained and protected the software that each owns (the "Owned Software"), including all source code and system specifications associated with such software, with such measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; and (ii) the executive officers of the Company do not know of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person with respect to the Owned Software; and

          (D) all employees, agents, consultants, or contractors who have contributed to or participated in the creation or development of inventions, discoveries, trade secrets, copyrightable works or ideas on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto, if and only if necessary to vest ownership rights in such material with the Company and/or the Subsidiaries, either: (a) is a party to a "work for hire" agreement under which the Company or a Subsidiary (or such predecessor in interest, as applicable), is deemed to be the original owner/author of all property rights therein; or (b) has executed an assignment or an agreement to assign in favor of the Company or a Subsidiary (or such predecessor in interest, as applicable), all right, title and interest in such inventions, discoveries, trade secrets, copyrightable works, or ideas.

     (iv) The Company has paid all maintenance and annuity fees for all patents and patent applications that are material to the Company and its Subsidiaries.

     (v) The software, operations, systems and processes (including, to the knowledge of the Company, software, operations, systems and processes obtained from third parties) used in the conduct of the business of the Company and its Subsidiaries are Year 2000 Compliant except where the failure to be Year 2000 Compliant would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance.

     (vi) As used in this Agreement, the term (i) "Intellectual Property Rights" means: (A) all United States and foreign patents, patent applications, continuations, continuations-in-part, continuing prosecution applications, divisions, reissues, patent disclosures, extensions, re-examinations, inventions (whether or not patentable) or improvements thereto; (B) all United States, state, foreign, and common law trademarks, service marks, domain names, logos, trade dress and trade names (including all assumed or fictitious names under which the Company and each Subsidiary is conducting its business), whether registered or unregistered, and pending applications to register the foregoing;
(C) all United States and foreign copyrights, whether registered or unregistered and pending applications to register the same; and (D) all confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and other proprietary information; and (ii) "Year 2000 Compliant" means the ability of computers, computer software and computerized devices to process (including calculate, compare, sequence, display or store), transmit or receive date data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

     (o) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Morgan Stanley & Co. Incorporated as its financial advisor, pursuant to arrangements which have been disclosed to Parent prior to the date hereof.

     5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub each hereby represents and warrants to the Company that:

     (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and
(iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     (b) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificates of incorporation and by-laws, each as amended to the date hereof. Parent's and Merger Sub's certificates of incorporation and by-laws so made available are in full force and effect.

     As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties or results of operations of the Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (A) in law, rule or regulation applicable to all companies and businesses generally or to the consumer products, tissue, paper or forest products industries specifically, or
(B) in economic or business conditions generally, or in the consumer products, tissue, paper or forest products industries specifically, shall not be considered when determining if a Parent Material Adverse Effect has occurred.

     (c) Capital Structure. The authorized capital stock of Parent consists of 1,200,000,000 shares of Parent Common Stock, and 20,000,000 shares of Preferred Stock, without par value (the "Parent Preferred Stock"), of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Parent Series A Preferred Stock"). As of November 8, 1999, 544,347,148 shares of Parent Common Stock were outstanding, and no shares of Parent Preferred Stock were issued and outstanding. All of the shares of Parent Common Stock deliverable in exchange for the Shares at the Effective Date in accordance with this Agreement and all of the shares of Parent Series A Preferred Stock deliverable to the holders of such Parent Common Stock pursuant to the Parent Rights Agreement if and when deliverable to them under the Parent Rights Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Common Stock or Parent Preferred Stock reserved for issuance, except that, as of November 8, 1999, (i) there were 2,000,000 shares of Parent Series A Preferred Stock reserved for issuance under the Parent Rights Agreement, and (ii) there were not more than 20,457,146 options to purchase Parent Common Stock outstanding. Except as set forth above or in the Parent Reports (as defined in Section 5.2(f)), as of the date hereof there are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments by Parent to issue or to sell any shares of Parent Common Stock or Parent Preferred Stock or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire Parent Common Stock or Parent Preferred Stock, and no securities or obligation evidencing such rights are authorized, issued or outstanding.

     (d) Corporate Authority.

     (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement, the Company Option Agreement and any Executive Agreements to which Parent is a party by Parent and, where applicable, Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and, where applicable, Merger Sub. This Agreement, the Company Option Agreement and any Executive Agreements to which Parent is a party have been duly executed and delivered by Parent and, where applicable, Merger Sub and (assuming the valid authorization, execution and delivery of such agreements by the other parties thereto) constitute the valid and binding agreements of Parent and, where applicable, Merger Sub, enforceable against each of Parent and, where applicable, Merger Sub in accordance with their terms, except that enforceability may be limited by the Bankruptcy Exception and is subject to the Equity Exception.

     (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to deliver the number of shares of Parent Common Stock required to be delivered pursuant to Article IV.

     (e) Governmental Filings, No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, and comparable international antitrust laws, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, if applicable (D) required to be made with the NYSE and (E) pursuant to Section 6.17, no notices, reports or other filings are required to be made by Parent or any of its Subsidiaries, including Merger Sub, with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or any of its Subsidiaries, including Merger Sub, from, any Governmental Entity, in connection with the execution and delivery of this Agreement, the Company Option Agreement and any Executive Agreements to which Parent is a party by Parent and, where applicable, Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby and thereby.

     (ii) The execution, delivery and performance of this Agreement, the Company Option Agreement and any Executive Agreements to which it is a party by Parent and, where applicable, Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (B) a breach or violation of, or a default under, or an acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Debt

Contracts or Other Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or any judgment, order or decree to which the Parent or any of its Subsidiaries or any of its properties is subject or (C) any change in the rights or obligations of any party under any such Debt Contracts or Other Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby and thereby.

     (f) Parent Reports, Financial Statements. Each registration statement, report, proxy statement or information statement filed by Parent with the SEC since December 31, 1997 (including exhibits, annexes and any amendments thereto) (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports") was filed with the SEC electronically via and is available on the SEC's EDGAR system. As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except as disclosed in the Parent Disclosure Letter, each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of operations and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since December 31, 1998 Parent and its Subsidiaries have conducted their respective businesses only in, and have not entered into or engaged in any material transaction other than in the ordinary and usual course of business and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance, except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; (iii) any material change by Parent in accounting principles, practices or methods; or
(iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or Parent's regular quarterly dividends or increases in such dividends which are not materially in excess of past practice.

     (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries or any current or former director or officer of Parent or any of its Subsidiaries (in their capacity as such) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law, that, in the case of either clause (i) or (ii), individually or in the aggregate, are reasonably likely, in either such case, to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Parent or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of the executive officers of the Parent, any of its or their current or former directors or officers (in their capacity as such), that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (i) Compliance with Laws, Permits. Except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of Parent and its Subsidiaries are being conducted in compliance with applicable Laws, except for such violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own or lease and operate their respective properties and conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

     (j) Environmental Matters. Except as disclosed in the Parent Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse
Effect: (i) to the knowledge of the executive officers of Parent, Parent and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law; (iii) Parent and its Subsidiaries are not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) to the knowledge of the executive officers of Parent, there has not been a release of Hazardous Substances on any of the properties owned or operated by Parent or any of its Subsidiaries; and (v) to the knowledge of Parent, neither Parent nor any of its Subsidiaries has generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

     (k) Tax Matters. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (1) Ownership of Shares. Except as to Shares which may be acquired by Parent pursuant to the Company Option Agreement, neither Parent nor any of its Subsidiaries is the "Beneficial Owner" (as such term is defined in Rule 13d-3 of the Exchange Act) of any Shares.

     (m) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE VI

                                   COVENANTS

     6.1. Interim Operations. The Company covenants and agrees as to itself and each of its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve, and except as set forth in the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement):

     (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

     (b) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it or any of its Subsidiaries in any of its Subsidiaries or other Affiliates; (ii) amend its certificate or articles of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; or (vi) redeem the Company Rights or amend the Company Rights Agreement;

     (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than Shares issuable pursuant to options outstanding on November 15, 1999 under the Stock Plans); (ii) purchase, transfer, lease, sell, mortgage, pledge, dispose of or encumber any real property or effect any improvements or expansions thereon; (iii) other than in the ordinary and usual course of business, purchase, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iv) make or authorize or commit for any capital expenditures (including any significant changes to current projects) other than for those projects that are in the ordinary and usual course of business consistent with past practice and are identified for the fourth quarter of 1999 as set forth in
Schedule 6.1(c) of the Company Disclosure Letter; or (v) by any means, make any acquisition of, or investment in, any business through acquisition of assets or stock of any other Person or entity;

     (d) except as may be required by applicable law, and except as provided in
Section 6.11, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Compensation and Benefit Plans or increase the salary, wage, bonus, severance, incentive or other compensation of any employees located in the United States or, except for salary or wage increases occurring in the ordinary and usual course of business and consistent with past practice, increase the salary, wage, bonus, severance, incentive or other compensation of any employees located outside of the United States;

     (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation, and as to such litigation the Company will allow Parent to actively participate as a consultant and will provide Parent with regular reports regarding the status thereof;

     (f) neither it nor any of its Subsidiaries shall enter into, modify, amend or terminate any Debt Contract or, (i) except in the ordinary and usual course of business and subject to the provisions set forth in Section 6.1(f) of the Company Disclosure Letter and (ii) except as permitted by Section 6.1(c)(iv), enter into any material Other Contracts or modify, amend or terminate any of its material Other Contracts or waive, release or assign any material rights or claims;

     (g) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business, provided that neither it nor any of its Subsidiaries shall permit any such policy providing coverage for product liability, securities law claims or shareholder derivative claims to be terminated or canceled;

     (h) neither it nor any of its Subsidiaries shall take any action, other than reasonable and usual actions in the ordinary and usual course of business consistent with past practice, with respect to accounting policies or procedures, except as may be required by changes in GAAP (in which case the Company will so advise Parent in advance in writing);

     (i) neither it nor any of its Subsidiaries shall sell, transfer, assign or abandon any patents or trademarks which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries, except for any intercompany transfer among the Company and its Subsidiaries, in either case, in the ordinary and usual course of business;

     (j) neither it nor any of its Subsidiaries shall license or in any way encumber any patents or trademarks which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries, except in the ordinary and usual course of business;

     (k) except as set forth in Section 6.1(k) of the Company Disclosure Letter, neither it nor any of its Subsidiaries shall make any new offer of distributor or other customer incentives or promotions that are different than those prevailing at the date hereof and each of it and its Subsidiaries shall use reasonable efforts to cause inventory levels at the Company's distributors to be maintained at the lowest practicable level consistent with meeting end-user demand;

     (l) neither it nor any of its Subsidiaries shall authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (m) the Company shall promptly notify Parent if the Company or its Subsidiaries become aware of any material infringement by the Company or its Subsidiaries of the Intellectual Property Rights of any third party or any material infringement by a third party of the Company's or its Subsidiaries' Intellectual Property Rights; and

     (n) the Company shall timely pay all maintenance and annuity fees for its and its Subsidiaries' patents and patent applications.

     6.2. Takeover Proposals. (a) From and after the date hereof, the Company shall not, and shall use its best efforts not to permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any Person, or engage in or continue discussions or negotiations relating to any Takeover Proposal; provided, however, that the Company may engage in discussions or negotiations with, and furnish information to, any Person that makes a written Takeover Proposal in respect of which the Board of Directors of the Company concludes in good faith if consummated would constitute a Superior Proposal (as hereinafter defined), but only if the Board of Directors of the Company shall conclude in good faith, after receipt of advice from its outside counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of the Company may take and disclose to the Company's shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. The Company shall as soon as practicable and in any event no later than the date on which such Takeover Proposal is presented to the Company's Board of Directors notify Parent of any Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries or the receipt by the Company or any of the foregoing of any notice of any intention to make a Superior Proposal, including the identity of the person making such Takeover Proposal or intending to make a Superior Proposal and the material terms of any such Takeover Proposal. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

     (b) As used in this Agreement (i) "Takeover Proposal" means any proposal or offer (other than a proposal or offer by Parent or any of its Affiliates) by any Person relating to any actual or potential merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries (as defined below) or any acquisition in any manner (including by tender or exchange offer) of 15% or more of the outstanding capital stock of the Company or of any of its Significant Subsidiaries, or of the assets of the Company or its Subsidiaries comprising 15% or more of the assets of the Company and its Subsidiaries taken as a whole; (ii) "Superior Proposal" means a bona fide proposal or offer made by any Person (x) to acquire the Company pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of the Company and its Subsidiaries as a whole or (y) to enter into a merger, consolidation or other business combination with the Company or any of its Subsidiaries, in each case on terms which a majority of the members of the Board of Directors of the Company determines in good faith, after receipt of advice from its independent financial advisors, to be more favorable to the Company and its shareholders than the transactions contemplated hereby (including any revised transaction proposed by Parent pursuant to Section 8.1(f)); and (iii) "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     (c) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement pertaining to the Company or its Subsidiaries or any standstill agreement to which it or any of its Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, but subject to the exercise by the Board of Directors of the Company of their fiduciary obligations after consultation with outside counsel, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company's shareholders and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.4. Shareholders Meeting. The Company will take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement. The Company's Board of Directors shall recommend such approval and shall take all lawful action to solicit such approval; provided, however, that the Company's Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation (and cease such solicitation) if such Board of Directors concludes in good faith, after receipt of advice from its outside counsel, that the making of, or the failure to withdraw, such recommendation would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law.

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

     6.5. Filings, Other Actions, Notification. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent shall use its best efforts (and the Company shall cooperate therewith) to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Parent and the Company shall mail the Prospectus/Proxy Statement to the shareholders of the Company. Parent shall also use its best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals, if any, required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

     (b) The Company and Parent each shall use its best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

     (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and responding promptly to any requests for further information, in order to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement as promptly as practicable. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other and any of its respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

     (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

     (f) Without limiting the generality of the undertakings pursuant to this
Section 6.5, (i) the Company and Parent agree to provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement and the Company Option Agreement; and (ii) in connection with any filing or submission or other action required to be made or taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby or thereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or, in any material respect, any portions thereof or any of the business, product lines, properties or assets of Parent or any of its Affiliates.

     6.6. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.7. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records (including its audit work papers and related documents) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would conflict with applicable laws relating to the exchange of information or result in the disclosure of any trade secrets of it or third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers. In requesting information hereunder, Parent shall cause its Representatives to act in a manner reasonably designed to minimize, to the extent practicable, disruption of the normal business operations of the Company and its Subsidiaries. Parent and the Company shall each designate two representatives to meet on a monthly basis to discuss the Company's capital expenditures, inventory management, sales promotions, distribution arrangements, construction projects, group purchasing organization contracts, other material contracts, patent licenses and such other business matters concerning the Company's operations as are desired. All such information shall be governed by the terms of the Confidentiality Agreement (as defined in Section 8.2).

     6.8. Affiliates. Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Shareholders Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Shareholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Shareholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit E (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

     6.9. Stock Exchange Listing and Delisting. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to no longer be quoted on the Nasdaq Stock Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.10. Publicity. The initial press releases by Parent and the Company concerning this Agreement and the transaction contemplated hereby shall be mutually agreed as to content prior to issuance and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

     6.11. Stock Options, Employee Stock Purchase Plan and Benefits.

     (a) Stock Options. (i) Prior to the Effective Time, the Company shall take all action necessary to permit each current or former employee or director of the Company or any of its Subsidiaries who holds a Company Stock Option to elect in writing, not later than 10 days prior to the Effective Time, that each and every Company Stock Option held by such option holder immediately prior to the Effective Time shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option"), decreased to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Conversion Number, at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Conversion Number. Parent shall pay cash to the holders of Substitute Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise thereof. After the Effective Time, each Substitute Option shall be exercisable upon substantially the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, except as follows. By electing a Substitute Option, each such option holder shall agree that the Substitute Option shall be exercisable in accordance with the vesting schedule in effect immediately prior to the Effective Time, without regard to any acceleration of exercisability otherwise applicable under the Company Stock Option Plan or any agreement thereunder as a result of the transactions contemplated by this Agreement, except as described below. Except as otherwise set forth in an Executive Agreement, Parent shall cause each Substitute Option to be fully exercisable if the employment or service of the holder of such option is terminated by the Company or one of its Subsidiaries without cause (including a director ceasing to serve as a member of the Company's Board of Directors as a result of the transactions contemplated by this Agreement) at the Effective Time, within one year after the Effective Time, or during the term of an Executive Agreement between the Company and such option holder. Except as otherwise set forth in an Executive Agreement, each Substitute Option shall be exercisable following the termination of the option holder's employment or service with the Company or one of its Subsidiaries without cause for the period ending 90 days after the date of such termination or, if later, 90 days after the expiration of a reasonable period of time after the Effective Time, not longer than 30 days, during which the options are subject to exercise restrictions for administrative reasons; provided, however, that no Substitute Option shall be exercisable later than 10 years (or five years, in the case of an option with a five year term) after the date such option was granted by the Company.

     (ii) Prior to the Effective Time, the Company shall take all action necessary to cause each Company Stock Option outstanding immediately prior to the Effective Time, whether or not then exercisable, that does not become a Substitute Option pursuant to Section 6.11(a)(i) to be cancelled immediately after the Effective Time, in consideration for which the holder thereof shall be entitled to receive a cash payment from the Company equal to the product of (A) the number of shares subject to such Company Stock Option (whether or not exercisable) times (B) the excess, if any, of $12.00 over the exercise price of such Company Stock Option. The Committee, within the meaning of the Company Stock Option Plan, shall take all action necessary to authorize the cash payments required under the preceding sentence, including the designation of an appropriate 60-day period during which the "Change in Control Price" within the meaning of the Company Stock Option Plan is determined. The Company shall withhold from each payment pursuant to this Section 6.11(a)(ii) all applicable federal, state and local Taxes required to be withheld in respect of such payment. The amounts payable pursuant to this
Section 6.11(a)(ii) shall be paid as soon as reasonably practicable following the Effective Time.

     (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Substitute Options. Not later than 30 days after the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to the Substitute Options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the related prospectus) for so long as the Substitute Options remain outstanding.

     (iv) All written materials provided to holders of outstanding Company Stock Options describing the election rights prescribed by this Section 6.11(a) shall be subject to prior approval of Parent, which shall not be unreasonably withheld.

     (b) Employee Stock Purchase Plan. Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall cause the Company Stock Purchase Plan and all rights thereunder to terminate, with the effect of such termination being that no offering period and no purchase period shall commence under such plan.

     (c) Employee Benefits. Parent agrees that for a period of not less than 12 months following the Effective Time, the employees of the Company and its Subsidiaries in the United States (the "Employees") will be provided with employee benefit plans and programs that are no less favorable in value in the aggregate, as determined by Parent in good faith in accordance with any reasonable method customarily used by Parent for making benefit comparisons, to those provided to the Employees immediately prior to the Effective Time, as set forth in Section 5.1(h)(ii) of the Company Disclosure Letter, excluding the Stock Plans provided that nothing in this Agreement shall limit the right of Parent or the Surviving Corporation to amend, terminate or discontinue any particular employee benefit plan or program in accordance with the terms thereof. Employees who become participants in any employee benefit plan or program of the Parent or any of its Subsidiaries, excluding any program with respect to retiree medical or retiree life insurance benefits, will be given credit under such plans and programs, for purposes of eligibility and vesting thereunder, for all service with the Company or its Subsidiaries.

     Parent agrees that it shall, and shall cause the Surviving Corporation to, honor all employment and severance agreements disclosed in Section 6.11 of the Company Disclosure Letter (except to the extent such employment and severance agreements are superseded as of the date hereof pursuant to the Executive Agreements or are amended after the date hereof in contravention of Section 6.1(d) of this Agreement) in accordance with the terms thereof and subject to the rights of termination provided therein.

     6.12. Fees and Expenses. Except as otherwise provided in this Section 6.12 or in Section 8.2, whether or not the Merger shall be consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that all expenses incurred in connection with the filing fees for the Prospectus/ Proxy Statement and the Registration Statement on Form S-4 and the printing and mailing of the Prospectus/Proxy Statement shall be shared equally by Parent and the Company.

     6.13. Indemnification, Directors' and Officers' Insurance.

     (a) Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this

Agreement; provided, that Parent shall not have any obligation hereunder to any Indemnified Party (i) if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, or (ii) if such matter is attributable to the gross negligence or willful misconduct of the Indemnified Party. All rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

     (b) Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party unless (and only to the extent) such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this
Section 6.13(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would create a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     (c) The Surviving Corporation shall use its best efforts to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years from and after the Effective Time; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for D&O Insurance in excess of two times the last annual premium paid by the Company prior to the date hereof, and that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much substantially similar D&O Insurance as can be obtained for the remainder of such period but in no event for a premium in excess (on an annualized basis) of two times such current premium.

     (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

     (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs, their representatives and assigns.

     6.14. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company Stockholder Agreement or the Company Option Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Company Stockholder Agreement and the Company Option Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.15. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of shareholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company or Merger Sub by consent in lieu of a meeting).

     6.16. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; and (ii) any failure of Parent or the Company, as the case may be, to comply with any covenant or agreement to be complied with by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.17. Real Estate Transfer and Gains Tax. Either the Company or the Surviving Corporation shall pay all state or local Taxes, if any (collectively, the "Gains Taxes"), attributable to the transfer of the beneficial ownership of the Company's and its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.17 in the preparation of any return with respect to the Gains Taxes.

     6.18. Additional Product Liability Insurance. The Company shall use its best efforts to obtain on or before the Closing Date, at a reasonable cost to the Company (provided, that, such cost shall not exceed the amount set forth in Section 6.18 of the Company Disclosure Letter), an admitted policy of insurance issued by a licensed or non-admitted insurance company with a Best rating of at least "A" providing coverage for product liability of $50 million, which would be excess to, and would follow the form of, the insurance policies of the Company described in Section 6.18 of the Company Disclosure Letter, provided, that prior to obtaining such policy, the Company shall give notice to Parent of the cost thereof and the Company shall not obtain such insurance policy if Parent determines that the Company should not do so. If the cost of such policy reflected in such notice is less than the amount set forth in Section 6.18 of the Company Disclosure Letter and the Company does not obtain such policy because of such determination by Parent, then Parent shall be deemed to have waived the condition regarding obtaining such policy set forth in Section 7.2(b) as a condition to the closing obligations of Parent and Merger Sub.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole shareholder of

Merger Sub in accordance with applicable law and the articles of incorporation and by-laws of each such corporation.

     (b) NYSE Listing. The shares of Parent Common Stock deliverable to the Company shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

     (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

     (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

     (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

     (f) Blue Sky Approval. Parent shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall, to the extent qualified by materiality, have been true and correct when made and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement (and any failure of a representation or warranty to be true due to compliance with
Section 6.1(c), (f) or (k) will not result in the failure of this condition to be satisfied); and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (including obtaining the insurance policy contemplated by Section 6.18 for a cost not exceeding the amount contemplated in Section 6.18) and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Debt Contract or Other Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

     (d) Tax Opinion. Parent shall have received an opinion of Sidley & Austin dated the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that, for federal income tax purposes:

          (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

          (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger.

          (iii) No gain or loss will be recognized by the shareholders of the Company upon the exchange of their Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

          (iv) The aggregate tax basis of the shares of Parent Common Stock received by a shareholder solely in exchange for Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Shares exchanged therefor.

          (v) The holding period for shares of Parent Common Stock received by a shareholder solely in exchange for Shares pursuant to the Merger will include the holding period that such Shares were held by the shareholder, provided such Shares were held as capital assets by such shareholder at the Effective Time.

          (vi) A shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in such fractional share and the amount of cash received.

     In rendering such opinion, Sidley & Austin may receive and rely upon representations contained in a certificate of Parent (the "Parent Tax Certificate") substantially in the form attached to the Parent Disclosure Letter, a certificate of the Company (the "Company Tax Certificate") substantially in the form attached to the Company Disclosure Letter and other appropriate certificates of Parent, the Company and others.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall, to the extent qualified by materiality, have been true and correct when made and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer.

     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Debt Contract or Other Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

     (d) Tax Opinion. The Company shall have received an opinion of Morgan, Lewis & Bockius LLP, dated the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, for federal income tax purposes:

          (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

          (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger.

          (iii) No gain or loss will be recognized by the shareholders of the Company upon the exchange of their Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

          (iv) The aggregate tax basis of the shares of Parent Common Stock received by a shareholder solely in exchange for Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Shares exchanged therefor.

          (v) The holding period for shares of Parent Common Stock received by a shareholder solely in exchange for Shares pursuant to the Merger will include the holding period that such Shares were held by the stockholder, provided such Shares were held as capital assets by such shareholders at the Effective Time.

          (vi) A shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in such fractional share and the amount of cash received.

     In rendering such opinion, Morgan, Lewis & Bockius LLP may receive and rely upon representations contained in a certificate of Parent substantially in the form of the Parent Tax Certificate, a certificate of the Company substantially in the form of the Company Tax Certificate and other appropriate certificates of Parent, the Company and others.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after any approval by the shareholders of Merger Sub or the Company of the matters presented in connection with the Merger:

     (a) by mutual written consent of Parent and the Company;

     (b) by Parent, by written notice to the Company, if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 20 business days after receipt by the Company of written notice of such failure to comply or (ii) the shareholders of the Company shall not approve the Merger at the Shareholders Meeting or any adjournment thereof,

     (c) by the Company, by written notice to Parent, if (i) Parent or Merger Sub shall have failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 20 business days after receipt by Parent of written notice of such failure to comply or (ii) the shareholders of the Company shall not approve the Merger at the Shareholders Meeting or any adjournment thereof,

     (d) by either Parent or the Company, by written notice from the terminating party to the other parties, if there has been (i) a breach by the other (or Merger Sub if the Company is the terminating party) of any representation or warranty made as of the date hereof that is not qualified by reference to a Material Adverse Effect, the effect of which has a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (ii) a breach by the other (or Merger Sub if the Company is the terminating party) of any representation or warranty made as of the date hereof that is qualified by reference to a Material Adverse Effect, in each case, which breach has not been cured (if capable of being cured) within 20 business days after receipt by the breaching party of written notice of the breach; provided that any breach of a representation or warranty of the Company due to compliance with Section 6.1(c), (f) or (k) shall not be grounds for termination of this Agreement by Parent pursuant to this Section 8.1(d);

     (e) by either Parent or the Company, by written notice from the terminating party to the other parties if (i) the Merger has not been effected on or prior to the close of business on May 31, 2000, whether such date is before or after the date of approval by the shareholders of the Company; provided, however, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an injunction, order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     (f) by the Company, by written notice to Parent, if the Board of Directors of the Company shall determine in good faith that a Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this clause (f) unless (i) five business days shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors and at all reasonable times during such five business day period the Company shall have provided Parent a reasonable opportunity, during such five business day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between the Company and Parent (or an Affiliate of Parent) may be effected, and
(ii) at the end of such five business day period such Board of Directors shall continue to believe in good faith, after receipt of advice from its outside counsel, that such Takeover Proposal constitutes a Superior Proposal and the failure to terminate this Agreement and enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and (iii) simultaneously therewith the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal;

     (g) by Parent, by written notice to the Company, if (i) the Board of Directors of the Company shall not have recommended the Merger to the Company's shareholders, or shall have resolved not to make such recommendation, or shall have modified in a manner adverse to Parent or rescinded its recommendation of the Merger to the Company's shareholders as being advisable and fair to and in the best interests of the Company and its shareholders, or shall have modified in a manner adverse to Parent or rescinded its approval of the Agreement, or shall have resolved to do any of the foregoing, (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any Takeover Proposal (other than by Parent or an Affiliate of Parent) or shall have resolved to do so, (iii) any Person (other than Parent or an Affiliate of Parent) acquires Beneficial Ownership (as defined in the Company Option Agreement) of 15% or more of the outstanding shares of capital stock of the Company, (iv) a tender offer or exchange offer (other than by Parent or an Affiliate of Parent) for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within the ten business day period (or such shorter period) required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such ten business day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its shareholders constituting such a failure), or (v) the Company or any of its Subsidiaries, without having received prior written consent from Parent, shall have entered into, authorized, recommended, proposed, or publicly announced its intention to enter into, authorize, recommend or propose to its shareholders an agreement, arrangement, understanding or letter of intent with any Person (other than Parent or any of its Affiliates) to (A) effect a merger or consolidation or similar transaction involving the Company or any of its Significant Subsidiaries, (B) purchase, lease, or otherwise acquire all or a substantial portion of the assets of the Company or any of its Subsidiaries comprising 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership (as defined in the Company Option Agreement) of securities representing 15% or more of the voting power of the Company (in each case other than any such merger, consolidation, purchase, lease or other transaction involving only the Company and one or more of its Subsidiaries or involving only any two or more of its Subsidiaries); and

     (h) by Parent or the Company, by written notice to the other party, if ten business days elapse after all the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing) shall be satisfied or waived and the Closing shall not have occurred through no fault of the terminating party.

     The right of Parent or the Company to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such party, whether prior to or after the execution of this Agreement.

     8.2. Effect of Termination. (a) In the event of the termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void without any liability hereunder on the part of the Company, Parent, Merger Sub or their respective directors or officers, except that the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses) and this Section 8.2, in Article IX and in the Confidentiality Agreements dated July 16, 1999 and October 12, 1999 between Parent and the Company (the "Confidentiality Agreements") shall survive any such termination; provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement.

     (b) If:

          (i) a Purchase Event (as defined in the Company Option Agreement) shall have occurred,

          (ii) the shareholders of the Company fail to approve the Merger at the Shareholders Meeting or any adjournment thereof and, immediately prior to such vote, there exists (x) a Takeover Proposal (other than by Parent or any Affiliate of Parent) or (y) an outstanding tender offer or exchange offer by any person (other than Parent or any Affiliate of Parent) for 15% or more of the outstanding shares of capital stock of the Company (any transaction described in the preceding clauses (x) or (y) being a "Third Party Transaction"), and the Company or its Affiliates consummates such Third Party Transaction within one year of the date of the Shareholders Meeting or any adjournment thereof (the "Meeting Date"), or

          (iii) Parent terminates this Agreement pursuant to Section 8.1(b)(i) and at the time of such termination there exists a Third Party Transaction, and the Company or its Affiliates consummates such Third Party Transaction within one year of such termination, then in the case of any event described in the preceding clauses (i), (ii) or
(iii) the Company shall pay to Parent an amount in cash equal to the Termination Fee (as defined below). If (A) the shareholders of the Company fail to approve the Merger at the Shareholders Meeting or any adjournment thereof and, immediately prior to such vote, there exists a Third Party Transaction, or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(i) and at the time of such termination there exists a Third Party Transaction, then within five business days of the Meeting Date or the date of such termination, as the case may be, the Company shall pay to Parent all of Parent's and Merger Sub's expenses incurred in connection herewith (the "Merger Expenses") up to a maximum amount of $1,000,000 (the "Expense Cap"). If the Company subsequently pays the Termination Fee pursuant to clause (ii) or (iii) of this Section 8.2(b), such amount shall be offset and reduced by the amount of the Merger Expenses actually paid to Parent by the Company under this Section 8.2(b).

     (c) If (i) the Company's shareholders do not approve the Merger at the Shareholders Meeting or any adjournment thereof or (ii) Parent terminates this Agreement pursuant to Section 8.1(b)(i) or 8.1(d), and, immediately prior to such vote or such termination, there exists no Third Party Transaction, then within five business days of the Meeting Date or the date of such termination, as the case may be, the Company shall pay to Parent an amount in cash equal to the Merger Expenses up to the Expense Cap.

     (d) Any payment of the Termination Fee (i) made pursuant to clause (i) of
Section 8.2(b) shall be made within five business days of the occurrence of the events described therein or (ii) made pursuant to clause (ii) or (iii) of
Section 8.2(b) shall be made on the date of consummation of the Third Party Transaction, in each case by wire transfer of immediately available funds to an account designated in writing by Parent.

     (e) As used in this Agreement, the term Termination Fee means $15,000,000 (subject to the provisions of the Company Option Agreement).

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and in Sections 6.6 (Taxation), 6.9 (Stock Exchange Listing and Delisting), 6.11 (Options and Benefits), 6.12 (Fees and Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses), Section
8.2 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of the applicable law and the rules of the NYSE, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE, WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT MATTERS RELATING TO THE INTERNAL CORPORATE LAW OF THE COMPANY SHALL BE GOVERNED BY THE FBCA. Except as permitted by Section 9.13, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier or by registered or certified mail, postage prepaid, or by facsimile:

       if to Parent or Merger Sub:

       Kimberly-Clark Corporation
       351 Phelps Drive
       Irving, Texas 75038
       Attention: Senior Vice President -- Law and Government Affairs
       Facsimile: 972-281-1578

       with a copy to:

       Sidley & Austin
       Bank One Plaza
       10 South Dearborn Street
       Chicago, Illinois 60603
       Attention: Dennis V. Osimitz
       Facsimile: (312) 853-7036

       if to the Company:

       Safeskin Corporation
       12671 High Bluff Drive
       San Diego, California 92130
       Attention: General Counsel
       Facsimile: 858-350-6974
       with a copy to:

       Morgan, Lewis & Bockius LLP
       101 Park Avenue
       New York, New York 10178
       Attention: Howard L. Shecter
       Facsimile: (212) 309-7044

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement, No Other Representations. This Agreement (including any exhibits hereto), the Company Option Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Company Stockholder Agreements, the Executive Agreements and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8. No Third Party Beneficiaries. Except as provided in Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to constitute an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to constitute an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     9.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

     9.14. Projections and Forward-Looking Information. Certain statements (i) contained in the Company Reports or in materials made available by the Company to Parent or in statements made by the Company to Parent in connection with the transactions contemplated by this Agreement or (ii) contained in the Parent Reports or in materials made available by Parent to the Company or in statements made by Parent to the Company in connection with the transactions contemplated by this Agreement may contain projections or other forward-looking information which indicate the Company's or the Parent's (as the case may be) current expectations or forecasts of future events. Such statements may often be identified by terms such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast" and similar words or expressions. Such forward-looking information inherently involves a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions and numerous other factors, including risks not identified in any discussion of risk factors contained in the Company Reports or the Parent Reports. Actual results may vary materially. With respect to all such projections and other forward-looking information and data, it is acknowledged and agreed by the parties that none of the parties hereto is making any representation or warranty with respect to the fulfillment of any such projection or forward-looking information and data.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                            SAFESKIN CORPORATION

                                            By:   /s/ RICHARD JAFFE
                                              ----------------------------------
                                            Name: Richard Jaffe
                                            Title:  Chairman

                                            KIMBERLY-CLARK CORPORATION

                                            By:   /s/ ROBERT E. ABERNATHY
                                              ----------------------------------
                                            Name: Robert E. Abernathy
                                            Title:  Group President,
                                                    Global Health Care/Nonwovens

                                            BROOKS ACQUISITION CORP.

                                            By:   /s/ ROBERT E. ABERNATHY
                                              ----------------------------------
                                            Name: Robert E. Abernathy
                                            Title:  Vice Chairman of the Board
                                                    of Directors and Vice
                                                    President

                                                                         ANNEX B

                            COMPANY OPTION AGREEMENT

     This COMPANY OPTION AGREEMENT ("Option Agreement") dated as of November 17, 1999, is by and between Kimberly-Clark Corporation, a Delaware corporation ("Parent"), and Safeskin Corporation, a Florida corporation ("Company").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent and Company have approved an Agreement and Plan of Merger dated as of even date herewith (the "Merger Agreement") providing for the merger of a wholly-owned subsidiary of Parent ("Merger Sub") with and into Company with Company being the Surviving Corporation;

     WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Company has agreed to grant to Parent the option set forth herein to purchase 7,492,353 shares of the Common Stock, par value $.01 per share, of Company (the "Common Stock") as provided herein; and

     WHEREAS, contemporaneously herewith, Parent, Sub and Company are entering into the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. Definitions. Capitalized terms used but not defined herein shall have the same meanings as set forth in the Merger Agreement.

     2. Grant of Option. On the terms and subject to the conditions set forth herein, Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to 7,492,353 authorized but previously unissued shares of Common Stock at a price of $12.00 per share (the "Purchase Price") payable in cash as provided in Section 4 hereof.

     3. Exercise of Option. (a) Parent may exercise the Option in its entirety at any time after a Purchase Event (as defined below) shall have occurred; provided, however, that (i) if the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earlier to occur of (A) the Effective Time of the Merger, or (B) the termination of the Merger Agreement in accordance with its terms; provided, further, however, that (x) if the Merger Agreement is terminated by Company pursuant to Section 8.1(f) thereof, or (y) the Merger Agreement is terminated by Parent or Parent has the right to terminate the Merger Agreement pursuant to Section 8.1(g) thereof, the Option shall remain exercisable until the date which is 90 days after the date of such termination (or, if earlier, 90 days after the date on which Parent has the right to terminate the Merger Agreement under Section 8.1(g)); and provided, further, that, if prior to the termination of the Merger Agreement in accordance with its terms, a Takeover Proposal by any Person (other than Parent or an Affiliate of Parent) shall have been publicly announced, the Option shall not terminate until the earlier of (x) the date a Purchase Event can no longer occur and (y) 90 days after the occurrence of a Purchase Event, except that if the Purchase Event is of the type described in clause (ii) of the definition thereof, the Option shall not terminate until 90 days after the termination of the Merger Agreement; (ii) if the Option cannot be exercised immediately prior to its expiration date because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) if the Option cannot be exercised immediately prior to its expiration date because any applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 or similar laws of applicable foreign countries (collectively, the "Antitrust Laws") shall not have expired or been terminated, the Option shall expire on the 30th business day after such expiration or termination.

     (b) As used herein, a "Purchase Event" shall be deemed to have occurred if:

          (i) the Merger Agreement is terminated by Company in accordance with
     Section 8.1(f) thereof;

          (ii) Parent has the right to terminate the Merger Agreement pursuant to Section 8.1(g) thereof; or

          (iii) all of the following occur: (A) prior to the Shareholders Meeting the Merger Agreement shall not have been terminated and there shall have been publicly announced a Takeover Proposal by any Person (other than Parent or an Affiliate of Parent), (B) after such public announcement the shareholders of Company shall not approve the Merger at the Shareholders Meeting or any adjournment thereof, (C) within twelve months after the Shareholders Meeting or the last adjournment thereof Company shall enter into any written letter of intent (whether or not binding), acquisition agreement, merger agreement or other similar agreement or agreement in principle in respect of a Takeover Proposal with any Person contemplated by clause (A) above or such Person shall commence any tender or exchange offer for the Shares, and (D) upon, or at any time within twelve months after, such entry into any letter of intent or agreement or such commencement of any tender or exchange offer such Person shall consummate a transaction similar to that contemplated by such Takeover Proposal or any tender or exchange offer for Beneficial Ownership of at least 15% of the Shares.

     (c) If Parent wishes to exercise the Option, it shall deliver to Company a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date nor earlier than three business days nor later than 10 business days (or, if approval under the HSR Act is required, 60 calendar days) from the Notice Date for the closing of such purchase (the "Closing Date").

     (d) Parent may, in its sole discretion, terminate the Option prior to the termination date contemplated by Section 3(a) hereof by giving notice to Company to such effect.

     4. Payment and Delivery of Certificates. (a) At any closing referred to in
Section 3 hereof, Parent shall pay to Company the aggregate Purchase Price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated in writing by Company.

     (b) At any such closing, simultaneously with the delivery of cash as provided in Section 4(a), Company shall deliver to Parent a certificate or certificates representing the number of shares of Common Stock purchased by Parent, registered in the name of Parent or a nominee designated in writing by Parent, and Parent shall deliver to Company a letter agreeing that Parent shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     (c) If at the time of issuance of any Common Stock pursuant to any exercise of the Option, Company shall have issued any share purchase rights or similar securities to holders of Common Stock, including, without limitation, the Company Rights, then each such share of Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Parent as those issued to other holders of Common Stock.

     (d) Certificates for Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Kimberly-Clark Corporation, a copy of which is on file at the principal office of Kimberly-Clark Corporation, and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Kimberly-Clark Corporation of a written request therefor."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Parent shall have delivered to Company an opinion of counsel reasonably acceptable to Company, in form and substance reasonably satisfactory to Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

     5. Authorization, Etc. (a) Company hereby represents and warrants to Parent that:

          (i) Company has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

          (ii) such execution, delivery and consummation have been authorized by the Board of Directors of Company, and no other corporate proceedings are necessary therefor;

          (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, except that enforceability may be limited by the Bankruptcy Exception and is subject to the Equity Exception;

          (iv) Company has taken all necessary corporate action to authorize and reserve and permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 7,492,353 shares of Common Stock (as such number may be adjusted pursuant to Section 6 hereof), all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions, security interests and preemptive rights; and

          (v) except as otherwise required by the Antitrust Laws and other than any filings required under applicable securities and blue sky laws, the execution and delivery of this Option Agreement by Company and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or bylaws, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which Company or any of its Subsidiaries or any of their respective properties or assets is bound.

     (b) Parent hereby represents and warrants to Company that:

          (i) Parent has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

          (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Parent, and no other corporate proceedings are necessary therefor;

          (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, except that enforcement may be limited by the Bankruptcy Exception and is subject to the Equity Exception;

          (iv) any Common Stock or other securities acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act; and

          (v) except as otherwise required by the Antitrust Laws and other than any filings required under applicable securities and blue sky laws, the execution and delivery of this Option Agreement by Parent and the consummation by it of the transaction contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in Common Stock by reason of stock dividends, stock splits, split-ups, reclassifications, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. If any additional shares of Common Stock are issued or sold by the Company after the date hereof (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of Common Stock subject to the Option (but not the purchase price per share) shall be adjusted so that, after such issuance, it equals at least 14.0% of the number of shares of Common Stock then issued and outstanding (without considering as outstanding any shares subject to or issued pursuant to the Option).

     7. Repurchase. (a) At the request of Parent at any time after the occurrence of a Purchase Event but prior to the second anniversary of such Purchase Event (the "Repurchase Period"), if a Put Event (as defined below) has occurred, Company (or any successor entity thereof) shall repurchase the Option from Parent together with all (but not less than all, subject to Section 10) shares of Common Stock subject thereto or purchased by Parent pursuant thereto and with respect to which Parent then has Beneficial Ownership, at a price per share (the "Per Share Repurchase Price") equal to the greater of:

          (i) The per share exercise price paid by Parent for any shares of Common Stock acquired pursuant to the Option;

          (ii) The "Market Price" per share of Common Stock (defined as the average of the closing sales price per share for the 10 trading days prior to the date of such request for Common Stock on the NASDAQ (as reported in the Wall Street Journal or other authoritative source)); and

          (iii) The highest price per share paid in any transaction triggering a Put Event pursuant to Section 7(c) hereof or at which a tender or exchange offer which led to a Put Event was made for shares of Common Stock. In determining such price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by Parent and reasonably acceptable to Company.

     (b) If Parent exercises its rights under this Section 7, Company shall, within 10 business days thereafter, pay the required amount to Parent by wire transfer of immediately available funds to an account designated by Parent and Parent shall surrender to Company the Option and the certificates evidencing any shares of Common Stock purchased thereunder with respect to which Parent then has Beneficial Ownership, and Parent shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

     (c) For purposes of this Section 7, a "Put Event" shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or any similar transaction involving Company or any purchase, lease or other acquisition of all or substantially all of the assets of Company and its Subsidiaries considered as a whole or (ii) upon the acquisition by any person of Beneficial Ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Put Event unless a Purchase Event shall have occurred prior to expiration or termination of the Option.

     8. Repurchase at Option of Company and First Refusal. (a) Except to the extent that Parent shall have previously exercised its rights under Section 7, at the request of Company from and after the date which is the later of (x) six months after a Purchase Event has occurred and (y) 180 days after the date of termination of the Merger Agreement, Company may repurchase from Parent, and Parent shall sell to Company, the Option together with all (but not less than all, subject to Section 10) shares of Common Stock subject thereto or purchased by Parent pursuant hereto and with respect to which Parent then has Beneficial Ownership at a price per share equal to the greater of (i) the Market Price per share of Common Stock (less the exercise price per share for any unexercised shares of Common Stock subject to the Option) and (ii) the per share exercise price paid by Parent for any shares of Common Stock acquired pursuant to the Option (less the exercise price per share for any unexercised shares of Common Stock subject to the Option).

     (b) If Company exercises its rights under Section 8(a), Company shall, within 10 business days thereafter, pay the required amount to Parent by wire transfer of immediately available funds to an account designated by Parent and Parent shall surrender to Company the Option and the certificates evidencing any shares of Common Stock purchased thereunder with respect to which Parent then has Beneficial Ownership, and Parent shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

     (c) If, at any time after the occurrence of a Purchase Event and prior to the second anniversary of the date of such occurrence, Parent shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of Common Stock acquired by it pursuant to the Option, it shall give Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Parent to Company, which may be accepted within 10 business days after its receipt of such Offeror's Notice, to purchase such Option or shares on the same terms and conditions and at the same price at which Parent is proposing to transfer the Option or such shares to a third party. The purchase of the Option or such shares by Company shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Parent by wire transfer of immediately available funds to an account designated by Parent. In the event of the failure or refusal of Company to purchase the Option or shares in each case as and to the extent covered by the Offeror's Notice or if the Board of Directors of Company does not approve Company's proposed purchase of the Option or such shares, Parent may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares in each case as and to the extent covered by the Offeror's Notice to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. These requirements shall not apply to any disposition of Common Stock by a Person to whom Parent has sold shares of Common Stock issued upon exercise of the Option in compliance with the terms hereof.

     (d) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

     9. Registration Rights; Approval. (a) For three years after a Purchase Event, Company shall, if requested by any holder or beneficial owner (each a "Holder") of more than 2,000,000 shares (subject to adjustment in the event of any stock dividend, stock split, split-up, reclassification, recapitalization or the like) of Common Stock issued pursuant to this Option Agreement, file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Common Stock then outstanding). Each such Holder shall provide all information reasonably requested by Company for inclusion in any registration statement to be filed hereunder. Company shall use its reasonable commercial efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this
Section 9 shall be at Company's expense except for underwriting commissions and the fees and disbursements of such Holder's counsel attributable to the registration of such Common Stock. In no event shall Company be required to effect more than one registration hereunder. The filing of the registration statement hereunder may be delayed once for up to 120 days if such filing would require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any proposed distribution by Company of Common Stock or if a special audit of Company would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, Company shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of the representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder entitled to such registration, Company agrees to send a copy thereof to any other person known to Company to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the person entitled to receive such copies entitled to such registration.

     (b) Subject to applicable law and the rules and regulations of the Nasdaq Stock Market, Company shall promptly file an applicable to list the shares subject to the Option on the Nasdaq Stock Market and will use its commercially reasonable efforts to obtain approval of such listing and to effect all necessary filings by Company under the HSR in connection with the transactions contemplated hereby. Each of the parties hereto will use its commercially reasonable efforts to obtain consents of all third parties and governmental authorities, if any, necessary for the consummation of the transactions contemplated.

     10. Severability. Any term, provision, covenant or restriction contained in this Option Agreement held by a court of competent jurisdiction to be invalid, void or unenforceable shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such court determines that applicable law will not permit Parent or any other person to acquire, or Company to repurchase or purchase, the full number of shares of Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Parent or such other person to acquire, or Company to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

     11. Profit Limitation. (a) Notwithstanding any other provision of this Option Agreement or the Merger Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $25,000,000 and, if it otherwise would exceed such amount, Parent shall repay such excess amount to Company in cash (or the purchase price for purposes of Section 7 or 8, as applicable, shall be reduced) so that Parent's Total Profit shall not exceed $25,000,000 after taking into account the foregoing actions.

     Notwithstanding any other provision of this Option Agreement, the Option may not be exercised for a number of Option Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $10,000,000 and, if exercise of the Option otherwise would exceed such amount, Parent, at its discretion, may increase the Purchase Price for that number of Option Shares set forth in the notice delivered on such Notice Date so that the Notional Total Profit shall not exceed $10,000,000; provided, however, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 2 hereof.

     As used herein, the term "Total Profit" means the aggregate amount (before taxes) of the following: (i) the amount of cash received by Parent pursuant to
Section 8.2(b) of the Merger Agreement; less any repayment of such cash to Company, (ii) the amount received by Parent pursuant to Company's repurchase of the Option or Option Shares pursuant to Section 7 or 8 hereof, less Parent's purchase price therefor, and (iii) the net cash amounts received by Parent pursuant to the sale of Option Shares (or any other securities into or for which such Option Shares are converted or exchanged) to any unaffiliated party, less Parent's purchase price therefor.

     As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Parent may propose to exercise the Option shall be the Total Profit determined as of the Notice Date assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all Option Shares acquired upon exercise of the Option and held by Parent and its affiliates as of such date, were sold for cash at the closing market price for the

Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     12. Miscellaneous. (a) Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

     (b) Entire Agreement. Except as otherwise expressly provided herein or therein, this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements and understandings with respect hereto, written or oral.

     (c) Successors; No Third Party Beneficiaries. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and any Holder, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     (d) Assignment. Other than as provided in Sections 8 and 9 hereof, neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party. Any purported assignment in violation hereof shall be null and void.

     (e) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 9.6 of the Merger Agreement (which is incorporated herein by reference).

     (f) Counterparts. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

     (g) Specific Performance. The parties hereto agree that if for any reason Parent or Company shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

     (h) Governing Law. THIS OPTION AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT MATTERS RELATING TO THE INTERNAL CORPORATE LAW OF THE COMPANY SHALL BE GOVERNED BY THE FBCA. Except as permitted by Section 12(g), the parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of interpretation and enforcement of the provisions of this Option Agreement and of the documents referred to in this Option Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding of the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.


     (i) Waiver of Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OPTION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS OPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND
(iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS OPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(i).


     (j) Waiver and Amendment. Any provision of this Option Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (k) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                                            KIMBERLY-CLARK CORPORATION

                                            By:   /s/ ROBERT E. ABERNATHY
                                              ----------------------------------
                                                Name: Robert E. Abernathy
                                                Title:  Group President,
                                                        Global Health
                                                        Care/Nonwovens

                                            SAFESKIN CORPORATION

                                            By:   /s/ RICHARD JAFFE
                                              ----------------------------------
                                                Name: Richard Jaffe
                                                Title:  Chairman

                                                                         ANNEX C

                  AGREEMENT TO BE EXECUTED BY EACH STOCKHOLDER
                      LISTED ON SCHEDULE A ATTACHED HERETO

                             STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT (the "Agreement") dated as of November 17, 1999, is entered into by the undersigned stockholder (the "Stockholder") of Safeskin Corporation, a Florida corporation (the "Company"), for the benefit of Kimberly-Clark Corporation, a Delaware corporation ("Parent").

     WHEREAS, Parent, the Company and Brooks Acquisition Corp., a wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Sub with and into the Company (the "Merger");

     WHEREAS, the Stockholder has sole voting and dispositive power and/or full voting power as to the aggregate number of shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite his name on Schedule A attached hereto; such shares of Company Common Stock, as such shares may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, being referred to herein as the "Subject Shares;" and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement.

     NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

     1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to parent as follows:

     (a) Authority. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to the general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets.

     (b) The Subject Shares. The Stockholder represents to the Parent that (i) he beneficially owns and has sole voting and dispositive power over the number of shares of Company Common Stock set forth opposite his name on Schedule A hereto, (ii) his beneficial ownership of such shares is free and clear of all liens, charges and encumbrances, agreements and commitments of every kind, (iii) as of the date of the Merger he will have no plan or intention to sell or otherwise transfer any shares of Parent Common Stock to be received by the Stockholder pursuant to the Merger to Parent (or any person that is or may become related to Parent within the meaning of Treas. Reg. sec. 1.368(e)(3)), and (iv) the Stockholder has not sold or otherwise transferred to the Company (or any person related to the Company within the meaning of Temp. Treas. Reg. sec. 1.368-1T(e)(2)(ii)), any shares of Company Common Stock, as part of any overall plan that includes the Merger. The representations and warranties of the Stockholder set forth in this Agreement shall not survive termination of this Agreement.

     2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by

Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     3. Covenants of the Stockholder.

     (a) At any meeting of stockholders of the Company called to vote upon the Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, that such person has the right to vote, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

     (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote or consent of the Subject Shares is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, that such person has the right to vote, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, sale of stock, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its subsidiaries or any other Takeover Proposal (as defined in the Merger Agreement); (ii) any amendment of the Company's Articles of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or which is reasonable likely to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled; (iii) any change in the Company's Board of Directors; or (iv) any change in the present capitalization of the Company.

     (c) Other than in the context of a business combination in which the Subject Shares are converted or exchanged without the Stockholder's voluntary action by operation of law, the Stockholder agrees not to sell, transfer, pledge, assign or otherwise dispose of (collectively "Transfer"), or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares or any other voting securities of the Company, whether issued heretofore or hereafter, that such person has the right to vote to any person; provided, that the Stockholder may Transfer Subject Shares by gift to charitable organizations or by gift to members of the "immediate family" (as defined in Rule 16a-1(e) of the Exchange
Act) of the Stockholder but only if such charitable organization or member agrees in writing to be bound by the terms of this Agreement. The Stockholder agrees and consents to the entry of stop transfer instructions with the Company against the transfer of any Subject Shares in violation of this Section 3(c).

     (d) The Stockholder agrees not to enter into any voting arrangement with respect to the Subject Shares (other than this Agreement), whether by proxy, voting arrangement, voting agreement or otherwise.

     (e) The Stockholder shall not, and shall use his best efforts to cause any investment banker, attorney or other adviser or representative of the Stockholder not to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal; or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal.

     4. Affiliates Letter. The Stockholder agrees to execute and deliver on a timely basis a letter agreement in the form of Exhibit E to the Merger Agreement, when and if requested by Parent prior to the effectiveness of the Merger.

     5. Further Assurance. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent may request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Stockholder, his personal or legal representatives, executors, administrators, heirs, distributors, devises and legatees and by the Parent, its successors and assigns.

     7. Termination. This Agreement shall terminate upon the earliest of (i) the close of business on May 31, 2000; (ii) the Effective Time (as defined in the Merger Agreement); (iii) the termination of the Merger Agreement in accordance with its terms; provided, that (x) if the Merger Agreement is terminated pursuant to Sections 8.1(f) or (g) of the Merger Agreement or (y) if any Takeover Proposal by any Person (other than Parent or an Affiliate of Parent), this Agreement shall survive for 90 days following the termination of the Merger Agreement. The termination of this Agreement or any provision hereof shall not relieve either party hereto from any liability for any breach of this Agreement or such provision prior to such termination.

     8. General Provisions.

     (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     (b) Notice. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile.

        (i) if to Parent, to:

          Kimberly-Clark Corporation
          351 Phelps Drive
          Irving, Texas 75038
          Facsimile: (972) 281-1212
          Attention: Sr. Vice President and General Counsel

           with a copy to:

          Sidley & Austin
          Bank One Plaza
          10 South Dearborn Street
          Chicago, IL 60603
          Facsimile: (312) 853-7036
          Attention: Dennis V. Osimitz, Esq.

        (ii) if to the Stockholder, to the address listed in Schedule A attached hereto with a copy to:

          Morgan, Lewis & Bockius LLP
          101 Park Avenue
          New York, New York 10178
          Facsimile: (212) 309-7044
          Attention: Howard L. Shecter
or such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

     (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred in herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within the State of Delaware.

     9. Stockholder Capacity. The Stockholder signs solely in his capacity as the record holder and/or beneficial owner of the Subject Shares and nothing herein shall limit, impose any obligation on, or affect any actions taken by the Stockholder in his capacity as an officer or director of the Company.

     10. Enforcement. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its respective officers thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.

                                            KIMBERLY-CLARK CORPORATION

                                            By:
                                              ----------------------------------
                                                Name:
                                                Title:

                                            By:
                                              ----------------------------------
                                                [STOCKHOLDER]

                                   SCHEDULE A

NAME OF STOCKHOLDER   NUMBER OF SUBJECT SHARES   ADDRESS OF STOCKHOLDER
-------------------   ------------------------   ----------------------
Richard Jaffe         Shares: 2,642,600         8646 Rouette Monte Carlo
                      Options: 2,601,000        La Jolla, CA 92037

Irving Jaffe          Shares: 2,749,928         20290 Fairway Oaks Drive
                      Options: 44,000           Apartment #284
                                                Boca Raton, FL 33434

Neil K. Braverman     Shares: 4,273,958         4156 Brynwood Drive
                      Options: 970,000          Naples, FL 34119

                                                                         ANNEX D

                                                               November 17, 1999

Board of Directors
Safeskin Corporation
12671 High Bluff Drive
San Diego, California 92130

Members of the Board:

     We understand that Safeskin Corporation ("Safeskin" or the "Company"), Kimberly-Clark Corporation ("Kimberly-Clark") and Brooks Acquisition Corp., a wholly owned subsidiary of Kimberly-Clark ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 17, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, Safeskin will become a wholly owned subsidiary of Kimberly-Clark and each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of Safeskin, other than shares held in treasury or held by Kimberly-Clark or any affiliate of Kimberly-Clark or Safeskin, will be converted into the right to receive 0.1956 shares of common stock, par value $1.25 per share (the "Kimberly-Clark Common Stock") of Kimberly-Clark (the "Exchange Ratio"), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of Common Stock.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company and Kimberly-Clark;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) reviewed certain financial projections prepared by the management of the Company;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger with senior executives of the Company;

          (v) discussed the past and current operations and financial condition and the prospects of Kimberly-Clark including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Kimberly-Clark;

          (vi) reviewed the reported prices and trading activity for the Common Stock and Kimberly-Clark Common Stock;

          (vii) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (viii) compared the financial performance of Kimberly-Clark and the prices and trading activity of the Kimberly-Clark Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (ix) reviewed the pro forma impact of the Merger on Kimberly-Clark's earnings per share;

          (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (xi) participated in discussions and negotiations among representatives of the Company, Kimberly-Clark, and certain other parties and their legal advisors;

          (xii) reviewed the draft Merger Agreement and certain related documents, including the draft Company Option Agreement and draft Stockholder Agreements; and

          (xiii) performed such other analyses and considered such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Kimberly-Clark. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Kimberly-Clark, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Kimberly-Clark and have received fees for the rendering of those services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Kimberly-Clark Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of Common Stock.

                                            Very truly yours,

                                            MORGAN STANLEY & CO.
                                            INCORPORATED

                                            By:  /s/ NICHOLAS DEJ. OSBORNE
                                              ----------------------------------
                                                    Nicholas deJ. Osborne
                                                          Principal

                              SAFESKIN CORPORATION



               SPECIAL MEETING OF SHAREHOLDERS - February 8, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The shareholder of Safeskin Corporation, a Florida corporation ("Safeskin"), whose name and signature appear on the reverse side of this card, having received the Notice of Special Meeting of Shareholders and the related proxy statement/prospectus for Safeskin's special meeting of shareholders to be held at Safeskin Corporation, 12671 High Bluff Drive, San Diego, California, on February 8, 2000, at 8:00 a.m., hereby appoints Richard Jaffe and Seth Goldman, or either of them, the proxies of the shareholder, each with full power of substitution, to vote at such meeting, and at any adjournments of such meeting, all shares of Safeskin common stock, par value $.01 per share, that the shareholder is entitled to vote, in the manner shown on the reverse side of this card.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS, AND THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER'S DIRECTIONS ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS GIVEN, THEN THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF, SUBJECT TO LIMITATIONS SET FORTH IN APPLICABLE REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

      ---------------------------------------------------------------------
      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
         ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE MEETING, PLEASE SO
               INDICATE IN THE SPACE PROVIDED ON THE REVERSE SIDE.
      ---------------------------------------------------------------------


--------------------------------------------------------------------------------

         Please mark your
     [X] votes as in this
         example.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.



                                                                                     FOR  AGAINST ABSTAIN
                                        1. Approval and adoption of the Agreement     [ ]    [ ]     [ ]
                                           and Plan of Merger, dated as of November
                                           17, 1999, among Safeskin Corporation,
                                           Kimberly-Clark Corporation and Brooks
                                           Acquisition Corp. and the transactions
                                           contemplated thereby.
                                        2. The undersigned authorizes the             [ ]    [ ]     [ ]
                                           aforementioned proxies to vote in their
                                           discretion on any other matters that may
                                           properly come before the special meeting
                                           or any adjournments thereof, subject to
                                           limitations set forth in applicable
                                           regulations under the Securities
                                           Exchange Act of 1934.

                                                       MARK HERE IF YOU PLAN TO       [ ]
                                                       ATTEND THE MEETING.
-------------------------------------
                                        THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE
                                        VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS
                                        PROXY WILL BE VOTED FOR PROPOSAL 1.

                                        THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND
                                        RETURN THIS CARD.

                                        The undersigned hereby revokes any proxy heretofore given to vote with respect to the Safeskin common stock and hereby
                                        ratifies and confirms all that the proxies, their
                                        substitutes or any of them may lawfully do by virtue hereof.

-------------------------------------


   SIGNATURE(S) ----------------------------------------------------------- DATE----------------

NOTE: PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON THIS CARD. WHEN SHARES ARE HELD JOINTLY, BOTH
      SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
      GIVE FULL TITLE AS SUCH. WHEN EXECUTED BY A CORPORATION OR PARTNERSHIP, PLEASE SIGN IN FULL
      CORPORATE OR PARTNERSHIP NAME BY A DULY AUTHORIZED OFFICER OR PARTNER, GIVING TITLE. PLEASE
      SIGN, DATE AND MAIL THIS PROXY PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.
      YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.
